Filed pursuant to Rule 424(b)(3)
Registration No. 333-256938

PROSPECTUS SUPPLEMENT NO. 11
(to Prospectus dated June 16, 2021)

Hydrofarm Holdings Group, Inc.
3,369,138 Shares of Common stock

This prospectus supplement supplements the prospectus dated June 16, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-256938). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2022 (the “Annual Report”). Accordingly, we have attached parts of the Annual Report to this prospectus supplement. You should read the entire Annual Report before buying shares of our common stock.

The Prospectus and this prospectus supplement relates to the offer and sale from time to time of up to 3,369,138 shares of our common stock by the selling stockholders listed on page 26 of the Prospectus. The number of shares offered for sale by the selling stockholders consists of up to 3,369,138 shares of our common stock currently issuable upon the exercise of warrants held by the selling stockholders, which were issued in connection with a private placement of units, each consisting of a share of common stock and a warrant to purchase an additional one-half (1/2) share of common stock, which concluded on October 30, 2018. The shares of our common stock offered hereby are issuable upon the exercise of warrants issued by us in a series of private placement transactions completed prior to the filing of the registration statement containing the Prospectus.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “HYFM.” On February 28, 2022, the closing price of our common stock was $20.25 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 21 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 1, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2021
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For transition period from         to
Commission File Number: 001-39773

Hydrofarm Holdings Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	81-4895761
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1510 Main Street
Shoemakersville, Pennsylvania 19526
(707) 765-9990
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HYFM	The Nasdaq Stock Market LLC
Securities registered pursuant to Section 12(g) of the Exchange Act: None
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☒ No ☐
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act. Yes ☐ No ☒
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☒
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act): Yes ☐ No ☒
The aggregate market value of the common stock held by non-affiliates of the registrant, based on the closing price of a share of common stock on June 30, 2021, as reported by The Nasdaq Global Select Market on such date was $2.4 billion. As of February 15, 2022, the registrant had 44,712,413 shares of common stock, $0.0001 par value per share, outstanding.

DOCUMENTS INCORPORATED BY REFERENCE
Portions of the registrant’s Proxy Statement for its 2022 Annual Meeting of Stockholders are incorporated by reference into Part III of this Annual Report on Form 10-K to the extent stated herein. Such Proxy Statement will be filed with the Securities and Exchange Commission within 120 days of the registrant’s fiscal year ended December 31, 2021.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Annual Report on Form 10-K other than statements of historical fact, including statements concerning our business strategy and plans, future operating results and financial position, as well as our objectives and expectations for our future operations, are forward-looking statements.

In some cases, you can identify forward-looking statements by such terminology as “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expressions that convey uncertainty of future events or outcomes, although not all forward-looking statements contain these words. Forward-looking statements include, but are not limited to, statements about:
•general economic and financial conditions, specifically in the United States and Canada;
•the adverse effects of public health epidemics, including the ongoing COVID-19 outbreak, on our business, results of operations and financial condition;
•interruptions in the supply chain;
•federal and state legislation and regulations pertaining to the use and cultivation of cannabis in the United States and Canada;
•public perceptions and acceptance of cannabis use;
•fluctuations in the price of various crops and other factors affecting growers;
•the results of our recent acquisitions and strategic alliances;
•our ability to execute our e-commerce business;
•the costs of being a public company;
•our ability to keep pace with technological advances;
•our ability to successfully identify appropriate acquisition targets, successfully acquire identified targets or successfully integrate the business of acquired companies;
•the success of our marketing activities;
•a disruption of breach of our information technology systems;
•our current level of indebtedness;
•our dependence on third parties;
•any change to our reputation or to the reputation of our products;
•the performance of third parties on which we depend;
•the fluctuation in the prices of the products we distribute;
•competitive industry pressures;
•the consolidation of our industry;
• compliance with environmental, health and safety laws;
•our ability to protect and defend against litigation, including claims related to intellectual property and proprietary rights;
•product shortages and relationships with key suppliers;
•the conditions impacting our customers, including related crop prices and other factors impacting growers;
•our ability to attract key employees;
•the volatility of the price of our common stock;
•the marketability of our common stock; and
•other risks and uncertainties, including those listed in “Risk Factors.”

We have based these forward-looking statements largely on our current expectations and described future events and trends that we believe may affect our business, financial condition, results of operations, prospects, and financial needs. These forward-looking statements speak only as of the date of this Annual Report on Form 10-K and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this Annual Report on Form 10-K. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. We disclaim any intention or obligation to publicly update or revise any forward-looking statements for any reason or to conform such statements to actual results or revised expectations, except as required by law.
“Hydrofarm” and other trade names and trademarks of ours appearing in this Annual Report on Form 10-K are our property. This Annual Report on Form 10-K contains trade names and trademarks of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trade names or trademarks to imply an endorsement or sponsorship of us by such companies, or any relationship with any of these companies.
Unless the context otherwise indicates, references in this Annual Report on Form 10-K to the terms “Hydrofarm”, “the Company,” “we,” “our” and “us” refer to Hydrofarm Holdings Group, Inc. and its subsidiaries.

PART I

Item 1.    BUSINESS
Introduction
We are a leading independent manufacturer and distributor of controlled environment agriculture (“CEA”, principally hydroponics) equipment and supplies, including a broad portfolio of our own innovative and proprietary branded products. We primarily serve the U.S. and Canadian markets, and believe we are one of the leading competitors by market share in these markets in an otherwise highly fragmented industry. For over 40 years, we have helped growers make growing easier and more productive. Our mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects. For the 2021 fiscal year, we had net sales of $479.4 million. From 2005 through 2021, we generated a net sales compound annual growth rate (“CAGR”) of approximately 19%.
Hydroponics is the farming of plants using soilless growing media and often artificial lighting in a controlled indoor or greenhouse environment. Hydroponics is the primary category of CEA and we use the terms CEA and hydroponics interchangeably. Our products are used to grow, farm and cultivate cannabis, flowers, fruits, plants, vegetables, grains and herbs in controlled environment settings that allow end users to control key farming variables including temperature, humidity, CO2, light intensity spectrum, nutrient concentration and pH. Through CEA, growers are able to be more efficient with physical space, water and resources, while enjoying year-round and more rapid grow cycles as well as more predictable and abundant grow yields, when compared to other traditional growing methods.
We reach commercial farmers and consumers through a broad and diversified network of over 2,000 wholesale customer accounts, who we connect with primarily through our proprietary e-commerce marketplace. A substantial majority of our net sales are to specialty hydroponic retailers, through which growers are able to enjoy specialized merchandise assortments and knowledgeable staff. We also distribute our products across the United States and Canada to a diversified range of retailers of commercial and home gardening equipment and supplies that include garden centers, hardware stores, e-commerce retailers, commercial greenhouse builders, and commercial resellers.
Business Developments
During the year ended December 31, 2021, we completed five acquisitions of branded manufacturers of CEA products, resulting in a significant expansion of our portfolio of proprietary branded products and our specialized manufacturing capabilities, including:
•Heavy 16, a manufacturer of plant nutrients and additives, in May 2021;
•House & Garden, a manufacturer of plant nutrients and additives, in June 2021;
•Aurora Innovations, a manufacturer of soil, grow media, plant nutrients and additives, in July 2021;
•Greenstar Plant Products, a manufacturer of plant nutrients and additives, in August 2021; and
•Innovative Growers Equipment, a manufacturer of horticultural benches, racks and grow lights, in November 2021.
We have included additional information about these and other developments in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and in the notes to our consolidated financial statements included elsewhere in this Annual Report on Form 10-K for additional information.
How We Serve Our Customers
Our customer value proposition is centered on two pillars. First, we strive to offer the best selection by being a branded provider of all CEA needs. Second, we seek to be the gold standard in distribution and service, leveraging our infrastructure and reach to provide customers with just-in-time (“JIT”) delivery capabilities and exceptional service across the United States and Canada.

Complete Range of Innovative CEA Products
We offer thousands of innovative, branded CEA products spanning lighting solutions, growing media (i.e., premium soils and soil alternatives), nutrients, equipment and supplies sold under leading proprietary, exclusive/preferred brands or non-exclusive/distributed brands. Some of our most well-known proprietary brands include Phantom, PhotoBio, Active Aqua, Active Air, HEAVY 16, House & Garden, Mad Farmer, Roots Organics, Soul, Procision, Grotek, Gaia Green, and Innovative Growers Equipment. We estimate that in excess of two-thirds of our net sales relate to recurring consumable products, including growing media, nutrients and supplies that require regular replenishment. The remaining portion of our sales relate to durable products such as hydroponic lighting and equipment. The majority of products we offer are produced by us or are supplied to us under exclusive/preferred brand relationships providing for attractive margins and a significant competitive advantage as we offer retailers and resellers a breadth of products that cannot be purchased elsewhere.
The following graphic illustrates a representative set of our market-leading products across key CEA product categories:

LIGHTING

Phantom DE Open Lighting System

AgroBrite T5

Phantom II Digital Ballast

Phantom Enclosed Reflector

PHOTOBIO MX

PHOTOBIO TX LED

EQUIPMENT

Autopilot PX2 Lighting Controller

Active Aqua Rolling Bench

Active Aqua Flood Table

Autopilot Analog Grounded Timer

Active Aqua Chiller

Active Air Duct Fan

GROW MEDIA

GROW!T Commercial Blocks

FoxFarm Potting Soil

Grodan Pro Delta Blocks

GROW!T Clay Pebbles

Roots Organics Potting Soil

Roots Organics Coco Blocks

NUTRIENTS

HEAVY 16 Fire

Mad Farmer Mother Of All Bloom

House & Garden Roots Excelurator

Grotek Monster Grow Pro

Roots Organics Nutrients

Soul LBS

SUPPLIES

Trim Fast Premium Ergonomic Pruner

Raindrip Pressure Drippers

Jump Start Seedling Heat Mat

Trellis Netting Mesh

Dirt Pot Flexible Portable Planter

Xtrasun Conversion Lamp

Infrastructure and Reach for Fast Delivery, High In-Stock Availability and Exceptional Service
Our infrastructure and reach enable us to provide delivery and service capabilities to a highly diverse group of customers across the United States and Canada. We believe that our six U.S.-based distribution centers can reach approximately 90% of the U.S. population within 24 to 48 hours and that our two Canadian distribution centers can provide timely coverage to the full Canadian market.
In the United States, we currently operate distribution centers in Fairfield, California; Fontana, California; Gresham, Oregon; Denver, Colorado; Fairless Hills, Pennsylvania; and New Hudson, Michigan. In Canada, we currently have distribution centers in Langley, British Columbia and Cambridge, Ontario. Outside of North America, we operate a distribution center in Zaragoza, Spain, and we have an office for product quality assurance and supply chain management in Shenzhen, China. We partner with a network of third-party logistics companies that facilitate expeditious delivery to our customers across the globe. The majority of customer orders are received through our business-to-business e-commerce platform. Through our differentiated Distributor Managed Inventory (“DMI”) Program, we partner with our network of retailers and resellers to create customized, JIT supply chain solutions for large commercial end users.

In connection with our recent acquisitions, we have acquired manufacturing facilities in the United States in Paramount, California; Arcata, California; Eugene, Oregon; Goshen, New York; and Sycamore, Illinois. In Canada, our manufacturing facilities are in Langley, British Columbia and Edmonton, Alberta.
Since 2005, we have grown our net sales at an approximate 19% CAGR*. This historical growth is largely due to the growth in CEA growing across several end-markets, including cannabis, and our ability to continuously develop, manufacture and distribute innovative branded products on timely basis.

* Approximately 17% organic net sales growth and 2% M&A growth

We believe our industry remains poised to grow. Expanding populations, limited natural resources and a focus on the environment and the security of our agricultural systems have illuminated the benefits of CEA compared to traditional outdoor agriculture. We believe the adoption of CEA will continue to accelerate, particularly in the commercial agriculture industry, where CEA can be deployed to achieve results that are simultaneously more efficient for the planet and profitable for growers. The global cannabis industry is a rapidly developing business opportunity for us, particularly as the legal market in the United States continues to expand.
Our Industry Is Large and Growing
The Expanding Controlled Environment Agriculture Market
Our principal industry opportunity is in the wholesale distribution of CEA equipment and supplies, which generally include grow light systems; advanced heating, ventilation, and air conditioning (“HVAC”) systems; humidity and carbon dioxide monitors and controllers; water pumps, heaters, chillers, and filters; nutrient and fertilizer delivery systems; and various growing media typically made from soil, rock wool or coconut fiber, among others. Today, we believe that a majority of our products are sold for use in CEA applications.
Pictured: PHOTOBIO LED Light, Active Aqua Grow Flow 5 gal system, Active Aqua Flexible Air Stone, oxyCLONE Series 20 Site Cloning System, Active Air CO2 System with Timer, Roots Organics Precision Perlite, Roots Organics Soilless Hydroponic Coco Mix.
CEA is an increasingly significant and fast-growing component of the expansive global commercial agriculture and consumer gardening sectors. According to the U.S. Department of Agriculture and National Gardening Survey, the agriculture, food, and related industries sector produced more than $1 trillion worth of goods in the United States alone in 2017, and U.S. households spent a record of approximately $48 billion at retail stores on gardening and growing supplies and equipment.
According to industry publications, the global CEA industry totaled approximately $75 billion in 2020, and is expected to grow at a CAGR of 19% from 2020 to 20251. The rapid growth of CEA crop output will subsequently drive growth in the wholesale CEA equipment and supplies industry. According to industry publications, the global wholesale CEA equipment and supplies industry totaled approximately $9.5 billion in 2020 and is expected to grow at a CAGR of 11% from 2020 to 20262.

1 KD Market Insights Controlled Environment Agriculture Market, February 2021
2 Markets and MarketsTM Hydroponics Market Global Forecast, January 2021

Today, we believe that a majority of the CEA equipment and supplies we sell to our customers is ultimately purchased by participants in the cannabis industry, though we do not sell to cannabis growers or to retailers that sell only to the cannabis industry in the United States. The North American cannabis industry is massive and growing, driven largely by state-level legalization efforts in the United States and federal-level legalization in Canada. Although there has been what management believes is a short-term agricultural oversupply that has recently put downward pressure on cannabis growing activity, management believes that the state-level legalization efforts in the United States and increasing popular support (and related positive impacts, as further detailed below) will continue to increase the size of the cannabis market in North America for years to come.

According to industry publications3, the U.S. cannabis market is projected to reach approximately $47.5 billion by 2026, up from approximately $18.0 billion in 2020, representing an 18% CAGR. In Canada, the cannabis market is projected to reach approximately $6.7 billion by 2024, up from approximately $2.6 billion in 2020, representing a 17% CAGR.
This significant growth in the U.S. cannabis market is expected due to (i) state initiatives for new adult-use and/or medical-use programs in additional U.S. states, (ii) expanded access for patients or consumers in existing state medical or adult-use cannabis programs, and (iii) increased consumption driven by greater product diversity and choice, reduced stigma, and real and perceived health benefits in states with existing adult-use or medical-use programs.
•State initiatives for new adult-use or medical-use programs. We believe support for cannabis legalization in the United States is gaining momentum. According to a November 2019 poll by Pew Research Center, public support for the legalization of cannabis in the United States increased from approximately 41% in 2010 to approximately 67% in 2019. According to a 2019 poll by Quinnipiac University, 93% of Americans support patient access to medical-use cannabis if recommended by a doctor. Furthermore, due to the recent socio-economic changes across the United States since early 2020, many state government budgets are increasingly under pressure to identify additional revenue sources, such as the potential revenue streams from the taxation and job creation that state legalized adult-use cannabis may offer. Accordingly, a number of states are at various stages of considering implementing laws permitting cannabis use or further liberalizing their existing laws permitting such use. Our sales per capita in U.S. states with legalized adult-use programs are on average several multiples higher than our sales per capita in states without adult-use
3 BDSA, September 2021

programs. We believe this fact points to the significant opportunity available to us if or when additional U.S. states legalize adult-use programs.
•Expanded access for patients and consumers in existing state medical and adult-use programs. The cannabis business in states with existing cannabis laws is in nascent stages in many cases and will continue to grow, creating jobs and opportunities for workers and entrepreneurs. Cultivators, manufacturers, dispensaries, delivery providers, labs and other cannabis-related businesses will continue to grow in these regions. As these businesses proliferate, consumers will benefit from easier access to cannabis products.
•Greater product diversity and choice, reduced stigma and real and perceived health benefits in states with existing adult-use or medical-use programs. Several key developments have contributed to an increase in cannabis product availability and breadth, including the proliferation of cannabidiol (CBD) and other cannabis-infused products, including edibles, oils, tinctures, and topical treatments. We believe that the historical stigmatization of cannabis use has diminished significantly, driven by a more supportive legislative environment, a rise in progressive sociopolitical views and greater consumer awareness of the potential health benefits of cannabis consumption. According to industry publications, real and perceived health benefits extend into areas including cancer treatment, pain management, the treatment of neurological and mental conditions, and sleep management. According to industry publications, the use of cannabis in the United States by adults aged 65+ has increased sharply in recent years from 0.4% in 2006 and 2.9% in 2015 to 4.2% in 2018 (JAMA Internal Medicine).
Acceleration of CEA Adoption
Both the commercial agriculture and cannabis industries are increasingly adopting more advanced agricultural technologies in order to enhance the productivity and efficiency of operations. The benefits of CEA include:
•Greater product safety, quality and consistency;
•More reliable, climate-agnostic year-round crop supply from multiple, faster harvests per year as opposed to a single, large harvest with outdoor cultivation;
•Lower risk of crop loss from pests (and subsequently lower need for pesticides) and plant disease;
•Lower required water and pesticide use compared to conventional farming, offering incremental benefits in the form of reduced chemical runoff and lower labor requirements; and
•Potentially lower operating expenses from resource-saving technologies such as high-efficiency LED lights, precision nutrient and water systems and automation.
CEA implementation continues to increase globally, driven by the factors listed above as well as growth in fruit and vegetable farming, consumer gardening and the continued adoption of vertical farming. Vertical farming, a subsector of CEA, has gained popularity mainly due to its unique advantage of maximizing yield by growing crops in layers. Industry publications project that the global vertical farming market will reach approximately $6 billion in 2023, up from $3 billion in 2019 and representing a 24% CAGR from 2019 to 2023.
While a small portion of cannabis cultivation may be grown in non-CEA settings, given the multitude of benefits of CEA cultivation, we believe CEA will continue to be the primary method of growing cannabis, driving demand for our products. The movement towards the legalization of cannabis in the United States and its legalization in Canada also comes with a corresponding increase in regulatory oversight and statutory requirements for growers and their products. These regulations enhance product safety and transparency to consumers but usually necessitate the use of CEA in cannabis cultivation in order to meet mandated tetrahydrocannabinol (THC) content or impurity tolerances.

Increased Consumer Home Growing
We perceive consumer gardening to be a significant driver of future CEA growth. According to the National Gardening Survey, in 2017, 77% of U.S. households participated in lawn and garden activities, spending on average a record of $503 per household. We expect this growth in consumer gardening and growing spending to continue, driven by both increased participation by millennials and strong continued participation by married households, adults over age 55, and adults without children. We believe that these demographic dynamics will result in an increase in the number of consumer gardening category participants, resulting in the purchase of more CEA products.
Increased Focus on Environmental, Social, and Governance (“ESG”) Issues

We are committed to ESG responsibilities as we expand our distribution and manufacturing capabilities. We believe the growth and change in our end-markets is in part driven by a variety of ESG trends aimed at preserving resources and enhancing the transparency and safety of our food supply chains. On January 11, 2022, we released our first ESG report to stakeholders, highlighting our continued environmental, health and safety focus and sustainable governance practices. Overall, we believe the CEA market delivers superior performance characteristics versus traditional agriculture .
COVID-19
The coronavirus (“COVID-19”) pandemic has caused significant shifts in consumer sentiment and behavior thereby altering the dynamics of the CEA industry. Vaccines for COVID-19 continue to be administered in the United States and other countries around the world, but the extent and rate of vaccine adoption, the long-term efficacy of these vaccines and other factors remain uncertain. Authorities throughout the world have implemented measures to contain or mitigate the spread of the virus, including physical distancing, travel bans and restrictions, closure of non-essential businesses, quarantines, work-from-home directives, mask requirements, shelter-in-place orders and vaccination programs. The impact of COVID-19 and its variants has been and remains unpredictable. Management believes that COVID-19 has driven a greater volume of sales by our customers in select time periods, thus creating demand for our CEA supplies and equipment. We believe that these changes, as outlined below, will benefit our industry in the long term:
•New entrants into the consumer gardening and growing market. We believe that a meaningful portion of consumer gardening and growing product spending during the COVID-19 outbreak has been driven by first-time users. We expect this to be a tailwind for the consumer gardening and growing market going forward as a portion of these consumers opt to work from home more.
•Increased focus on food security and sustainable sourcing. The COVID-19 pandemic has intensified consumer focus on food security and transparency of food production around the world. CEA offers a more sustainable and secure alternative to traditional outdoor agriculture, allowing food to be grown closer to where it is ultimately consumed, thereby reducing supply chain-related risks and food waste.
•Pressure on governments to identify additional revenue streams, such as tax revenue from state legalized cannabis industries. The COVID-19 pandemic has put a significant strain on government budgets, increasing pressure to find revenue from previously unexplored streams including state legalized medical or adult-use cannabis.
•Home-centric lifestyle increasing opportunities for cannabis use. The COVID-19 pandemic is expected to foster a long-term increase in at-home activity. This lifestyle shift may foster growth in the cannabis market by increasing potential occasions for cannabis use as cannabis is often consumed at home.
•Essential service designation. During lockdowns related to the COVID-19 pandemic, our manufacturing and distribution operations and a great majority of our key suppliers, retailers and resellers were designated as essential and have remained open. This sets a key precedent about the vital importance of our operations and end-markets. Although certain of our key suppliers experienced significant challenges in 2020 and 2021, we believe this precedent will benefit the CEA industry in the long-term.
Our Competitive Strengths
We attribute our success to the following competitive strengths.

Leading Market Positions in Attractive Growing Markets
We are a leading independent manufacturer and distributor of CEA equipment and supplies in the United States and Canada and one of the two major consolidators in the CEA industry. The broader market is comprised of a fragmented group of smaller competitors. We serve several attractive end-markets, including hemp and indirectly the cannabis industry. Favorable trends in CEA, including increased adoption of vertical farming methods to increase yields, are projected to drive a 24% CAGR for the vertical farming market through 2023 according to industry publications. Similarly, growers’ increasing preference to reduce water and energy usage, limit pesticide use and risk of environmental runoff, and reduce labor costs coupled with growing consumer demand for fruits and vegetables are expected to drive significant growth in CEA methods. Furthermore, CEA allows farms to be located closer to their consumers, greatly reducing the costs and waste (namely carbon dioxide and spoiled food) related to transportation resulting in an overall smaller carbon footprint. However, we will likely see the most significant growth in cannabis. Increased support for cannabis legalization at the federal level in the United States, an increase in U.S. states’ implementation of adult-use and medical cannabis programs and increasing popular support will drive future growth.
Experienced Management Team with Proven Track Record
Our management team possesses significant public market experience, a history of driving long-term organic growth and a track record of successful business consolidations. Bill Toler, Chairman and Chief Executive Officer, has over 35 years of executive leadership experience in supply chain and consumer packaged goods, most recently serving as President and Chief Executive Officer of Hostess Brands from April 2014 to March 2018. Under his leadership, Hostess Brands transitioned from a private to public company, regained a leading market position within the sweet baked goods category and returned to profitability. Bill also previously served as Chief Executive Officer of AdvancePierre Foods and President of Pinnacle Foods, in addition to holding executive roles at Campbell Soup Company, Nabisco and Procter & Gamble. Terence Fitch, President, possesses significant relevant business experience including more than 20 years of management experience with the Coca-Cola Company and Coke Enterprises, where he was responsible for manufacturing, supply chain, and sales and marketing for the multi-billion-dollar Refreshment Direct and Independent Bottlers business units. For the past six years, Terence has been working on building, managing and designing large CEA operations in Colorado and Arkansas. B. John Lindeman, Chief Financial Officer, brings us more than 25 years of finance and leadership experience. Most recently he served as Chief Financial Officer and Corporate Secretary at Calavo Growers, Inc., a fresh food company, where he was responsible for the finance, accounting, IT and human resource functions. Prior to joining Calavo, he held various leadership positions within the finance and investment banking industries at Janney Montgomery Scott, Stifel Nicolaus, Legg Mason and PricewaterhouseCoopers LLP.
Broad Portfolio with Innovative Proprietary Offerings and Recurring Consumables Sales
We have one of the largest equipment and consumable product offerings in the industry. From lighting solutions to nutrients to grow mediums, we offer nearly everything growers need to ensure their operations are maximizing efficiency, output and quality. We maintain an extensive portfolio of products which includes over 40 internally developed or acquired proprietary brands across thousands of stock keeping units ("SKUs") as well as over 35 exclusive/preferred brands. Approximately 72% of our sales relate to proprietary and exclusive/preferred brands. Our proprietary and exclusive/preferred brands include lighting, equipment, grow media, nutrients and supplements. Our proprietary products command a significant gross margin premium relative to general distributed brands. Our revenue mix continues to shift towards proprietary brands as we continue to innovate, improving overall margins. Further, our revenue stream is highly consistent as, in our estimation, we believe that approximately two-thirds of our net sales are generated from the sale of recurring consumable products including growing media, nutrients and supplies.
Specialized Manufacturing Capabilities
Following our 2021 acquisitions of five branded manufacturers, we now have specialized manufacturing capabilities as a core competitive strength. Our manufacturing capabilities across seven locations in North America include liquid nutrient blending and bottling, soil blending and bagging, dry fertilizer blending and bagging, worm casting production, perlite production, peat harvesting, metal fabrication, LED surface mounting and light fixture assembly.

Proprietary Sourcing and Supplier Relationships Create Barriers to Entry
Our scale presents a significant barrier to entry as we have developed exclusive distribution relationships, proprietary brands and a geographic footprint that enables us to efficiently service customers across North America. We maintain approximately one million square feet of distribution space across six distribution centers in the United States and two distribution centers in Canada. Following our 2021 acquisitions, we also maintain five manufacturing facilities in the United States and two manufacturing facilities in Canada. Furthermore, we have cultivated over the last 40 years long-term relationships with a network of approximately 400 suppliers, giving us access to a best-in-class products portfolio and allowing us to provide a full range of CEA solutions to our customers. We source individual components from our diverse supplier base to assemble our products, including utilizing a dedicated on-the-ground purchasing team in China to maintain and develop relationships with suppliers. To maintain competitive pricing, we implement cost sharing with certain of our suppliers. One supplier accounted for 10% of purchases in 2021, and another supplier accounted for 10% of purchases in 2019. No supplier accounted for more than 10% of purchases in 2020.
Unique Ability to Serve Our Strong Customer Base
We maintain long-standing relationships with a diversified range of leading hydroponic retailers, retailers of commercial and home gardening equipment and supplies that include garden centers, hardware stores, e-commerce retailers, commercial greenhouse builders, and commercial resellers. We serve over 2,000 business-to-business customers across multiple channels in North America, providing customers with the capability to purchase their entire product range from us. Our commercial sales and DMI programs further enhance our customer capabilities, offering consultation, technical expertise, facilitated order fulfillment and JIT delivery of consumables. Our unique distribution capabilities allow us to provide JIT delivery across North America, utilizing six strategically located distribution centers in the United States and our two distribution centers in Canada. We believe that our distribution footprint in the United States can reach approximately 90% of the population in 24 to 48 hours and our two distribution centers in British Columbia and Ontario can provide timely coverage to the full Canadian market. We maintain coverage of industry trends and consumer preferences via a robust, seasoned sales organization located regionally across North America complemented by teams made up of specialized product category experts. Given our ability to provide a comprehensive product offering and excellent customer service, we maintain over seven-year relationships with the majority of our largest customers.
Proven Mergers and Acquisitions (“M&A”) Track Record
Our management team has extensive experience with execution and integration of M&A opportunities. In November 2017, we acquired Eddi’s Wholesale Garden Supplies, Ltd. (“Eddi’s”) and the distribution division of Greenstar Plant Products, Inc. Since our initial public offering (“IPO”) in December 2020, we have consummated five acquisitions, including HEAVY 16, House & Garden, Aurora, Greenstar, and Innovative Growers Equipment (as described and each defined below). Our understanding of commercial growers’ needs coupled with our experienced M&A team has enabled us to build a robust pipeline of potential acquisition targets and to convince targets that we should be their partner of choice. We view M&A as a significant driver of potential growth as the hydroponics industry is fragmented and primed for consolidation.
Our Growth and Productivity Strategies
We are well positioned to capitalize on the growth of our underlying markets through the following strategies.
Capitalizing on Rapidly Growing Markets
Our customers benefit from macroeconomic factors driving the growth of CEA, including expanded adoption of CEA and vertical farming by commercial growers and consumers, as well as the growth in cannabis, hemp and other end-markets. As the world population grows and urbanizes, vertical farming is increasingly being used to meet the demand for food crops. Industry publications estimate that the global vertical farming market will expand at a 24% CAGR from 2019 to 2023. In addition, the U.S. and Canadian cannabis markets had an estimated value of approximately $14 billion in 2019, and are projected to grow to $37 billion by 2024. The hemp market has benefited from consumer adoption of hemp-derived CBD products. According to industry publications, the U.S. hemp-derived CBD market is expected to grow from $1.2 billion in 2019 to $6.9 billion in 2025, representing a six-year CAGR of 33.8%. We expect to capitalize on favorable cannabis and hemp growth trends by continuing to expand our operations globally.

Expanding our Proprietary Product Offering
We are expanding the breadth of our product assortment through continued development of our own proprietary brands and acquisitions. Our proprietary brands command a meaningful gross margin premium to our distributed products. Our core competency in new product innovation is in lighting, consumable and equipment categories, and we are enhancing research and development in our other product categories to expand our brand portfolio’s value and further enhance our margins. We have launched several new product lines over the last two years, including PhotoBio LED lighting equipment and Phantom Core HID lighting equipment. Through recent acquisitions, we have expanded our proprietary brands to include HEAVY 16, House & Garden, Mad Farmer, Roots Organics, Soul, Procision, Grotek, Gaia Green, and Innovative Growers Equipment.
Adding Strategic Distribution Relationships and Exclusive/Preferred Brands
We can increase revenue with significant cross-selling activity to our current installed customer base by offering a more comprehensive assortment of products required by commercial growers to engage in cultivation. We have identified, and in some cases acquired, key suppliers with product solutions that are well established in the grower community for exclusive/preferred brand relationships that continue to drive sales and margin improvement. We believe we are a highly attractive distribution partner due to our scale and independence in growing media and nutrient categories.
Enabling Wholesaler Network to Effectively Serve Commercial Growers
Working with our wholesale network, we are leveraging our sophisticated technical sales team to provide our wholesale network the ability to address the needs, demanding requirements and higher volume of their larger-scale commercial customers. Establishing these relationships with our channel provides us with insight and access to growers’ evolving demands, leading to both increased equipment sales and recurring sales of consumables through our wholesale network. Our commercial grower outreach program, our analytically driven supply chain function and DMI capabilities enable our wholesaler network to anticipate customer demand for products and ensure their availability. The goal of these efforts is to maintain long-term relationships with our wholesalers by helping them be successful in providing cultivation square footage savings and access to JIT inventory to their customer base. We believe this can result in profitability for our wholesalers’ customers on consumables and equipment. We also believe that increasing the value to our wholesale network will allow us to grow within key accounts and expand sales of our products and services to new accounts.
Productivity Initiatives to Mitigate Costs and Enhance Margins
We have developed and begun to implement specific productivity initiatives across our business as an additional means of funding growth. We have increased the percentage of proprietary and exclusive/preferred brands and products manufactured internally in our product portfolio. Our innovative proprietary and exclusive/preferred brands offer us a significant margin benefit compared to distributed brands.
Acquiring Value-Enhancing Businesses
The hydroponics industry is highly fragmented, which we believe presents a significant opportunity for growth through M&A. Management is continually evaluating M&A targets and we believe, in this fragmented market, there will be continued opportunities for M&A. M&A provides us an opportunity to significantly increase distribution with independent brands and to add new products based on identified needs of commercial growers. We utilize clear investment criteria to make disciplined M&A decisions with the goal of accelerating sales and EBITDA growth, increasing competitive strength and market share and expanding our proprietary brand portfolio.
We regularly pursue opportunities to grow our business through acquisitions of strategically complementary businesses and typically have a pipeline of numerous acquisition opportunities at differing stages of evaluation. We aim primarily to acquire companies that have a competitive market position with the potential to increase market share, a strong brand, high recurring revenue and strong margin potential. In the ordinary course of our business, we seek acquisition targets that can accelerate our growth and generate significant cash flows over time. As more fully described in “Recent Acquisitions”, we consummated five acquisitions in fiscal 2021.
In light of current market conditions and our efforts to fully integrate the acquisitions made in 2021, we anticipate that our acquisition activities will proceed at a slower pace, particularly during the first half of 2022. Nonetheless, we expect to continue to evaluate opportunities and maintain a pipeline of potential targets. We are not party to any definitive agreements in respect of such acquisition targets as of the date of this Annual Report on Form 10-K and the timing and our desire to consummate any such acquisition depends, among other things, on the results of our continuing due diligence, which may include, in each case, a quality of earnings report from a third party provider and, in each case, audited financial statements, which we are requiring even though we do not expect the acquisitions to be “significant” and to require us to include such audits in our public filings under the SEC’s Regulation S-X. Even if our due diligence efforts lead us to desire to consummate acquisitions, there is no assurance that we will consummate the acquisition of any of the targets in our pipeline. In addition to the continuing diligence efforts outlined above, we will still need to enter into definitive agreements with the targets in a dynamic market which may impact corresponding valuation metrics and multiples and, even if an agreement is entered into, both parties would need to satisfy any applicable closing conditions. There are a number of other factors that could impact our ability to successfully complete these acquisitions, including competition for targets, sometimes from competitors with greater available resources for acquisitions.
It should be noted that acquisitions involve a number of risks and may not achieve our expectations; and, therefore, we could be adversely affected by any such acquisition. There are a number of risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities, and potential profitability of acquisition candidates, as well as the challenges of integrating acquired companies and achieving potential synergies once an acquisition is consummated, that may cause an acquisition to fail.

Recent Acquisitions
Innovative Growers Equipment, Inc. Acquisition
On November 1, 2021, we completed the acquisition of 100% of the issued and outstanding shares of Innovative Growers Equipment, Inc., an Illinois corporation (“IGE”), Innovative AG Installation, Inc., an Illinois corporation (“IAG”), Innovative Racking Systems, Inc., an Illinois corporation (“IRS”), and Innovative Shipping Solutions, Inc., an Illinois corporation (“ISS” and, together with IGE, IAG, IRS, and their respective subsidiaries, the “IGE Entities”), a manufacturer of horticulture benches, racking and LED lighting systems which complement our existing lineup of high performance, proprietary branded products. See Note 3 - Business Combinations under Innovative Growers Equipment, Inc. Acquisition, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
Greenstar/Grotek Acquisition
On August 3, 2021, we completed the acquisition of 100% of the issued and outstanding shares of Greenstar Plant Products Inc., a Canadian company (“Greenstar”). Greenstar produces premium horticultural products and solutions for global, domestic and commercial use since 1998. Greenstar’s owned brands include Grotek, Gaia Green, Supergreen and EarthSafe has been producing since 1998 and is sold internationally. Greenstar's brands are utilized by home gardeners and commercial operators including growers, landscapers, greenhouses, nurseries, and organic farms.
Greenstar manufactures plant products for both the retail and commercial markets and its vision is to cultivate mutually beneficial long-term relationships built on trust, quality horticultural products, and world-class service. See Note 3 - Business Combinations under Greenstar/Grotek Acquisition, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
Aurora Acquisition
On July 1, 2021, we completed the acquisition of 100% of the issued and outstanding membership interests of Gotham Properties LLC, an Oregon limited liability company (“Gotham Properties”), Aurora Innovations LLC., an Oregon limited liability company (“Aurora Innovations”), Aurora International LLC, an Oregon limited liability company (“Aurora International” and, together with Gotham Properties and Aurora Innovations, “Aurora”). See Note 3, Business Combinations under Aurora Acquisition, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
Founded in 2020, Aurora was a family-owned business with a strong vertically integrated manufacturing base with three locations across North America. The company is dedicated to ethical and sustainable practices and offers comprehensive plant fertility product lines free from harmful chemical residues and pesticides. Aurora adds to our growing proprietary brand nutrient and grow media line-ups, including its first organic nutrient and premium soil brands. We also gained new domestic manufacturing and distribution capabilities on the east and west coasts along with a peat moss harvesting operation in Canada.
H&G Acquisition
On June 1, 2021, we completed the acquisition of 100% of the issued and outstanding shares of capital stock of House & Garden, Inc., a Nevada corporation (“HG”), Humboldt Wholesale, Inc., a California corporation (“HW”), Allied Imports &

Logistics, Inc., a California corporation (“Allied”), South Coast Horticultural Supply, Inc., a California corporation (“SC” and, together with HG, HW and Allied, the “H&G Entities”). The H&G Entities operate a manufacturing facility in Northern California. See Note 3 - Business Combinations under House & Garden Acquisition, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
The H&G Entities produce and distribute premium grade plant nutrients and fertilizers across the globe. We believe the strategic combination of our leading distribution capabilities with the H&G Entities’ local and global network and nutrient manufacturing capabilities will enable their brand to grow more rapidly across the combined company’s customer base. Moreover, we believe that the acquisition of the H&G Entities further developed our strategy of acquiring branded manufacturers in key CEA product categories, such as plant nutrients.
HEAVY 16 Acquisition
On May 3, 2021, we completed the acquisition of 100% of the issued and outstanding membership interests of Field 16, LLC, a Delaware limited liability company (‘‘HEAVY 16’’). See Note 3 - Business Combinations under Heavy 16 Acquisition, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K
HEAVY 16 is a leading manufacturer and supplier of branded plant nutritional products, with nine core products that are currently sold across the United States. The HEAVY 16 products feature a full line of premium nutrients with the nine core products used in all stages of plant growth, helping to increase the yield and quality of crops. HEAVY 16 operates a manufacturing facility in Southern California.
Effects of COVID-19 on Our Business
The World Health Organization recognized COVID-19 as a public health emergency of international concern on January 30, 2020 and as a global pandemic on March 11, 2020. Vaccines for COVID-19 continue to be administered in the United States and other countries around the world, but the extent and rate of vaccine adoption, the long-term efficacy of these vaccines and other factors remain uncertain. Authorities throughout the world have implemented measures to contain or mitigate the spread of the virus, including physical distancing, travel bans and restrictions, closure of non-essential businesses, quarantines, work-from-home directives, mask requirements, shelter-in-place orders and vaccination programs. The global pandemic and actions taken to contain COVID-19 have adversely affected the global economy and financial markets.
In response to the COVID-19 pandemic, we implemented business continuity plans designed to address the impact of the COVID-19 pandemic on our business, such as restrictions on non-essential business travel, the institution of work-from-home practices and the implementation of strategies for workplace safety at our facilities. We have historically and may continue to source select products from China. It is difficult to predict the extent to which COVID-19, including the emergence and spread of more transmissible variants, may continue to spread. As of the date of this Annual Report on Form 10-K, manufacturers in China and in North America are generally back in operation; however, new waves of the COVID-19 pandemic could result in the re-closure of factories in China and/or in North America. Quarantine orders and travel restrictions within the United States and other countries may also adversely impact our supply chains, the manufacturing of our own products and our ability to obtain necessary materials. We are experiencing some extended lead times in our supply chain, as well as increased shipping costs and believe the COVID-19 pandemic is a contributing factor to those extended lead times and increased costs. Although we have not, to date, experienced any material interruptions in our ability to fill our customers' orders or manufacture our own products, we may in the future be unable to obtain adequate inventory to fill purchase orders or manufacture our own products, which could adversely affect our business, results of operations and financial condition. Furthermore, potential suppliers or sources of materials may pass the increase in sourcing costs due to the COVID-19 pandemic to us through price increases, thereby impacting our potential future profit margins. We continue to monitor the COVID-19 pandemic and will adjust our mitigation strategies as necessary to address changing health, operational or financial risks that may arise.
Our customers reside in countries, primarily the United States and Canada, that are currently affected by the COVID-19 pandemic. Many of these customers have experienced shelter-in-place measures in attempts to contain the spread of COVID-19, including general lockdowns, closure of schools and non-essential businesses, bans on gatherings and travel restrictions.

Our business has remained resilient during the COVID-19 pandemic. As of December 31, 2021, our manufacturing and distribution operations are viewed as essential services and continue to operate. Our key suppliers, retailers and resellers have been designated as essential services and remain open at this time; however, in certain places they are operating under reduced hours and capacity limitations. The majority of U.S. and Canadian cannabis businesses have been designated as essential by U.S. state and Canadian government authorities.
The extent to which the COVID-19 pandemic will ultimately impact our business, results of operations, financial condition and cash flows depends on future developments that are highly uncertain, rapidly evolving and difficult to predict at this time. Depending on the length and severity of COVID-19, we may experience an increase or decrease in customer orders driven by volatility in consumer shopping and consumption behavior. It is difficult to assess or quantify with precision the impact COVID-19 has directly had on our business since we cannot precisely quantify the impacts, if any, that the various effects (e.g. possible positive demand impact from shelter-in-place orders in the United States, possible negative supply chain impact from workforce disruption at international and domestic suppliers and domestic ports and the possible negative impact on transportation costs) have had on the overall business. And so, while we do not believe that we are experiencing net material adverse impacts at this time, given the global economic slowdown, the overall disruption of global supply chains and distribution systems and the other risks and uncertainties associated with the COVID-19 pandemic, our business, financial condition, results of operations and growth prospects could be materially and adversely affected. While we believe that we are well positioned for the future as we navigate the crisis and prepare for an eventual return to a more normal operating environment, we continue to closely monitor the COVID-19 pandemic as we evolve our business continuity plans and response strategy.
Government Regulation

While there is no national governmental regulation relating to the sale of hydroponics equipment, certain products included in our growing media and nutrients product line are subject to certain registration requirements with some U.S. state regulators and federal regulations.

Media and Nutrients

Our leading product lines are growing media and nutrients products. These product lines include organic soils and nutrients that contain ingredients that require the companies that provide us with these products to register the product with certain regulators. The use and disposal of these products in some jurisdictions are subject to regulation by various agencies. A decision by a regulatory agency to significantly restrict the use of impact on those companies providing us with such regulated products, and as a result, limit our ability to sell these products.

International, federal, state, provincial and local laws and regulations relating to environmental, health and safety matters affect us in several ways in light of the ingredients that are used in products included in our growing media and nutrients product line. In the United States, products containing pesticides generally must be registered with the Environmental Protection Agency (the “EPA”) and similar state agencies before they can be sold or applied. The failure by one of our partners to obtain, or the cancellation of any such registration, or the withdrawal from the marketplace of such pesticides, could have an adverse effect on our businesses, the severity of which would depend on the products involved, whether other products could be substituted and whether our competitors were similarly affected. The pesticides we use are either granted a license by the EPA or exempt from such a license and may be evaluated by the EPA as part of its ongoing exposure risk assessment. The EPA may decide that a pesticide we distribute will be limited or will not be re-registered for use in the United States. We cannot predict the outcome or the severity of the effect on our business of any future evaluations, if any, conducted by the EPA.

In addition, the use of certain pesticide products are regulated by various international, federal, state, provincial and local environmental and public health agencies. Although we strive to comply with such laws and regulations and have processes in place designed to achieve compliance, we may be unable to prevent violations of these or other laws and regulations from occurring. Even if we are able to comply with all such laws and regulations and obtain all necessary registrations and licenses, the pesticides or other products we apply or use, or the manner in which we apply or use them, could be alleged to cause injury to the environment, to people or to animals, or such products could be banned in certain circumstances.

Cannabis Industry

We sell our products through third-party retailers and resellers which do not exclusively sell to the cannabis industry. Nonetheless, it is evident to us that the legalization of cannabis in many U.S. states and Canada has ultimately had a significant, positive impact on our industry. Accordingly, laws and regulations governing the cultivation and sale of cannabis and related products have an indirect effect on our business. Legislation and regulations pertaining to the use and growth of cannabis are enacted on both the state and federal government level within the United States. The federal and state laws and regulations governing the growth and use of cannabis may be subject to change. New laws and regulations pertaining to the use or cultivation of cannabis and enforcement actions by state and federal authorities concerning the cultivation or use of cannabis could indirectly reduce demand for our products, and may impact our current and planned future operations.

Individual state laws regarding the cultivation, possession, and use of cannabis for adult and medical uses conflict with federal laws prohibiting the cultivation, possession and use of cannabis for any purpose. A number of states have passed legislation legalizing or decriminalizing cannabis for adult use, other states have enacted legislation specifically permitting the cultivation and use of cannabis for medicinal purposes, and several states have enacted legislation permitting cannabis cultivation and use for both adult and medicinal purposes.

Certain of our products may be purchased for use in new and emerging industries and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations, future scientific research and public perception.

We sell products, including hydroponic gardening products, through third-party retailers and resellers. End users may purchase these products for use in new and emerging industries, including the growing of cannabis that may not grow or achieve market acceptance in a manner that we can predict. The demand for these products is dependent on the growth of these industries, which is uncertain, as well as the laws governing the growth, possession, and use of cannabis by adults for both adult and medical-use.

Laws and regulations affecting the U.S. cannabis industry are continually changing, which could detrimentally affect our growth, revenues, results of operations and success generally. Local, state and federal cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require the end users of certain of our products or us to incur substantial costs associated with compliance or to alter our respective business plans. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our results of operation and financial condition.

The public’s perception of cannabis may significantly impact the cannabis industry’s success. Both the medical and adult use of cannabis are controversial topics, and there is no guarantee that future scientific research, publicity, regulations, medical opinion, and public opinion relating to cannabis will be favorable. The cannabis industry is an early-stage business that is constantly evolving with no guarantee of viability. The market for medical and adult use of cannabis is uncertain, and any adverse or negative publicity, scientific research, limiting regulations, medical opinion and public opinion (whether or not accurate or with merit) relating to the consumption of cannabis, whether in the U.S. or internationally, may have a material adverse effect on our operational results, consumer base, and financial results. Among other things, such a shift in public opinion could cause state jurisdictions to abandon initiatives or proposals to legalize medical or adult cannabis or adopt new laws or regulations restricting or prohibiting the medical or adult-use of cannabis where it is now legal, thereby limiting the potential customers and end-users of our products who are engaged in the cannabis industry (collectively “Cannabis Industry Participants”).

Demand for our products may be negatively impacted depending on how laws, regulations, administrative practices, enforcement approaches, judicial interpretations, and consumer perceptions develop. We cannot predict the nature of such developments or the effect, if any, that such developments could have on our business.

We are subject to a number of risks, directly and indirectly through our Cannabis Industry Participants, because cannabis is illegal under federal law. Federal law and enforcement may adversely affect the implementation of medical cannabis and/or adult-use cannabis laws, and may negatively impact our revenues and profits.

Under the United States Controlled Substances Act of 1970 (the “CSA”), the U.S. government lists cannabis as a Schedule I controlled substance (i.e., deemed to have no medical value), and accordingly the manufacturing (cultivation), sale, or possession of cannabis is federally illegal. It is also federally illegal to advertise the sale of cannabis or to sell paraphernalia designed or intended primarily for use with cannabis, unless the paraphernalia is authorized by federal, state, or local law. The United States Supreme Court has ruled in United States v. Oakland Cannabis Buyers’ Cooperative and Gonzales v. Raich, 532 U.S. 483 (2001), that the federal government has the right to regulate and criminalize cannabis, even for medical purposes. The illegality of cannabis under federal law preempts state laws that legalize its use. Therefore, strict enforcement of federal law regarding cannabis would likely adversely affect our revenues and results of operations.

Other laws that directly impact the cannabis growers that are end users of certain of our products include:

•Businesses trafficking in cannabis may not take tax deductions for costs beyond costs of goods sold under Code Section 280E. There is no way to predict how the federal government may treat cannabis businesses from a taxation standpoint in the future and no assurance can be given to what extent Code Section 280E, or other tax-related laws and regulations, may be applied to cannabis businesses in the future.

•Because the manufacturing (cultivation), sale, possession and use of cannabis is illegal under federal law, cannabis businesses may have restricted intellectual property and proprietary rights, particularly with respect to obtaining and enforcing patents and trademarks. Our inability to register, or maintain, our trademarks or file for or enforce patents on any of our inventions could materially affect our ability to protect our name, brand and proprietary technologies. In addition, cannabis businesses may face court action by third parties under the Racketeer Influenced and Corrupt Organizations Act (“RICO”). Our intellectual property and proprietary rights could be impaired as a result of our retailers’ and resellers’ involvement with cannabis business, and we could be named as a defendant in an action asserting a RICO violation.

•Similar to the risks relating to intellectual property and proprietary rights, there is an argument that the federal bankruptcy courts cannot provide relief for parties who engage in cannabis. Recent bankruptcy rulings have denied bankruptcies for cannabis dispensaries upon the justification that businesses cannot violate federal law and then claim the benefits of federal bankruptcy for the same activity and upon the justification that courts cannot ask a bankruptcy trustee to take possession of, and distribute cannabis assets as such action would violate the CSA. Therefore, due to our retailers’ and resellers’ involvement with cannabis businesses, we may not be able to seek the protection of the bankruptcy courts and this could materially affect our financial performance and/or our ability to obtain or maintain credit.

•Since cannabis is illegal under federal law, there is a strong argument that banks cannot accept for deposit funds from businesses involved in the cannabis industry. Consequently, businesses involved in the cannabis industry often have difficulty finding a bank willing to accept their business. Any such inability to open or maintain bank accounts may make it difficult for us to operate our business. Under the Bank Secrecy Act (“BSA”), banks must report to the federal government any suspected illegal activity, which includes any transaction associated with a cannabis business. These reports must be filed even though the business is operating legitimately under state law. In addition, due to our retailers’ and resellers’ involvement with cannabis businesses, our existing bank accounts could be closed.

•Insurance that is otherwise readily available, such as general liability and directors and officer’s insurance, may be more difficult for us to find, and more expensive, to the extent we are deemed to operate in the cannabis industry.

The former administration, or any new administration or attorney general, could change federal enforcement policy or execution and decide to enforce the federal cannabis laws more strongly. On January 4, 2018, former U.S. Attorney General Jeff Sessions issued a memorandum rescinding previous guidance (directing U.S. Department of Justice and the U.S. Attorneys’ offices to focus their cannabis enforcement efforts under federal law only in identified priority areas, such as sale to minors, criminal enterprises, and interstate sales). Under the Sessions memorandum, local U.S. Attorneys’ offices retain discretion regarding the prosecution of cannabis activity authorized under state laws and regulations. While former U.S. Attorney General William Barr expressed support for the National Organization to Reform Marijuana Laws (NORML) during his Senate testimony on April 10, 2019, further change in the federal approach towards enforcement could negatively affect the industry, potentially ending it entirely. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us. The legal uncertainty and possible future changes in law could negatively affect our growth, revenues, results of operations and success generally.

Federal authorities may decide to change their current posture and begin to enforce current federal cannabis law and, if they decide to ignore the principles in the Cole Memorandum (as defined below) and begin to aggressively enforce such laws, it is possible that they could allege that we violated federal laws by selling products used in the cannabis industry. As a result, active enforcement of the current federal regulatory position on cannabis may thus directly or indirectly adversely affect our revenues and profits.

Violations of any U.S. federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the U.S. federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. This could have a material adverse effect on our business, including our reputation and ability to conduct business, the listing of our securities on any stock exchanges, the settlement of trades of our securities, our ability to obtain banking services, our financial position, operating results, profitability or liquidity or the market price of our publicly traded shares. In addition, it is difficult for us to estimate the time or resources that would be needed for the investigation of any such matters or their final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

Businesses involved in the cannabis industry, and investments in such businesses, are subject to a variety of laws and regulations related to money laundering, financial recordkeeping and proceeds of crimes.

We sell our products through third-party retailers and resellers which do not exclusively sell to the cannabis industry. Investments in the U.S. cannabis industry are subject to a variety of laws and regulations that involve money laundering, financial recordkeeping and proceeds of crime, including the BSA, as amended by the USA Patriot Act, other anti-money laundering laws, and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States. In February 2014, the Financial Crimes Enforcement Network (“FinCEN”) of the Treasury Department issued a memorandum (the “FinCEN Memo”) providing guidance to banks seeking to provide services to cannabis businesses. The FinCEN Memo outlines circumstances under which banks may provide services to cannabis businesses without risking federal prosecution for violation of U.S. federal money laundering laws. It refers to supplementary guidance that Deputy Attorney General Cole issued to U.S. federal prosecutors relating to the prosecution of U.S. money laundering offenses predicated on cannabis violations of the CSA and outlines extensive due diligence and reporting requirements. The FinCEN Memo currently remains in place, but it is unclear at this time whether the current administration will continue to follow the guidelines of the FinCEN Memo. Such requirements could negatively affect the ability of certain of the end users of our products to establish and maintain banking relationships.

Cannabis Industry Participants are subject to federal and state controlled substance laws and regulations. As a result, we are indirectly subject to a number of risks related to controlled substances.

We sell our products through third-party retailers and resellers which do not exclusively sell to the cannabis industry. Some of our products are sold to Cannabis Industry Participants and used in connection with cannabis businesses that are subject to federal and state controlled substance laws and regulations. Cannabis businesses are subject to a number of risks related to controlled substances, which risks could reduce demand for our products by Cannabis Industry Participants. Such risks include, but are not limited to, the following:

•Cannabis is a Schedule I drug under the CSA and regulated by the Drug Enforcement Administration (the “DEA”) as an illegal substance. The Food and Drug Administration (“FDA”), in conjunction with the DEA, licenses cannabis research and drugs containing active ingredients derived from cannabis. If cannabis were to become legal under federal law, its sale and use could become regulated by the FDA or another federal agency.

•If cannabis were to become regulated by the FDA or another federal agency, extensive regulations may be imposed on the sale or use of cannabis. Such regulations could result in a decrease in cannabis sales and have a material adverse impact on the demand for our products. If we or our Cannabis Industry Participants are unable to comply with any applicable regulations and/or registration prescribed by the FDA, we may be unable to continue to conduct business with retailers and resellers that transact with cannabis businesses and/or our financial condition may be adversely impacted.

•Controlled substance legislation differs between states and legislation in certain states may restrict or limit our ability to sell products to Cannabis Industry Participants. Our Cannabis Industry Participants may be required to obtain separate state registrations, permits or licenses in order to be able to obtain, handle and/or distribute controlled substances in a state. Such state regulatory requirements may be costly and, the failure of such Cannabis Industry Participants to meet such regulatory requirements could lead to enforcement and sanctions by the states in addition to any from the DEA or otherwise arising under federal law. We could be implicated in such enforcement or sanctions because of the sale of our products to such Cannabis Industry Participants.

•The failure of our Cannabis Industry Participants to comply with applicable controlled substance laws and regulations, or the cost of compliance with these laws and regulations, may adversely affect the demand for our products and, as a result, the financial results of our business operations and our financial condition.

Furthermore, the Loan and Security Agreement by and among certain of our subsidiaries (the “Subsidiary Obligors”) and JPMorgan Chase Bank, N.A., dated March 29, 2021 (the “JPMorgan Credit Facility”) restricts our ability to sell our products directly to cannabis growers or to retailers that sell only to the cannabis industry in countries where it is federally illegal. As a result, the Subsidiary Obligors do not sell our products directly to the cannabis industry, cannabis growers or cultivators, or to sellers or retailers that sell only to the cannabis industry. See “— Risks Relating to our Indebtedness” for further detail.

Intellectual Property

We own 15 issued U.S. design patents, 2 issued U.S. utility patents, 3 issued foreign patents and designs, 112 registered U.S. trademarks, and 22 registered foreign trademarks that enable us to position ourselves and our products to a wide range of customers. Our 20 issued patents cover grow lighting and hydroponic systems and components. These issued patents and our registered trademarks allow us to build out our proprietary brand products, which we believe are high quality products and generate higher sales margins than the distributed products that we sell. Our owned U.S. and foreign issued patents are expected to expire between 2022 and 2035.

Our ability to compete effectively depends in part on our rights to trademarks, patents and other intellectual property rights we own or license. We have not sought to register every one of our trademarks either in the U.S. or in every country in which such mark is used. Furthermore, because of the differences in foreign trademark, patent and other intellectual property or proprietary rights laws, we may not receive the same protection in other countries as we would in the U.S. with respect to the registered brand names and issued patents we hold. Litigation may be necessary to enforce our intellectual property and proprietary rights and protect our proprietary information, or to defend against claims by third parties that our products or services infringe, misappropriate or otherwise violate their intellectual property or proprietary rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources.

We may need to obtain licenses to patents and other intellectual property and proprietary rights held by third parties to develop, manufacture and market our products, if, for example, we sought to develop our products, in conjunction with any patented technology. If we are unable to timely obtain these licenses on commercially reasonable terms (or at all) and maintain these licenses, our ability to commercially market our products, may be inhibited or prevented.

In addition, because the manufacturing (cultivation), sale, possession and use of cannabis is illegal under federal law, companies that transact with cannabis businesses may have restricted intellectual property and proprietary rights particularly with respect to obtaining and enforcing patents and trademarks. We do not believe these restrictions apply to our business. However, if we are unable to register, or maintain, our trademarks or file for or enforce patents on any of our inventions, such an inability could materially affect our ability to protect our name, brand and proprietary technologies. See “— Risks Relating to Our Intellectual Property” for more information on the risks associated with intellectual and proprietary rights.

Research and Development

We continually invest in research and development to improve our products, manufacturing processes, packaging and delivery systems. In addition to the benefits of our own research and development, we actively seek ways to leverage the research and development activities of our suppliers and other business partners.

Human Capital

Our continued success depends on management implementing effective human resource initiatives in order to recruit, develop and retain key employees. As of December 31, 2021, we employ 709 full-time employees and 11 part-time employees. We also employ 106 temporary workers and 9 independent contractors. None of our employees are subject to collective bargaining agreements, and we have had no labor-related work stoppages. Our retention rate for our full-time employees is approximately five years, and we employ various initiatives to increase employee retention, including offering bonus programs and training opportunities. We strive to foster an innovative and team-oriented culture and view our human capital resources and initiatives as an ongoing priority.

Summary of Risk Factors

Our business is subject to a number of risks and uncertainties that are summarized below. The below summary of risk factors should be read together with the more detailed discussion of risks set forth following this section under the heading “Risk Factors,” as well as elsewhere in this Annual Report on Form 10-K.

Risks Relating to Our Business
•our proprietary brand offerings expose us to various risks;
•competitive industry pressures;
•our ability to keep pace with technological advances;
•the risk of product defects;
•general economic and/or industry and financial conditions, specifically in the U.S. and Canada;
•the adverse effects of public health epidemics, including the COVID-19 pandemic, on our business, results of operations and financial operations;
•the costs and risks of operating internationally;
•manufacturing risks as a result of recent acquisitions;
•our ability to comply with environmental regulations;
•interruptions in our supply chain;
•increasing scrutiny regarding environmental, social and governance practices;
•the impact of climate change on our facilities and operations;
•risks related to corporate and social responsibility and reputation;
•the costs of being a public company;
•limitations and possible failures of our internal control systems;
•we have in the past identified material weaknesses in our internal control over financial reporting, and if we are unable to maintain effective internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected;
•acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact our business and results of operations;
•damage to our reputation could have an adverse effect on our business;
•a disruption or breach of our information technology systems;
•our commitments to long-term leases and our ability to renew our leases;
•potential inaccuracies in our estimates and assumptions relied upon in preparing consolidated financial statements;
•difficulties in managing growth;
•the costs of potential tariffs or a global trade war;
•unanticipated change in our tax provisions or new tax legislation;
•limitations in our ability to utilize net loss carryforwards to reduce future tax liability;
•possible difficulties in raising sufficient capital to fund our operations; and
•the potential for product liability lawsuits.

Risks Relating to Our Indebtedness
•restrictions imposed by our JPMorgan Credit Facilities on our ability to sell products directly to the cannabis industry; and
•significant risks associated with our outstanding and future indebtedness of certain of our subsidiaries;

Risks Relating to Third Parties
•we rely on a limited base of suppliers for certain products, which may result in disruptions to our business;
•disruption in the global supply chain;
•if our suppliers are unable to source raw materials or the prices of raw materials increase, this may adversely affect our results of operations; and

•if our suppliers decide to sell directly into the retail market that we conduct our current or future business in, we may face increased competition.

Risks Relating to the Cannabis Industry
•federal and state regulations pertaining to the use and cultivation of cannabis may adversely affect our business;
•new California regulations have caused licensing shortages and future regulations may create other limitations that decrease demand for our products;
•our products are subject to varying, inconsistent and rapidly changing laws;
•we are subject to a number of risks, directly and indirectly, because cannabis is illegal under federal law;
•our indirect involvement in the cannabis industry could adversely affect our public reputation; and
•businesses involved in the cannabis industry are subject to a variety of laws and regulations related to money laundering, financial recordkeeping and proceeds of crimes.

Risks Relating to Other Regulations
•we may be restricted by certain state and other regulations pertaining to the use of certain ingredients in growing media and plant nutrients, including the use of pesticides; and
•we may be restricted by certain U.S., state and foreign laws regarding how we collect, store and process personal information.

Risks Relating to Our Intellectual Property
•recent changes in laws make it difficult to predict how patents will be issued or enforced in our industry;
•we may not be able to adequately obtain, maintain, protect our enforce our intellectual property and other proprietary rights;
•we may need to rely on licenses to proprietary technologies, which could be difficult or expensive to obtain;
•we may be subject to infringement claims or claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
•we may become subject to costly intellectual property disputes that require us to divert resources from our usual operations;
•if we do not adequately protect our trademarks, we may struggle to build name recognition; and
•intellectual property rights might not be enough to address all threats to our competitive advantage.

Risks Relating to Our Capital Stock
•we may incur indebtedness or issue capital stock that rank senior or equally to our common stock with certain liquidation preference and other rights, which may dilute our stockholders’ ownership interest;
•certain provisions in the JPMorgan Credit Facility our corporate charter documents and in our current loan agreement and credit facility and under Delaware law could make an acquisition of our company more difficult and may prevent attempts by our stockholders to replace or remove current management or to obtain a favorable judicial forum for disputes with directors, officers or employees;
•risks related to us being a holding company;
•our largest stockholders will exercise significant influence over our company for the foreseeable future, including the outcome of matters requiring stockholder approval; and
•our common stock has only recently become publicly traded and the market price of our common stock may be volatile.

Corporate Structure
We have been in the business of indoor gardening since Hydrofarm, LLC, one of our wholly-owned subsidiaries, was formed in the State of California on May 4, 1977. We conduct our business through our wholly-owned, direct and indirect subsidiaries.
Corporate Information
We were incorporated in Delaware in January 2017 under the name Innovation Acquisition One Corp. Our predecessor company, originally called Applied Hydroponics, Inc., was founded in 1977 in Northern California. We changed our name to Hydrofarm Holdings Group, Inc. on August 3, 2018. Our principal executive offices are located at 1510 Main Street, Shoemakersville, Pennsylvania 19526 (the “HQ”) and our telephone number is (707) 765-9990. Our website address is www.hydrofarm.com. The information contained on, or that can be accessed through, our website is not, and shall not be deemed to be part of, this Annual Report on Form 10-K. We have included our website address in this Annual Report on Form 10-K solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common stock.
Available Information
Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, are filed with the SEC. Such reports and other information filed by us with the SEC are available free of charge on our website at www.investors.hydrofarm.com when such reports are available on the SEC’s website. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The information contained on the websites referenced in this Annual Report on Form 10-K is not incorporated by reference into this filing. Further, our references to website URLs are intended to be inactive textual references only.

Item 1A.    RISK FACTORS
Our operations and financial results are subject to various risks and uncertainties including those described below. You should consider carefully the risks and uncertainties described below, in addition to other information contained in this Annual Report on Form 10-K, including our consolidated financial statements and related notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks or others not specified below materialize, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline.
Risks Relating to Our Business
Our proprietary brand offerings expose us to various risks.
We expect to continue to grow our portfolio of proprietary brand offerings. We have invested in development and procurement resources and marketing efforts relating to these proprietary brand offerings. Although we believe that our proprietary brand products offer value to our customers at each price point and provide us with higher gross margins than comparable third-party branded products we sell, the expansion of our proprietary brand offerings also subjects us to certain specific risks in addition to those discussed elsewhere in this section, such as:
•    Potential mandatory or voluntary product recalls;
•    Supply chain disruptions;
•    Our ability to successfully obtain, maintain, protect and enforce our intellectual property and proprietary rights (including defending against counterfeit, knock offs, grey-market, infringing or otherwise unauthorized goods); and
•    Our ability to successfully navigate and avoid claims related to the proprietary rights of third parties.
An increase in sales of our proprietary brands may also adversely affect our sales of our vendors’ products, which may, in turn, adversely affect our relationship with our vendors. Our failure to adequately address some or all of these risks could have a material adverse effect on our business, results of operations and financial condition.
Our competitors and potential competitors may develop products and technologies that are more effective or commercially attractive than our products.
Our products compete against national and regional products and private label products produced by various suppliers, many of which are established companies that provide products that perform functions similar to our products. Our competitors may develop or market products that are more effective or commercially attractive than our current or future products. Some of our competitors have substantially greater financial, operational, marketing and technical resources than we do. Moreover, some of these competitors may offer a broader array of products and sell their products at prices lower than ours, and may have greater name recognition. In addition, if demand for our specialty indoor gardening supplies and products continues to grow, we may face competition from new entrants into our field. Due to this competition, there is no assurance that we will not encounter difficulties in generating or increasing revenues and capturing market share. In addition, increased competition may lead to reduced prices and/or margins for products we sell. We may not have the financial resources, relationships with key suppliers, technical expertise or marketing, distribution or support capabilities to compete successfully in the future.
We may not successfully develop new products or improve existing products or maintain our effectiveness in reaching consumers through rapidly evolving communication vehicles.
Our future success depends, in part, upon our ability to improve our existing products and to develop, manufacture and market new products to meet evolving consumer needs. We cannot be certain that we will be successful in developing, manufacturing and marketing new products or product innovations which satisfy consumer needs or achieve market acceptance, or that we will develop, manufacture and market new products or product innovations in a timely manner. If we fail to successfully develop, manufacture and market new products or product innovations, or if we fail to reach existing and potential consumers, our ability to maintain or grow our market share may be adversely affected, which in turn could materially adversely affect our business, financial condition and results of operations. In addition, the development and introduction of new products and product innovations require substantial research, development and marketing expenditures, which we may be unable to recoup if such new products or innovations do not achieve market acceptance.

Many of the products we distribute and market, such as our fertilizers and nutrients, contain ingredients that are subject to regulatory approval or registration with certain U.S. state and Canadian regulators. The need to obtain such approval or registration could delay the launch of new products or product innovations that contain ingredients or otherwise prevent us from developing and manufacturing certain products and product innovations. Failure to properly register and maintain these registrations for these products could result in significant penalties, additional costs, product stop-sales or recalls.

A significant product defect or product recall could materially and adversely affect our brand image, causing a decline in our sales and profitability, and could reduce or deplete our financial resources.

Provided we are successful in developing and selling our products, any product defect could materially harm our brand image and could force us to conduct a product recall. This could damage our relationships with our customers. A product recall would be particularly harmful to us because we will likely have limited financial and administrative resources to effectively manage a product recall and it would detract management’s attention from implementing our core business strategies. As a result, a significant product defect or product recall could cause a decline in our sales and profitability and could reduce or deplete our financial resources.
Negative economic and/or industry conditions, specifically in the United States and Canada, could adversely affect our business.
Uncertain global economic and/or industry conditions could adversely affect our business. Negative global economic trends, particularly in the United States and Canada, such as decreased consumer and business spending, high unemployment levels, reduced rates of home ownership and housing starts, high foreclosure rates and declining consumer and business confidence, pose challenges to our business and could result in declining revenues, profitability and cash flow. Although we continue to devote significant resources to support our brands, unfavorable economic and/or industry conditions may negatively affect consumer demand for our products. Our most price-sensitive customers may trade down to lower priced products during challenging economic times or if current economic conditions worsen, while other customers may reduce discretionary spending during periods of economic uncertainty, each of which could reduce sales volumes of our products in favor of our competitors’ products or result in a shift in our product mix from higher margin to lower margin products.

Increased prices and inflation could negatively impact our margin performance and our financial results.

Increased inflation, including rising prices for raw materials, parts and components, freight, packaging, labor and energy increases, the costs to manufacture and distribute our products, and we may be unable to pass these costs on to our customers. Additionally, we are exposed to fluctuations in other costs such as packaging, freight, labor and energy prices. If inflation in these costs increases beyond our ability to control for them through measures such as implementing operating efficiencies, we may not be able to increase prices to sufficiently offset the effect of various cost increases without negatively impacting customer demand, thereby negatively impacting our margin performance and results of operations.

A disruption in the operations of our freight carriers, higher shipping costs or shipping delays could disrupt our supply chain and could negatively impact our margin performance and our financial results.

We are dependent on commercial freight carriers to deliver our products. If the operations of these carriers are disrupted for any reason, we may be unable to timely deliver our products to our customers who may choose alternative products causing our net revenues and gross margin to decline. When fuel costs increase, our freight costs generally do so as well. In addition, we operate abroad and international sales carry higher shipping costs which could negatively impact our gross margin and results of operations. If freight and energy costs materially increase and we are unable to successfully pass all or significant portions of the increase along to our customers, or we cannot otherwise offset such increases in our cost of net revenues, our gross margin and financial results could be adversely affected.
The effects of the COVID-19 pandemic are unpredictable and may materially affect our customers and how we operate our business, and the duration and extent to which the pandemic continues (including any re-emergence of COVID-19) to threaten our future results of operations and overall financial performance remains uncertain.

In December 2019, COVID-19 was identified. On March 11, 2020, the World Health Organization characterized COVID-19 as a global pandemic. Since the emergence of the COVID-19 pandemic, numerous variants of the virus have been identified, some of which are more virulent than the original strain. The COVID-19 pandemic has resulted in a widespread health crisis that has adversely affected businesses, economies and financial markets worldwide and has caused significant volatility in U.S. and international debt and equity markets. Vaccines for COVID-19 continue to be administered in the United States and other countries around the world, but the extent and rate of vaccine adoption, the long-term efficacy of these vaccines and other factors remain uncertain. Authorities throughout the world have implemented measures to contain or mitigate the spread of the virus, including physical distancing, travel bans and restrictions, closure of non-essential businesses, quarantines, work-from-home directives, mask requirements, shelter-in-place orders and vaccination programs.
Examples of how COVID-19 may impact our business, results of operations and stock price include, but are not limited to:
•COVID-19 may cause consumers to decrease spending, or pause such spending altogether, making it more difficult for us to acquire new customers, as well as retain and upsell existing customers;
•COVID-19 may interfere with our ability, or the ability of our employees, workers, contractors, suppliers and other business partners to perform our and their respective responsibilities and obligations relative to the conduct of our business. COVID-19 may also cause disruptions from the temporary closure or suspension of activities related to the relocation of our facilities, third-party suppliers and manufacturers, restrictions on the shipment of our products, restrictions on our employees’ and other service providers’ ability to travel, the decreased willingness or ability of our customers to travel or to utilize our services and shutdowns that may be requested or mandated by governmental authorities;
•COVID-19 and related government responses to address the COVID-19 pandemic may cause sudden and extreme changes in our stock price. Since COVID-19 was first reported, the volatility of U.S. equity markets increased to historic levels. This may cause extreme fluctuations in the market price of our stock. We cannot predict if and when these fluctuations will decrease or increase. In addition to general market conditions, the market price of our stock may become volatile or decline due to actual or anticipated impact of COVID-19 on our financial condition and results of operations or if our results of operations do not meet the expectations of the investor community or one or more of the analysts who cover our company change their recommendations regarding our company.
The duration and extent of the impact on our business from the COVID-19 pandemic depends on ongoing developments that cannot be accurately predicted at this time (e.g., the severity and transmission rate of the virus and new variants, the extent and effectiveness of containment and vaccination measures, and the impact of these and other factors on our employees, customers, vendors and partners, including their respective productivity). Furthermore, our limited operating history combined with the uncertainty created by the COVID-19 pandemic significantly increases the difficulty of forecasting operating results and of strategic planning. The COVID-19 pandemic has resulted in global supply chain constraints and transportation disruptions that have led to increased costs of goods and higher freight/import costs. If we are unable to effectively predict and manage the impact of the COVID-19 pandemic on our business, our results of operations and financial condition may be negatively impacted.
Our international operations make us susceptible to the costs and risks associated with operating internationally.
We operate some of our distribution centers in Canada and Spain and source products globally. We also operate a registered office in China. Accordingly, we are subject to risks associated with operating in foreign countries, including:
•fluctuations in currency exchange rates;
•limitations on the remittance of dividends and other payments by foreign subsidiaries;
•additional costs of compliance with local regulations;
•additional costs associated with fuel prices and freight/import expenses;
•in certain countries, historically higher rates of inflation than in the United States;
•changes in the economic conditions or consumer preferences or demand for our products in these markets;
•restrictive actions by multi-national governing bodies, foreign governments or subdivisions thereof;
•changes in foreign labor laws and regulations affecting our ability to hire and retain employees;
•changes in U.S. and foreign laws regarding trade and investment;
•less robust protection of our intellectual property and proprietary rights under foreign laws; and
•difficulty in obtaining distribution and support for our products.

In addition, our operations outside the United States are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations and potentially adverse tax consequences. The costs associated with operating our continuing international business could adversely affect our results of operations, financial condition and cash flows in the future.
As a result of acquisitions, we are exposed to manufacturing risks that could adversely affect our business and results of operations.

In connection with our recent acquisitions, we have acquired several manufacturing facilities. Expansion into manufacturing exposes us to all of the risks entailed in manufacturing activities generally and there is no assurance that our manufacturing activities will not cause us to incur material unexpected costs or liabilities. Our manufacturing processes may experience problems including equipment malfunctions, facility contamination, labor problems, raw material shortages or contamination, natural disasters, power outages, terrorist activities, safety and certification issues, or disruptions in the operations of our suppliers which could result in product defects, product recalls, product liability claims and insufficient inventory or supply of product for our customers. For example, our acquisition of the H&G Entities and their plant nutrient and fertilizer business may expose us to handling potentially hazardous or explosive chemicals. We cannot eliminate the risk of accidental contamination or injury from such chemicals, and any accident caused by such chemicals could result in cleanup costs, diversion of management attention and potential liability, all of which could affect our reputation, business and results of operations. Any defects in the products we manufacture may result in delayed shipments to customers or reduced or canceled customer orders. If these defects or deficiencies are significant, our business reputation may be damaged. The failure of the products that we manufacture or of our manufacturing processes or facilities may subject us to regulatory enforcement, fines or penalties and, in some cases, require us to shut down, temporarily halt operations or incur considerable expense to correct a manufacturing process or facility. In addition, these defects may result in liability claims against us, expose us to liability to pay for the recall or remanufacture of a product or adversely affect product sales or our reputation. The storage, handling, production and disposal of materials in our manufacturing facilities may expose us to liability under environmental laws and regulations. Potentially significant expenditures could also be required to comply with evolving interpretations of existing environmental, health and safety laws and regulations or any new such laws and regulations (including concerns about global climate change and its impact) that may be adopted in the future. Costs associated with failure to comply with such laws and regulations could have an adverse effect on our business.

Government laws and regulations, including environmental laws and regulations, could result in material costs or otherwise adversely affect our financial condition and results of operations.

The manufacturing, chemical composition, packaging, storage, distribution and labeling of our products and the manner in which our business operations are conducted must comply with an extensive array of federal, state and foreign laws and regulations. If we are not successful in complying with the requirements of all such regulations, we could be fined or other actions could be taken against us by the applicable governing body, including the possibility of a required product recall. Any such regulatory action could adversely affect our financial condition and results of operations. It is also possible that governments and regulatory agencies will increase regulation, including the adoption of further regulations relating to the transportation, storage or use of certain chemicals, to enhance homeland security or protect the environment and such increased regulation could negatively impact our ability to obtain raw materials, components and/or finished goods or could result in increased costs. In particular, legislators, consumers, investors and other stakeholders are increasingly focusing on climate change, petroleum usage, waste, recycled material content, and other sustainability concerns pertaining to companies’ ESG policies. Concern over climate change may result in new or increased legal and regulatory requirements to reduce or mitigate negative impacts to the environment or may result in new reporting and disclosure requirements. In the event that such regulations result in increased product or administrative costs, we may not be in a position to increase selling prices, and therefore an increase in costs could have a material adverse effect on our business, financial condition and results of operations.

Some of our products have chemical compositions that are controlled by various state, federal and international laws and regulations that are subject to change. We are required to comply with these laws and regulations and we seek to anticipate regulatory developments that could impact our ability to continue to produce and market our products. We invest in research and development to maintain product formulations that comply with such laws and regulations. There can be no assurance that we will not be required to alter the chemical composition of one or more of our products in a way that will have an adverse effect upon the product’s efficacy or marketability. A delay or other inability of the Company to complete product research and development and successfully reformulate our products in response to any such regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

We are subject to numerous environmental laws and regulations that impose various environmental controls on our business operations, including, among other things, the discharge of pollutants into the air and water, the handling, use, treatment, storage and clean-up of solid and hazardous wastes and the investigation and remediation of soil and groundwater affected by hazardous substances. Such laws and regulations may otherwise relate to various health and safety matters that impose burdens upon our operations. These laws and regulations also impose strict, retroactive and joint and several liability for the costs of, and damages resulting from, cleaning up current sites, past spills, disposals and other releases of hazardous substances. We believe that our expenditures related to environmental matters have not had, and are not currently expected to have, a material adverse effect on our financial condition, results of operations or cash flows. However, the environmental laws under which we operate are complicated, often become increasingly more stringent and may be applied retroactively. Accordingly, there can be no assurance that we will not be required to incur additional expenditures to remain in or to achieve compliance with environmental laws in the future or that any such additional expenditures will not have a material adverse effect on our business, financial condition or results of operations.

Additional laws and regulations require that we carefully manage our supply chain for the production, distribution and sale of goods. Our failure to comply with any of these regulations or our inability to adequately predict the manner in which these local regulations are interpreted and applied to our business by the applicable enforcement agencies could have a materially adverse effect on our business, financial condition and results of operations.

Failure to optimize our supply chain or disruption of our supply chain could have an adverse effect on our business, financial condition and results of operations.
Our ability to make, move and sell products in coordination with our suppliers is critical to our success. Our inability to maintain sufficient internal production capacity or our inability to enter into co-packing arrangements on terms that are beneficial to the Company could have an adverse effect on our business. Failure to adequately handle increasing production costs and complexity, turnover of personnel, or production capability and efficiency issues could materially impact our ability to cost effectively produce our products and meet customer demand.
Additionally, damage or disruption to our production or distribution capabilities resulting from weather, any potential effects of climate change, natural disaster, disease, crop spoilage, fire or explosion, terrorism, pandemics, strikes, repairs or enhancements at our facilities, or other reasons, could impair our ability to produce or sell our products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations, and may require additional resources to restore our supply chain.

Increasing scrutiny and evolving expectations from customers, regulators, investors, and other stakeholders with respect to our environmental, social and governance practices may impose additional costs on us or expose us to new or additional risks.
Companies are facing increasing scrutiny from customers, regulators, investors, and other stakeholders related to their ESG practices and disclosure. Investor advocacy groups, investment funds and influential investors are also increasingly focused on these practices, especially as they relate to the environment, climate change, health and safety, supply chain management, diversity, labor conditions and human rights, both in our own operations and in our supply chain. Increased ESG-related compliance costs for the Company as well as among our suppliers, vendors and various other parties within our supply chain could result in material increases to our overall operational costs. Failure to adapt to or comply with regulatory requirements or investor or stakeholder expectations and standards could negatively impact our reputation, ability to do business with certain partners, access to capital, and our stock price.

Climate Change may impact the availability of our facilities and, in addition, we may incur substantial costs to comply with climate change legislation and related regulatory initiatives.

Changing weather patterns and the increase in frequency of weather events such as forest fires, hurricanes and tornadoes could cause disruptions or the complete loss of our facilities. In addition, climate change concerns, and changes in the regulation of such concerns, including greenhouse gas emissions, could also subject us to additional costs and restrictions, including increased energy and raw materials costs which could negatively impact our financial condition and results of operations. The effects of climate change can have an adverse effect not only to our operations, but also that of our suppliers and customers, and can lead to increased regulations and changes in consumer preferences, which could adversely affect our business, results of operations, and financial condition.

We are subject to risks related to corporate and social responsibility and reputation.

Many factors influence our reputation including the perception of us held by our customers, suppliers, partners, shareholders, other key stakeholders, and the communities in which we operate. We face increasing scrutiny related to environmental, social and governance activities. We risk damage to our reputation if we fail to act responsibly in a number of areas, such as diversity and inclusion, environmental stewardship, sustainability, supply chain management, climate change, workplace conduct, and human rights. Any harm to our reputation could impact employee engagement and retention, our corporate culture, and the willingness of customers, suppliers, and partners to do business with us, which could have a material adverse effect on our business, results of operations and cash flows. Further, despite our policies to the contrary, we may not be able to control the conduct of every individual actor, and our employees and personnel may violate environmental, social or governance standards or engage in other unethical conduct. These acts, or any accusation of such conduct, even if proven to be false, could adversely impact the reputation of our business.

We have incurred and will continue to incur increased costs as a result of being a public company.
We became a public company on December 9, 2020. As a public company, we have incurred and will continue to incur significant legal, accounting, Sarbanes-Oxley compliance, insurance and other expenses that we did not incur as a private company. For example, we have incurred and will continue to incur increased legal and accounting costs as a result of being subject to the information and reporting requirements of the Exchange Act, and other federal securities laws. The costs of preparing and filing periodic and other reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders, will cause significant increases in our expenses than if we had remained privately-held. The cost of being a public company diverts resources that might otherwise have been used to develop our business, which could have a material adverse effect on our company.
As a privately held company, we were not required to comply with certain corporate governance and financial reporting practices and policies required of a public reporting company. As a public company, we are required to file with the SEC annual and quarterly information and other reports pursuant to the Exchange Act. We are also required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. In addition, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq Global Select Market and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we incur as a public company or the specific timing of such costs.
As a public company, we, among other things:
•prepare and distribute periodic public reports and other stockholder communications in compliance;
•comply with our obligations under the federal securities laws and applicable listing rules;
•create or expand the roles and duties of our board of directors and committees of the board of directors;
•institute more comprehensive financial reporting and disclosure compliance functions;
•enhance our investor relations function;
•establish new internal policies, including those relating to disclosure controls and procedures; and
•involve and retain to a greater degree outside counsel and accountants in the activities listed above.
These matters require a significant commitment of additional resources and many of our competitors already comply with these obligations. We may not be successful in complying with these obligations and the significant commitment of resources required for complying with them could have a material adverse effect on our business, financial condition and results of operations. These laws and regulations also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our committees of our board of directors or as our executive officers.
In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our results of operations on a timely and accurate basis could be impaired and we could suffer adverse regulatory consequences or violate applicable listing standards. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements, which could have a material adverse effect on our business, financial condition and results of operations.
The changes necessitated by becoming a public company require a significant commitment of resources and management supervision that has increased and may continue to increase our costs and might place a strain on our systems and resources. As a result, our management’s attention might be diverted from other business concerns. If we fail to maintain an effective internal control environment or to comply with the numerous legal and regulatory requirements imposed on public companies, we could make material errors in, and be required to restate, our financial statements. Any such restatement could result in a loss of public confidence in the reliability of our financial statements and sanctions imposed on us by the SEC. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. If we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, as applicable, fines, sanctions and other regulatory action and potentially civil litigation.
As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common stock.
As of December 31, 2021 we were no longer an emerging growth company, and we are now required to comply with Section 404 of the Sarbanes-Oxley Act. Compliance with these requirements may strain our resources, increase our costs and distract management, and we may, in the future, be unable to comply with these requirements in a timely or cost-effective manner.
For the 2021 fiscal year just completed, management and our independent outside auditor have attested that our internal control environment was operating effectively and in compliance with Section 404 of the Sarbanes-Oxley Act. However, in the future during the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We previously identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future, and if we are unable to achieve and maintain effective internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected.
Prior to our IPO in December 2020, we were a private company with limited accounting and finance personnel, adequate review processes and other resources with which to address our internal controls and procedures. In connection with the audit of our financial statements for fiscal 2019, we and our independent registered public accounting firm identified control deficiencies in the design and operation of our internal control over financial reporting that constituted material weaknesses previously disclosed in our registration statement on Form S-1 which was declared effective on December 9, 2020.
A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Our management determined that the previously disclosed material weaknesses were not remediated as of December 31, 2020: that (i) we did not maintain a sufficient complement of personnel with an appropriate degree of technical knowledge commensurate with our accounting and reporting requirements and (ii) our controls related to the preparation, review, and analysis of accounting information and financial statements were not adequately designed or appropriately implemented to identify material misstatements in our financial reporting on a timely basis for our U.S. entities and Eddi’s Wholesale Garden Supplies, Ltd. These material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected.
During 2021, we remediated the identified material weaknesses. In particular, we (i) hired and continue to hire, additional qualified accounting and financial reporting personnel with technical and/or public company experience, (ii)

implemented new control procedures over certain areas previously deemed ineffective related to the preparation, review, and analysis of accounting information and financial statements and (iii) engaged and continue to engage an external advisor to assist management in completing a Sarbanes-Oxley Act compliant risk assessment, creating detailed control documentation for in-scope business and information technology processes, identifying further control gaps and providing assistance on remediation procedures, and designing and implementing a Sarbanes-Oxley Act sub-certification process. Although we have remediated previously identified material weaknesses, we cannot assure you that the steps we have taken will prevent future material weaknesses from occurring.
We can give no assurance that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements and cause us to fail to meet our reporting obligations.
Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution, and other harmful consequences that may adversely impact our business and results of operations.
Acquisitions are an important element of our overall corporate strategy, and these transactions entail material investments by us and are material to our financial condition and results of operations. We expect to evaluate and enter into discussions regarding a wide array of potential strategic transactions. The process of integrating an acquired company, business, or product has created, and will continue to create, unforeseen operating difficulties and expenditures. The areas where we face risks may include, but are not limited to:
•diversion of management’s time and focus from operating our business to acquisition integration challenges;
•failure to successfully further develop the acquired business or products;
•implementation or remediation of controls, procedures and policies at the acquired company;
•integration of the acquired company’s accounting, information technology (IT) systems, human resources and other administrative systems, and coordination of product, engineering and sales and marketing functions;
•transition of operations, users and customers onto our existing platforms;
•reliance on the expertise of our strategic partners with respect to market development, sales, local regulatory compliance and other operational matters;
•failure to obtain required approvals on a timely basis, if at all, from governmental authorities, or conditions placed upon approval, under competition and antitrust laws which could, among other things, delay or prevent us from completing a transaction, or otherwise restrict our ability to realize the expected financial or strategic goals of an acquisition;
•in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;
•cultural challenges associated with integrating employees from the acquired company into our organization, and retention of employees from the businesses we acquire;
•liability for or reputational harm from activities of the acquired company before the acquisition or from our strategic partners, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and
•litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former stockholders or other third parties.
Our due diligence may fail to identify all liabilities associated with acquisitions and we may not assess the relative benefits and detriments of making an acquisition and may pay acquisition consideration exceeding the value of the acquired business. Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments or strategic alliances could cause us to fail to realize the anticipated benefits of such acquisitions, investments or alliances, incur unanticipated liabilities, and harm our business generally.

Our acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or impairment of goodwill and purchased long-lived assets, and restructuring charges, any of which could harm our financial condition or results of operations and cash flows.
Although acquisitions are an important element of our overall corporate strategy, there can be no assurance that we will be able to identify appropriate acquisition targets, successfully acquire identified targets or successfully integrate the business of acquired companies to realize the full, anticipated benefits of such acquisitions.
Damage to our reputation could have an adverse effect on our business.
Maintaining our strong reputation is a key component in our success. Product recalls, any inability to ship, sell or transport our products, governmental investigations and other matters may harm our reputation and acceptance of our products, which may materially and adversely affect our business operations, decrease sales and increase costs.
In addition, perceptions that the products we distribute and market are not safe could adversely affect us and contribute to the risk we will be subjected to legal action. We distribute and market a variety of products, such as nutrients, and growing media. On occasion, allegations or news reports may be made that some of these products have failed to perform up to expectations or have caused damage or injury to individuals or property. Public perception that the products we distribute or market are not safe could impair our reputation, involve us in litigation, damage our brand names and have a material adverse effect on our business.
Our marketing activities may not be successful.
We invest substantial resources in advertising, consumer promotions and other marketing activities to maintain, extend and expand our brand image. There can be no assurance that our marketing strategies will be effective or that the amount we invest in advertising activities will result in a corresponding increase in sales of our products. If our marketing initiatives are not successful, we will have incurred significant expenses without the benefit of higher revenues.
Our operations may be impaired if our information technology systems, or those of our third-party vendors, fail to perform adequately or if we or our third-party vendors are the subject of a data breach or cyber-attack.

We rely on information technology systems in order to conduct business, including communicating with employees and our distribution centers, ordering and managing materials from suppliers, selling and shipping products to retail customers and analyzing and reporting results of operations, as well as for storing sensitive, personal and other confidential information. While we have taken steps to ensure the security of our information technology systems, our security measures or those of our third-party vendors may not be effective and our or our third-party vendors’ systems may nevertheless be vulnerable to computer viruses, security breaches and other disruptions from unauthorized users. If our or our third-party vendors’ information technology systems are damaged or cease to be available or function properly for an extended period of time, whether as a result of a significant cyber incident or otherwise, our ability to communicate internally as well as with our retail customers could be significantly impaired, which may adversely impact our business. Our acquisition strategy may also result in exposure to certain technology risks during integration of systems of acquired companies to our existing platform. For example on January 31, 2022, certain of our computer systems related to the “Aurora” acquisition that had not yet been integrated into our main systems were the victim of a cybersecurity attack. We immediately took steps to isolate those systems and implemented measures to prevent the spread of the attack, including taking systems offline in an abundance of caution. Based on our investigation, we do not believe that there was any compromise to our main operating systems or controls over financial reporting.

Together with an outside cybersecurity forensics firm, we are continuing to investigate the attack to determine its nature, scope, duration, and impacts, as well as our vulnerability to another such attack and whether there was any exfiltration or misappropriation of data. At this point in the investigation, we have no evidence that the attack extended beyond the Aurora acquisition’s systems, We are assessing whether remedial measures will be required beyond integrating the acquisition’s systems with our main systems. At the time, we are unable to estimate the expenses we will incur in connection with the investigation and remediation efforts.
Additionally, the techniques used to obtain unauthorized, improper or illegal access to information technology systems are constantly evolving, may be difficult to detect quickly and often are not recognized until after they have been launched against a target. We may be unable to anticipate these techniques, react in a timely manner or implement adequate preventative or remedial measures. Any operational failure or breach of security from these increasingly sophisticated cyber threats could lead to the loss or disclosure of both our and our retail customers’ financial, product, and other confidential information, as well as personally identifiable information about our employees or customers, result in negative publicity and expensive and time-

consuming regulatory or other legal proceedings, damage our relationships with our customers and have a material adverse effect on our business and reputation. In addition, we may incur significant costs and operational consequences in connection with investigating, mitigating, remediating, eliminating and putting in place additional tools and devices designed to prevent future actual or perceived security incidents, as well as in connection with complying with any notification or other obligations resulting from any security incidents. Because we do not control our third-party vendors, or the processing of data by our third-party vendors, our ability to monitor our third-party vendors’ data security is limited and we cannot ensure the integrity or security of the measures they take to protect and prevent the loss of our or our consumers’ data. As a result, we are subject to the risk that cyber-attacks on, or other security incidents affecting, our third-party vendors may adversely affect our business even if an attack or breach does not directly impact our systems.

While the Company maintains cyber risk insurance, this insurance may not be sufficient to cover all losses from any breaches of the Company’s systems and does not extend to reputational damage or costs incurred to improve or strengthen systems against future threats or activity. Cyber risk insurance has also become more difficult and expensive to obtain, and we cannot be certain that our current level of insurance or the breadth of its terms and conditions will continue to be available on economically reasonable terms.

We occupy many of our facilities under long-term non-cancellable leases, and we may be unable to renew our leases at the end of their terms.
Many of our manufacturing facilities and distribution centers are located on leased premises subject to non-cancellable leases. Typically, our leases have initial terms ranging from two to twelve years, with options to renew for specified periods of time. We believe that our future leases will likely also be long-term and non-cancellable and have similar renewal options. If we close or stop fully utilizing a facility, we will most likely remain obligated to perform under the applicable lease, which would include, among other things, making the base rent payments and paying insurance, taxes and other expenses on the leased property for the remainder of the lease term. Our inability to terminate a lease when we stop fully utilizing a facility or exit a market can have a significant adverse impact on our financial condition, operating results and cash flows.

In addition, at the end of the lease term and any renewal period for a facility, we may be unable to renew the lease without substantial additional cost, if at all. If we are unable to renew our facility leases, we may close or relocate a facility, which could subject us to construction and other costs and risks, which in turn could have a material adverse effect on our business and operating results. Further, we may not be able to secure a replacement facility in a location that is as commercially viable, including access to rail service. Having to close a facility, even briefly to relocate, could reduce the sales that such facility would have contributed to our revenues. We have experienced delays in relocating certain of our facilities as a result of issues impacting the availability of transportation and the provision of other services necessary to open the new location.
The estimates and judgments we make, or the assumptions on which we rely, in preparing our consolidated financial statements could prove inaccurate.
Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and expenses, the amounts of charges accrued by us and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We cannot assure, however, that our estimates, or the assumptions underlying them, will not change over time or otherwise prove inaccurate. Any potential litigation related to the estimates and judgments we make, or the assumptions on which we rely, in preparing our consolidated financial statements could have a material adverse effect on our financial results, harm our business, and cause our share price to decline.
In order to manage our future expected growth, we may need to continue to grow the size of our organization, and we may experience difficulties in managing this growth.
Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. In addition, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Our future financial performance and our ability to continue to grow our operation and compete effectively will depend, in part, on our ability to effectively manage any future growth.
Potential tariffs or a global trade war could increase the cost of our products, which could adversely impact the competitiveness of our products and our financial results.

Since 2018, the United States has imposed tariffs on certain imports from China, including on lighting and environmental control equipment manufactured in China. If the U.S. administration imposes additional tariffs, or if additional tariffs or trade restrictions are implemented by the United States or other countries the cost of our products manufactured in China and imported into the United States or other countries could increase, which in turn could adversely affect the demand for these products and have a material adverse effect on our business and results of operations.
Unanticipated changes in our tax provisions, the adoption of new tax legislation or exposure to additional tax liabilities could affect our profitability and cash flows.
We are subject to income and other taxes in the United States federal jurisdiction and various local, state and foreign jurisdictions. Our effective tax rate in the future could be adversely affected by changes to our operating structure, changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets (such as net operating losses and tax credits) and liabilities, changes in tax laws and the discovery of new information in the course of our tax return preparation process. In particular, the carrying value of deferred tax assets, which are predominantly related to our operations in the United States, is dependent on our ability to generate future taxable income of the appropriate character in the relevant jurisdiction.
From time to time, tax proposals are introduced or considered by the U.S. Congress or the legislative bodies in local, state and foreign jurisdictions that could also affect our tax rate, the carrying value of our deferred tax assets, or our tax liabilities. Our tax liabilities are also affected by the amounts we charge for inventory, services, licenses and funding. We are subject to ongoing tax audits in various jurisdictions. In connection with these audits (or future audits), tax authorities may disagree with our determinations and assess additional taxes. We regularly assess the likely outcomes of our audits in order to determine the appropriateness of our tax provision. As a result, the ultimate resolution of our tax audits, changes in tax laws or tax rates, and the ability to utilize our deferred tax assets could materially affect our tax provision, net income and cash flows in future periods.
We may be limited in our ability to utilize, or may not be able to utilize, net operating loss carryforwards to reduce our future tax liability.
As of December 31, 2021, we had U.S. federal net operating loss (“NOL”) carryforwards of approximately $74.9 million, the utilization of which may be limited annually due to certain change in ownership provisions of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Our NOL carryforwards will begin to expire in 2037. See Note 13 - Income Taxes, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K for a further discussion of the carryforward of our NOLs. As of December 31, 2021, we maintained a valuation allowance of approximately $14.9 million on the majority of our net deferred tax assets.
An “ownership change” (generally defined as greater than 50-percentage-point cumulative changes in the equity ownership of certain stockholders over a rolling three-year period) under Section 382 of the Code may limit our ability to utilize fully our pre-change NOL carryforwards to reduce our taxable income in periods following the ownership change. In general, an ownership change would limit our ability to utilize NOL carryforwards to an amount equal to the aggregate value of our equity at the time of the ownership change multiplied by a specified tax-exempt interest rate, subject to increase by certain built-in gains. Similar provisions of state tax law may also apply to our state NOL carryforwards. In addition, future changes in our stock ownership, some of which may be beyond our control, could result in additional ownership changes under Section 382 of the Code.
If we need additional capital to fund our operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.
In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. There can be no assurance that additional capital will be available to us. If we cannot obtain sufficient capital to fund our operations, we may be forced to limit the scope of our expansion.
If product liability lawsuits are brought against us, we may incur substantial liabilities.
We face a potential risk of product liability as a result of any of the products that we offer for sale. For example, we may be sued if any product we sell allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in: (i) decreased demand for products that we may offer for sale; (ii) injury to our reputation; (iii) costs to defend the related litigation; (iv) a diversion of management’s time and our resources; (v) substantial monetary awards to trial participants or patients; (vi) product recalls, withdrawals or labeling, marketing or promotional restrictions; (vii) a decline in our stock price. Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We do not maintain any product liability insurance. Even if we obtain product liability insurance in the future, we may have to pay amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.
Risks Relating to Our Indebtedness
The JPMorgan credit facilities have restrictions on our ability to sell our products directly to the cannabis industry.

On March 29, 2021, we and our subsidiaries (the “Subsidiary Obligors”) entered into a $50 million senior secured revolving loan facility with JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent for the lenders, which was amended on October 25, 2021 to increase such revolving loan facility to $100 million (as amended, the “JPMorgan Revolving Loan Facility”). On October 25, 2021, we and the Subsidiary Obligors entered into a $125 million senior secured term loan facility with JPMorgan, as administrative agent for the lenders (the “JPMorgan Term Loan Facility”). The JPMorgan Revolving Loan Facility and the JPMorgan Term Loan Facility each contain customary covenants, restrictions and defaults. The JPMorgan Revolving Loan Facility prohibits us and the Subsidiary Obligors from selling our products, inventory or services directly to cannabis growers or to retailers that sell only to the cannabis industry. The JPMorgan Term Loan Facility prohibits us and the Subsidiary Obligors from selling our products, inventory or services directly to cannabis growers operating in any country that prohibits the sale and use of cannabis products other than in accordance with the applicable laws of such country. We are in compliance with the terms set forth in the JPMorgan Revolving Loan Facility and the JPMorgan Term Loan Facility and maintain policies and procedures that are designed to promote and achieve continued compliance with such requirements.

These compliance requirements may require that we be more selective than our competitors when selecting to whom we sell our products, and in certain situations, may afford our competitors a competitive advantage if we are not able to sell our products to a certain customer, and may negatively impact our marketing efforts, sales and reputation in the market. Moreover, the breach of any of these compliance requirements may result in the occurrence of an event of default under each of the JPMorgan Revolving Loan Facility and the JPMorgan Term Loan Facility, which would entitle JPMorgan to terminate the commitments thereunder and declare all loans then outstanding to be due and payable. The foregoing events would have a material adverse effect on our business, results of operations and financial condition.

Substantially all of our and our Subsidiary Obligors’ assets are pledged to secure obligations under the JPMorgan credit facilities.

We and our Subsidiary Obligors have granted a continuing security interest in substantially all of our assets to JPMorgan, as administrative agent on behalf of the lenders party to such agreements. If we or the Subsidiary Obligors default on any of our obligations under such agreements, JPMorgan will be entitled to exercise remedies available to them resulting from such default, including increasing the applicable interest rate on all amounts outstanding, declaring all amounts due thereunder immediately due and payable, assuming possession of the secured assets, and exercising rights and remedies of a secured party under the Uniform Commercial Code, as applicable then in the United States, or the Personal Property Security Act, as applicable then in Canada. Our ability to conduct our business may be materially harmed as a result of the exercise of any remedies, in the event that such remedies are exercisable, by JPMorgan.

The JPMorgan credit facilities contain, and future debt facilities may contain, restrictions that limit our flexibility in operating our business.

The existing JPMorgan credit facilities contain, and any documents governing our or our subsidiaries’ future indebtedness may contain, numerous financial and operating covenants that limit the discretion of management with respect to certain business matters. Such restrictive covenants include restrictions on, among others, our or our subsidiaries’ ability to: (1) incur additional indebtedness; (2) create or suffer to exist any liens upon any of our or our subsidiaries’ property; (3) pay dividends and other distributions or enter into agreements restricting our subsidiaries’ ability to pay dividends; (4) make investments; (5) make certain loans; (6) dispose of assets; (7) merge, amalgamate, combine or consolidate; (8) engage in certain transactions with stockholders or affiliates; (9) amend or otherwise alter the terms of our or our subsidiaries’ indebtedness; and (10) alter the business that we conduct. The existing JPMorgan credit facilities also require, and any documents governing our or our subsidiaries’ future indebtedness may require, us to meet certain financial ratios and tests. Noncompliance with the applicable financial ratios and tests are specified defaults under the JPMorgan Revolving Loan Facility.

We and our Subsidiary Obligors’ ability to comply with these and other provisions of the existing JPMorgan credit facilities is dependent on our future performance, which will be subject to many factors, some of which are beyond our control. The breach of any of these covenants or noncompliance with any of these financial ratios and tests could result in an event of default under the existing debt agreements, which, if not cured or waived, could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may also contain cross-acceleration or cross-default provisions. Variable rate indebtedness subjects us and the Subsidiary Obligors to the risk of higher interest rates, which could cause our future debt service obligations to increase significantly.

Uncertainty relating to the London interbank offered rate (“LIBOR”) and the potential discontinuation of LIBOR in the future may adversely affect our interest expense.

LIBOR has historically been widely used as a reference for setting the interest rate on loans globally. LIBOR is the subject of recent national, international and other regulatory guidance and proposals for reform or discontinuation. In particular, on July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority, which regulates LIBOR, announced that it will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. Subsequently, the ICE Benchmark Administration announced its plan to extend the date most U.S. dollar LIBOR values would cease being computed to June 30, 2023. Following the end of 2021, LIBOR ceased being a widely used benchmark interest rate.

The JPMorgan Revolving Loan Facility and the JPMorgan Term Loan Facility each contains benchmark replacement terms pursuant to which the LIBOR-based rates will convert to Secured Overnight Funding Rate (SOFR) based rates or other alternative rates upon the occurrence of certain events. The floor of 0.0% or 1.0%, as applicable, would continue to apply to any alternative rate. SOFR (and other potential alternative rates) are overnight rates, while LIBOR has seven varying rates on terms of one day to one year. The JPMorgan Revolving Loan Facility utilizes one-month, two-month, or three-month interest periods while the JPMorgan Term Loan Facility utilizes one-month, three-month or six-month interest periods. The agreement attempts to provide mechanisms whereby the tenor (one month, two months, three months or six months, as applicable) of the LIBOR based rates would remain the same even though SOFR is an overnight rate. In addition, LIBOR incorporates built in credit risk component because it is based on the aggregate cost of borrowing by a bank and SOFR does not have this component since it is based on overnight transactions in the Treasury repurchase market. Accordingly, there are inherent difficulties in matching these two rates and it is possible that the use of SOFR may result in a higher rate.

There is no guarantee that an alternate interest rate will be established for the JPMorgan Revolving Loan Facility or JPMorgan Term Loan Facility, and even if an alternative interest rate is established, such alternate interest rate may be higher than a corresponding interest rate benchmarked to LIBOR, especially given uncertainty as to the effectiveness of alternative rate-setting methodologies prior to their utilization in practice. Uncertainty as to the nature of any potential modification to or discontinuation of LIBOR, the decline in usefulness of LIBOR as an interest rate reference prior to its discontinuation, the establishment of alternative interest rates or the implementation of any other potential changes may materially and adversely affect our interest expense.
Risks Relating to Third Parties
Our reliance on a limited base of suppliers for certain products, such as light ballasts, may result in disruptions to our business and adversely affect our financial results.
Although we continue to implement risk-mitigation strategies for single-source suppliers, we rely on a limited number of suppliers for certain of our light ballasts, used in manufacturing our lighting systems. A portion of our key suppliers experienced significant volume demands in 2021, which impacted supplier performance. If we are unable to maintain supplier arrangements and relationships, if we are unable to contract with suppliers at the quantity and quality levels needed for our business, or if any of our key suppliers becomes insolvent or experience other financial distress, we could experience disruptions in production, which could have a material adverse effect on our financial condition, results of operations and cash flows.
Disruption in our global supply chain has impacted and may continue to negatively impact our businesses.

The products we sell are sourced from a wide variety of domestic and international vendors, and any disruption in our supply chain or inability to find qualified vendors and access products that meet requisite quality and safety standards in a timely and efficient manner could adversely impact our businesses. The loss or disruption of such supply arrangements for any reason, including for issues such as COVID-19 or other health epidemics or pandemics, labor disputes, loss or impairment of key manufacturing sites, inability to procure sufficient raw materials, quality control issues, ethical sourcing issues, a supplier’s financial distress, natural disasters, looting, vandalism or acts of war or terrorism, trade sanctions or other external factors over which we have no control, could interrupt product supply and, if not effectively managed and remedied, have a material adverse impact on our business operations, financial condition and results of operations.

Also, as a result of the current geopolitical tensions and conflict between Russia and Ukraine, and the recent recognition by Russia of the independence of the self-proclaimed republics of Donetsk and Luhansk, in the Donbas region of Ukraine, the governments of the United States, the European Union, Japan and other jurisdictions have recently announced the imposition of sanctions on certain industry sectors and parties in Russia and the regions of Donetsk and Luhansk, as well as enhanced export controls on certain products and industries. These and any additional sanctions and export controls, as well as any counter responses by the governments of Russia or other jurisdictions, could adversely affect, directly or indirectly, the global supply chain, with negative implications on the availability and prices of raw materials, energy prices, and our customers, as well as the global financial markets and financial services industry.

A significant interruption in the operation of our or our suppliers’ facilities could impact our capacity to produce products and service our customers, which could adversely affect revenues and earnings.
Operations at our and our suppliers’ facilities are subject to disruption for a variety of reasons, including fire, flooding or other natural disasters, disease outbreaks or pandemics, acts of war, terrorism, government shut-downs and work stoppages. Some of our key suppliers experienced significant demand and increased volume for the year 2021. A significant interruption in the operation of our or our suppliers’ facilities, especially for those products manufactured at a limited number of facilities, such as fertilizer and liquid products, could significantly impact our capacity to sell products and service our customers in a timely manner, which could have a material adverse effect on our customer relationships, revenues, earnings and financial position.
If our suppliers are unable to source raw materials in sufficient quantities, on a timely basis, and at acceptable costs, our ability to sell our products may be harmed.
The manufacture of some of our products is complex and requires precise high quality manufacturing that is difficult to achieve. We have in the past experienced, and may in the future experience, difficulties in manufacturing our products on a timely basis and in sufficient quantities. These difficulties in the past have primarily related to difficulties associated with ramping up production of newly introduced products and may result in increased delivery lead-times and increased costs of manufacturing these products. Our failure to achieve and maintain the required high manufacturing standards could result in further delays or failures in product testing or delivery, cost overruns, product recalls or withdrawals, increased warranty costs or other problems that could harm our business and prospects.
In determining the required quantities of our products and the manufacturing schedule, we must make significant judgments and estimates based on historical experience, inventory levels, current market trends and other related factors. Because of the inherent nature of estimates, there could be significant differences between our estimates and the actual amounts of products we require, which could harm our business and results of operations.
Disruptions in availability or increases in the prices of raw materials sourced by suppliers could adversely affect our results of operations.
We source many of our product components from outside of the United States. The general availability and price of those components can be affected by numerous forces beyond our control, including political instability, trade restrictions and other government regulations, duties and tariffs, price controls, the availability of shipping and transportation services, changes in currency exchange rates and weather.
A significant disruption in the availability of any of our key product components could negatively impact our business. In addition, increases in the prices of key commodities and other raw materials could adversely affect our ability to manage our cost structure. Market conditions may limit our ability to raise selling prices to offset increases in our raw material costs. Our proprietary technologies can limit our ability to locate or utilize alternative inputs for certain products. For certain inputs, new sources of supply may have to be qualified under regulatory standards, which can require additional investment and delay bringing a product to market.
If our suppliers that currently, or will in the future, sell directly to the retail market in which we conduct our current or future business, enhance these efforts and cease or decrease their sales through us, our ability to sell certain products could be harmed.
Our distribution and sales and marketing capabilities provide significant value to our suppliers. Distributed brand suppliers sell through us in order to access thousands of retail and commercial customers across the United States and Canada with short order lead times, no minimum order quantity on individual items, free or minimal freight expense and trade credit terms. Based on our knowledge and communication with our suppliers, we believe some of our suppliers sell directly to the retail market. If these suppliers were to cease working with us, or proceed to enhance their direct-to-customer efforts, our product offerings, reputation, operation and business could be materially adversely affected.
Risks Relating to the Cannabis Industry
In the United States, we sell our products through third-party retailers and resellers which do not exclusively sell to the cannabis industry. It is evident to us that the movement towards the legalization of cannabis in the United States and its legalization in Canada has ultimately had a significant, positive impact on our industry. Accordingly, the risks referred to below, to the extent they relate to our customers could impact us indirectly. In addition, if our business is deemed to transact with companies in the United States involved in the cannabis business, these risks could apply directly to us. “Cannabis Industry Participants” means the potential customers and end-users of our products who are engaged in the cannabis industry.
We are subject to a number of risks, directly and indirectly through Cannabis Industry Participants, because cannabis is illegal under federal law.
Cannabis is illegal under United States federal law. Federal law and enforcement may adversely affect the implementation of medical cannabis and/or adult-use cannabis laws, and may negatively impact our revenues and profits.
Under the Controlled Substances Act, the U.S. Government lists cannabis as a Schedule I controlled substance (i.e., deemed to have no medical value), and accordingly the manufacturing (cultivation), sale, or possession of cannabis is federally illegal. It is also federally illegal in the United States to advertise the sale of cannabis or to sell paraphernalia designed or intended primarily for use with cannabis, unless the paraphernalia is authorized by federal, state, or local law. The United States Supreme Court has ruled in United States v. Oakland Cannabis Buyers’ Cooperative and Gonzales v. Raich, 532 U.S. 483 (2001), that the United States federal government has the right to regulate and criminalize cannabis, even for medical purposes. The illegality of cannabis under United States federal law preempts state laws that legalize its use. Therefore, strict enforcement of United States federal law regarding cannabis would likely adversely affect our revenues and results of operations.
Other laws that directly impact the cannabis growers that are end users of certain of our products include:
•Businesses trafficking in cannabis may not take tax deductions for costs beyond costs of goods sold under Code Section 280E. There is no way to predict how the federal government may treat cannabis business from a taxation standpoint in the future and no assurance can be given to what extent Code Section 280E, or other tax-related laws and regulations, may be applied to cannabis businesses in the future.
•Because the manufacturing (cultivation), sale, possession and use of cannabis is illegal under federal law, cannabis businesses may have restricted intellectual property and proprietary rights, particularly with respect to obtaining and enforcing patents and trademarks. In addition, cannabis businesses may face court action by third parties under the Racketeer Influenced and Corrupt Organizations Act (“RICO”). Intellectual property and proprietary rights could be impaired as a result of cannabis business, and cannabis businesses could be named as a defendant in an action asserting a RICO violation.
•Federal bankruptcy courts cannot provide relief for parties who engage in cannabis or cannabis businesses. Recent bankruptcy rulings have denied bankruptcies for cannabis dispensaries upon the justification that businesses cannot violate federal law and then claim the benefits of federal bankruptcy for the same activity and upon the justification that courts cannot ask a bankruptcy trustee to take possession of, and distribute cannabis assets as such action would violate the CSA. Therefore, cannabis businesses may not be able to seek the protection of the bankruptcy courts and this could materially affect their financial performance and/or their ability to obtain or maintain credit.
•Since cannabis is illegal under federal law, there is a strong argument that banks cannot accept for deposit funds from businesses involved in the cannabis industry. Consequently, businesses involved in the cannabis industry often have difficulty finding a bank willing to accept their business. Any such inability to open or maintain bank accounts may make it difficult for cannabis businesses to operate. Under the Bank Secrecy Act (“BSA”), banks must report to the federal government any suspected illegal activity, which includes any transaction associated with a cannabis business. These reports must be filed even though the business is operating legitimately under state law.
•Insurance that is otherwise readily available, such as general liability and directors and officer’s insurance, may be more difficult to find, and more expensive.

The former administration, or any new administration or attorney general, could change federal enforcement policy or execution and decide to enforce the federal cannabis laws more strongly. On January 4, 2018, former U.S. Attorney General Jeff Sessions issued a memorandum rescinding previous guidance (directing U.S. Department of Justice and the U.S. Attorneys’ offices to focus their cannabis enforcement efforts under federal law only in identified priority areas, such as sale to minors, criminal enterprises, and interstate sales). Under the Sessions memorandum, local U.S. Attorneys’ offices retain discretion regarding the prosecution of cannabis activity authorized under state laws and regulations. While former U.S. Attorney General William Barr expressed support for the National Organization to Reform Marijuana Laws (“NORML”) during his Senate testimony on April 10, 2019, further change in the federal approach towards enforcement could negatively affect the industry, potentially ending it entirely. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us. The legal uncertainty and possible future changes in law could negatively affect our growth, revenues, results of operations and success generally.
Federal authorities may decide to change their current posture and begin to enforce current federal cannabis law and, if they decide to ignore the principles in the Cole Memorandum issued in 2013 (the “Cole Memorandum”) and begin to aggressively enforce such laws, it is possible that they could allege that we violated federal laws by selling products used in the cannabis industry. As a result, active enforcement of the current federal regulatory position on cannabis may thus directly or indirectly adversely affect our revenues and profits.
Violations of any U.S. federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the U.S. federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. This could have a material adverse effect on our business, including our reputation and ability to conduct business, the listing of our securities on any stock exchanges, the settlement of trades of our securities, our ability to obtain banking services, our financial position, operating results, profitability or liquidity or the market price of our publicly traded shares. In addition, it is difficult for us to estimate the time or resources that would be needed for the investigation of any such matters or their final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.
Cannabis Industry Participants are subject to federal and state controlled substance laws and regulations. As a result, we are indirectly subject to a number of risks related to controlled substances.
We sell our products through third-party retailers and resellers which do not exclusively sell to the cannabis industry. Some of our products are sold to Cannabis Industry Participants and used in connection with cannabis businesses that are subject to federal and state controlled substance laws and regulations. Companies that transact directly or indirectly with cannabis businesses are subject to a number of risks related to controlled substances, which risks could reduce demand for our products by Cannabis Industry Participants. Such risks include, but are not limited to, the following:
•Cannabis is a Schedule I drug under the CSA and regulated by the Drug Enforcement Administration (the “DEA”) as an illegal substance. The Food and Drug Administration (“FDA”), in conjunction with the DEA, licenses cannabis research and drugs containing active ingredients derived from cannabis. If cannabis were to become legal under federal law, its sale and use could become regulated by the FDA or another federal agency.
•If cannabis were to become regulated by the FDA or another federal agency, extensive regulations may be imposed on the sale or use of cannabis. Such regulations could result in a decrease in cannabis sales and have a material adverse impact on the demand for our products. If we or our Cannabis Industry Participants are unable to comply with any applicable regulations and/or registration prescribed by the FDA, we may be unable to continue to transact with retailers and resellers who sell products to cannabis businesses and/or our financial condition may be adversely impacted.
•Controlled substance legislation differs between states and legislation in certain states may restrict or limit Cannabis Industry Participants from buying our products. Cannabis Industry Participants may be required to obtain separate state registrations, permits or licenses in order to be able to obtain, handle and/or distribute controlled substances in a state. Such state regulatory requirements may be costly and, the failure of such Cannabis Industry Participants to meet such regulatory requirements could lead to enforcement and sanctions by the states in addition to any from the DEA or otherwise arising under federal law. We could be implicated in such enforcement or sanctions because of the purchase of our products by such Cannabis Industry Participants.
•The failure of our Cannabis Industry Participants to comply with applicable controlled substance laws and regulations, or the cost of compliance with these laws and regulations, may adversely affect the demand for our products and, as a result, the financial results of our business operations and our financial condition.

Furthermore, the JPMorgan Credit Facility restricts our ability and the ability of the Subsidiary Obligors to sell our products directly to U.S. cannabis growers or to retailers that sell only to the U.S. cannabis industry.
Our growth is highly dependent on the U.S. cannabis market. In the past, California regulations caused licensing shortages and future regulations may create other limitations that decrease the demand for our products. State level regulations adopted in the future may adversely impact our business. Supply and demand and prevailing prices for cannabis may also adversely impact our business.
The base of cannabis growers in the United States has grown over the past 20 years since the legalization of cannabis for medical uses in states such as California, Colorado, Michigan, Nevada, Oregon and Washington, with a large number of those growers depending on products similar to those we distribute. The U.S. cannabis market is still in its infancy and early adopter states such as California, Colorado and Washington represent a large portion of historical industry revenues. If the U.S. cannabis cultivation market does not grow as expected, our business, financial condition and results of operations could be adversely impacted.
Cannabis remains illegal under U.S. federal law, with cannabis listed as a Schedule I substance under the CSA. Notwithstanding laws in various states permitting certain cannabis activities, all cannabis activities, including possession, distribution, processing and manufacturing of cannabis and investment in, and financial services or transactions involving proceeds of, or promoting such activities remain illegal under various U.S. federal criminal and civil laws and regulations, including the CSA, as well as laws and regulations of several states that have not legalized some or any cannabis activities to date. Compliance with applicable state laws regarding cannabis activities does not protect us from federal prosecution or other enforcement action, such as seizure or forfeiture remedies, nor does it provide any defense to such prosecution or action. Cannabis activities conducted in or related to conduct in multiple states may potentially face a higher level of scrutiny from federal authorities. Penalties for violating federal drug, conspiracy, aiding, abetting, bank fraud and/or money laundering laws may include prison, fines, and seizure/forfeiture of property used in connection with cannabis activities, including proceeds derived from such activities.
We sell our products through third-party retailers and resellers which do not exclusively sell to the cannabis industry, however, it is evident to us that the movement towards the legalization of cannabis in the U.S. and its legalization in Canada has ultimately had a significant, positive impact on our industry. We are not currently subject directly to any state laws or regulations controlling participants in the legal cannabis industry. However, regulation of the cannabis industry does impact those that we believe represent many end-users for our products and, accordingly, there can be no assurance that changes in regulation of the industry and more rigorous enforcement by federal authorities will not have a material adverse effect on us.

Legislation and regulations pertaining to the use and cultivation of cannabis are enacted on both the state and federal government level within the United States. As a result, the laws governing the cultivation and use of cannabis may be subject to change. Any new laws and regulations limiting the use or cultivation of cannabis and any enforcement actions by state and federal governments could indirectly reduce demand for our products, and may impact our current and planned future operations.
Individual state laws regarding the cultivation and possession of cannabis for adult and medical uses conflict with federal laws prohibiting the cultivation, possession and use of cannabis for any purpose. A number of states have passed legislation legalizing or decriminalizing cannabis for adult-use, other states have enacted legislation specifically permitting the cultivation and use of cannabis for medicinal purposes, and several states have enacted legislation permitting cannabis cultivation and use for both adult and medicinal purposes. Variations exist among those states’ cannabis laws. Evolving federal and state laws and regulations pertaining to the use or cultivation of cannabis, as well active enforcement by federal or state authorities of the laws and regulations governing the use and cultivation of cannabis may indirectly and adversely affect our business, our revenues and our profits.
Furthermore, the JPMorgan Credit Facility restricts our ability and the ability of the Subsidiary Obligors to sell our products directly to cannabis growers or to retailers that sell only to the cannabis industry. See “— Risks Relating to Our Indebtedness.”
Certain of our products may be purchased for use in new and emerging industries and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations, future scientific research and public perception.
We sell products, including hydroponic gardening products, through third-party retailers and resellers. End users may purchase these products for use in new and emerging industries, including the growing of cannabis that may not achieve market acceptance in a manner that we can predict. The demand for these products is dependent on the growth of these industries, which is uncertain, as well as the laws governing the growth, possession, and use of cannabis by adults for both adult and medical-use.
Laws and regulations affecting the U.S. cannabis industry are continually changing, which could detrimentally affect our growth, revenues, results of operations and success generally. Local, state and federal cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require the end users of certain of our products or us to incur substantial costs associated with compliance or to alter our respective business plans. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our results of operation and financial condition.
Scientific research related to the benefits of cannabis remains in its early stages, is subject to a number of important assumptions, and may prove to be inaccurate. Future research studies and clinical trials may reach negative conclusions regarding the viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to medical cannabis, which could materially impact the demand for our products for use in the cannabis industry.
The public’s perception of cannabis may significantly impact the cannabis industry’s success. Both the medical and adult-use of cannabis are controversial topics, and there is no guarantee that future scientific research, publicity, regulations, medical opinion, and public opinion relating to cannabis will be favorable. The cannabis industry is an early-stage business that is constantly evolving with no guarantee of viability. The market for medical and adult-use of cannabis is uncertain, and any adverse or negative publicity, scientific research, limiting regulations, medical opinion and public opinion (whether or not accurate or with merit) relating to the consumption of cannabis, whether in the United States or internationally, may have a material adverse effect on our operational results, consumer base, and financial results. Among other things, such a shift in public opinion could cause state jurisdictions to abandon initiatives or proposals to legalize medical or adult-use cannabis or adopt new laws or regulations restricting or prohibiting the medical or adult-use of cannabis where it is now legal, thereby limiting the Cannabis Industry Participants.
Demand for our products may be negatively impacted depending on how laws, regulations, administrative practices, enforcement approaches, judicial interpretations, and consumer perceptions develop. We cannot predict the nature of such developments or the effect, if any, that such developments could have on our business.
Our indirect involvement in the cannabis industry could affect the public’s perception of us and be detrimental to our reputation.
Damage to our reputation can be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. Cannabis has often been associated with various other narcotics, violence and criminal activities, the risk of which is that our retailers and resellers that transact with cannabis businesses might attract negative publicity. There is also risk that the action(s) of other participants, companies and service providers in the cannabis industry may negatively affect the reputation of the industry as a whole and thereby negatively impact our reputation. The increased use of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views with regard to cannabis companies and their activities, whether true or not and the cannabis industry in general, whether true or not. We do not ultimately have direct control over how the cannabis industry is perceived by others. Reputation loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations and an impediment to our overall ability to advance our business strategy and realize our growth prospects, thereby having a material adverse impact on our business.
In addition, third parties with whom we may do business could perceive that they are exposed to reputational risk as a result of our retailers’ and resellers’ involvement with cannabis businesses. Failure to establish or maintain business relationships due to reputational risk arising in connection with the nature of our business could have a material adverse effect on our business, financial condition and results of operations.
Businesses involved in the cannabis industry, and investments in such businesses, are subject to a variety of laws and regulations related to money laundering, financial recordkeeping and proceeds of crimes.
We sell our products through third-party retailers and resellers which do not exclusively sell to the cannabis industry. Investments in the U.S. cannabis industry are subject to a variety of laws and regulations that involve money laundering, financial recordkeeping and proceeds of crime, including the BSA, as amended by the USA PATRIOT Act, other anti-money laundering laws, and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States. In February 2014, the Financial Crimes Enforcement Network of the Treasury Department

(“FinCEN”) issued a memorandum (the “FinCEN Memo”) providing guidance to banks seeking to provide services to cannabis businesses. The FinCEN Memo outlines circumstances under which banks may provide services to cannabis businesses without risking federal prosecution for violation of U.S. federal money laundering laws. It refers to supplementary guidance that Deputy Attorney General Cole issued to U.S. federal prosecutors relating to the prosecution of U.S. money laundering offenses predicated on cannabis violations of the CSA and outlines extensive due diligence and reporting requirements. On June 29, 2020, FinCEN issued additional guidance for financial institutions conducting due diligence and filing suspicious activity reports in connection with hemp-related business customers. While these guidelines clarify that financial institutions are not required to file suspicious activity reports solely based on a customer’s hemp-related business operations that comply with applicable state law and regulations, these requirements can still present challenges for certain end users of our products in establishing and maintaining banking relationships, and restrictions on cannabis-related banking activities remain. In September 2019, the United States House of Representatives passed the SAFE Banking Act, which would permit commercial banks to offer services to cannabis companies that are in compliance with state law, but the Senate has not taken up the SAFE Banking Act or other similar legislation. Compliance with applicable state laws regarding cannabis activities does not protect from federal prosecution or other enforcement action, such as seizure or forfeiture remedies, nor does it provide any defense to such prosecution or action. Cannabis-related activities conducted in or related to conduct in multiple states may potentially face a higher level of scrutiny from federal authorities. Changes to current Justice Department or Treasury Department policies or current state laws or regulations might adversely affect the legal risks under federal anti-money laundering laws posed by the acceptance directly by our distributors or indirectly by us of proceeds of our end users’ cannabis growing activities.
Risks Relating to Other Regulations
Certain state and other regulations pertaining to the use of certain ingredients in growing media and plant nutrients could adversely impact us by restricting our ability to sell such products.
One of our leading product lines is growing media and nutrients products. This product line includes certain products, such as organic soils and nutrients that contain ingredients that require the companies that provide us with these products to register the product with certain regulators. The use and disposal of these products in some jurisdictions are subject to regulation by various agencies. A decision by a regulatory agency to significantly restrict the use of such products that have traditionally been used in the cultivation of our leading products could have an adverse impact on those companies providing us with such regulated products, and as a result, limit our ability to sell these products.
Our products and operations may be subject to increased regulatory and environmental scrutiny in jurisdictions in which we do business. For example, we are subject to regulations relating to our harvesting of peat moss in Canada, which has come under increasing regulatory and environmental scrutiny at the federal, provincial and territorial levels.

We are currently subject to, and may in the future become subject to additional, U.S., state and foreign laws and regulations imposing obligations on how we collect, store and process personal information. Our actual or perceived failure to comply with such obligations could harm our business.
We are, and may increasingly become, subject to various laws and regulations, as well as contractual obligations, relating to data privacy and security in the jurisdictions in which we operate. The regulatory environment related to data privacy and security is increasingly rigorous, with new and constantly changing requirements applicable to our business, and enforcement practices are likely to remain uncertain for the foreseeable future. These laws and regulations may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material adverse effect on our business, financial condition, results of operations and prospects.
In the United States, various federal and state regulators, including governmental agencies like the Consumer Financial Protection Bureau and the Federal Trade Commission, have adopted, or are considering adopting, laws and regulations concerning personal information and data security. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to personal information than federal, international or other state laws, and such laws may differ from each other, all of which may complicate compliance efforts. For example, the California Consumer Privacy Act (“CCPA”), which increases privacy rights for California residents and imposes obligations on companies that process their personal information, came into effect on January 1, 2020. Among other things, the CCPA requires covered companies to provide new disclosures to California consumers and provide such consumers new data protection and privacy rights, including the ability to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. In addition, on November 3, 2020, California voters approved a new privacy law, the California Privacy Rights Act (“CPRA”). The CPRA comes into effect on January 1, 2023, and will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain personal information and creating a new state agency to oversee implementation and enforcement efforts. Virginia and Colorado also enacted comprehensive data privacy laws similar to the CCPA, both of which will be effective in 2023. In addition, laws in all 50 U.S. states require businesses to provide notice to consumers whose personal information has been disclosed as a result of a data breach. State laws are changing rapidly and there is discussion in the U.S. Congress of a new comprehensive federal data privacy law to which we would become subject if it is enacted.
Internationally, laws, regulations and standards in many jurisdictions apply broadly to the collection, use, retention, security, disclosure, transfer and other processing of personal information. For example, the E.U. General Data Protection Regulation (“GDPR”), which became effective in May 2018, greatly increased the European Commission’s jurisdictional reach of its laws and adds a broad array of requirements for handling personal data. EU member states are tasked under the GDPR to enact, and have enacted, certain implementing legislation that adds to and/or further interprets the GDPR requirements and potentially extends our obligations and potential liability for failing to meet such obligations. The GDPR, together with national legislation, regulations and guidelines of the EU member states and the United Kingdom governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, use, retain, protect, disclose, transfer and otherwise process personal data. In particular, the GDPR includes obligations and restrictions concerning the consent and rights of individuals to whom the personal data relates, the transfer of personal data out of the European Economic Area or the United Kingdom, security breach notifications and the security and confidentiality of personal data. The GDPR authorizes fines for certain violations of up to 4% of global annual revenue or €20 million, whichever is greater.
All of these evolving compliance and operational requirements impose significant costs, such as costs related to organizational changes, implementing additional protection technologies, training employees and engaging consultants, which are likely to increase over time. In addition, such requirements may require us to modify our data processing practices and policies, distract management or divert resources from other initiatives and projects, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Any failure or perceived failure by us to comply with any applicable federal, state or similar foreign laws and regulations relating to data privacy and security could result in damage to our reputation, as well as proceedings or litigation by government agencies or other third parties, including class action privacy litigation in certain jurisdictions, which would subject us to significant fines, sanctions, awards, penalties or judgements, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Compliance with, or violation of, environmental, health and safety laws and regulations, including laws pertaining to the use of pesticides, could result in significant costs that adversely impact our reputation, businesses, financial position, results of operations and cash flows.
International, federal, state, provincial and local laws and regulations relating to environmental, health and safety matters affect us in several ways in light of the ingredients that are used in products included in our growing media and nutrients product line. In the United States, products containing pesticides generally must be registered with the Environmental Protection Agency (the “EPA”), and similar state agencies before they can be sold or applied. The failure by one of our partners to obtain or the cancellation of any such registration, or the withdrawal from the marketplace of such pesticides, could have an adverse effect on our businesses, the severity of which would depend on the products involved, whether other products could be substituted and whether our competitors were similarly affected. The pesticides we use are either granted a license by the EPA or exempt from such a license and may be evaluated by the EPA as part of its ongoing exposure risk assessment. The EPA may decide that a pesticide we distribute will be limited or will not be re-registered for use in the United States. We cannot predict the outcome or the severity of the effect on our business of any future evaluations, if any, conducted by the EPA.
In addition, the use of certain pesticide products is regulated by various international, federal, state, provincial and local environmental and public health agencies. Although we strive to comply with such laws and regulations and have processes in place designed to achieve compliance, we may be unable to prevent violations of these or other laws and regulations from occurring. Even if we are able to comply with all such laws and regulations and obtain all necessary registrations and licenses, the pesticides or other products we apply or use, or the manner in which we apply or use them, could be alleged to cause injury to the environment, to people or to animals, or such products could be banned in certain circumstances. The costs of compliance, noncompliance, investigation, remediation, combating reputational harm or defending civil or criminal proceedings, products liability, personal injury or other lawsuits could have a material adverse impact on our reputation, businesses, financial position, results of operations and cash flows.
Risks Relating to Our Intellectual Property
Recent laws make it difficult to predict how patents will be issued or enforced in our industry.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may have a significant impact on our ability to protect our technology and enforce our intellectual property and proprietary rights. There have been numerous changes to the patent laws and to the rules of the United States Patent and Trademark Office (the “USPTO”), which may have a significant impact on our ability to protect our technology and enforce our intellectual property and proprietary rights. For example, the Leahy-Smith America Invents Act, which was signed into law in 2011, includes a transition from a “first-to-invent” system to a “first-to-file” system, and changes the way issued patents can be challenged. Certain changes, such as the institution of inter partes review and post-grant and derivation proceedings, came into effect in 2012. Substantive changes to patent law associated with the Leahy-Smith America Invents Act may affect our ability to obtain patents, and, if obtained, to enforce or defend them in litigation or inter partes review, or post-grant or derivation proceedings, all of which could harm our business.
We may not be able to adequately obtain, maintain, protect or enforce our intellectual property and other proprietary rights that are material to our business.
Our ability to compete effectively depends in part on our rights to trademarks, patents and other intellectual property rights we own or license. We have not sought to register every one of our trademarks either in the United States or in every country in which such mark is used. Furthermore, because of the differences in foreign trademark, patent and other intellectual property or proprietary rights laws, we may not receive the same protection in other countries as we would in the United States with respect to the registered brand names and issued patents we hold. If we are unable to obtain, maintain, protect and enforce our intellectual property and proprietary rights, including our information and/or brand names, we could suffer a material adverse effect on our business, financial condition and results of operations.
The steps we take to obtain, maintain, protect and enforce our intellectual property and proprietary rights may be inadequate and despite our efforts to protect these rights, unauthorized third parties, including our competitors, may duplicate, reverse engineer, access, obtain, use or copy the proprietary aspects of our technology, processes, products or services without our permission. In addition, we cannot guarantee that we have entered into confidentiality agreements with each party that has or may have had access to our proprietary information, know-how and trade secrets. Moreover, our contractual arrangements may be breached or otherwise not effectively prevent disclosure of, or control access to, our intellectual property and confidential and proprietary information or provide an adequate remedy in the event of an unauthorized disclosure. If we are unable to obtain, maintain, protect or enforce our intellectual property and proprietary rights, including our proprietary information and/or brand names, we could suffer a material adverse effect on our business, financial condition and results of operations.
Litigation may be necessary to enforce our owned or in-licensed intellectual property rights and proprietary rights and protect our proprietary information against claims by third parties that our products or services infringe, misappropriate or otherwise violate their intellectual property rights or proprietary rights. Any litigation or claims brought by us could result in substantial costs and diversion of our resources and may not be successful, even when our rights have been infringed, misappropriated or otherwise violated. Our efforts to enforce our intellectual property and proprietary rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property and proprietary rights, and if such defenses, counterclaims or countersuits are successful, we could lose valuable intellectual property and proprietary rights. Additionally, the mechanisms for enforcement of intellectual property and proprietary rights in foreign jurisdictions may be inadequate.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.
Periodic maintenance or annuity fees on any issued patents are due to be paid to the USPTO, and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payments and other similar provisions during the patent application process. While an inadvertent or unintentional lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, nonpayment of fees and failure to properly legalize and submit formal documents. If we or our licensors fail to maintain the patents and patent applications covering our products, our competitors might be able to enter the market, which would have a material adverse effect on our business. Additionally, patents have a limited lifespan. In the United States, even if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date and the natural expiration of a design patent is generally 14 years after its issue date, unless the filing date occurred on or after May 13, 2015, in which case the natural expiration of a design patent is generally 15 years after its issue date. Even if patents covering our products or services are obtained, once the patent life has expired, we may be open to competition from competitive products or services. If one of our products requires extended development, testing and/or regulatory review, patents protecting such products might expire before or shortly after such products are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
From time to time, we may need to rely on licenses to proprietary technologies, which may be difficult or expensive to obtain or we may lose certain licenses which may be difficult to replace, harming our competitive position.
We may need to obtain licenses to patents and other intellectual property and proprietary rights held by third parties to develop, manufacture and market our products, if, for example, we sought to develop our products, in conjunction with any patented technology. If we are unable to timely obtain these licenses on commercially reasonable terms (or at all) and maintain these licenses, our ability to commercially market our products, may be inhibited or prevented, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.
In spite of our best efforts, our licensors might conclude that we have materially breached our license agreements and might therefore terminate the license agreements, thereby removing our ability to develop and commercialize products, services and technology covered by these license agreements. If these in-licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors may have the freedom to market products identical to ours and we may be required to cease using or commercializing our products, services and technology covered by such patents.
Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.
Our success depends upon our ability to develop, manufacture, market and sell our products, and to use our proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property or proprietary rights with respect to our products and technology, including interference or derivation proceedings and various other post-grant proceedings before the USPTO and/or non-United States opposition proceedings. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. A successful claim of trademark, patent or other intellectual property or proprietary right infringement, misappropriation or other violation against us, or any other successful challenge to the use of our intellectual property and proprietary rights, could subject us to damages or prevent us from providing certain products or services, or using certain of our recognized brand names, which could have a material adverse effect on our business, financial condition and results of operations. As a result of any such infringement claims, or other intellectual property claims, regardless of merit, or to avoid potential claims, we may choose or be compelled to seek intellectual property licenses from third parties. These licenses may not be available on acceptable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees, royalties, minimum royalties and/or milestone payments and the rights granted to us could be nonexclusive, which would mean that our competitors may be able to obtain licenses to the same intellectual property. Ultimately, we could be prevented from commercializing a product and/or technology or be forced to cease some aspect of our business operations if, as a result of actual or threatened infringement or other intellectual property claims, we are unable to enter into licenses of the relevant intellectual property on acceptable terms. Further, if we attempt to modify a product and/or technology or to develop alternative methods or products in response to infringement or other intellectual property claims or to avoid potential claims, we could incur substantial costs, encounter delays in product introductions or interruptions in sales.
We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
Although we try to ensure that our employees do not use the intellectual property and proprietary rights, including proprietary information or know-how, of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property or proprietary rights, including trade secrets or other proprietary information, of any such employee’s former employer. We are not aware of any threatened or pending claims related to these matters or concerning agreements with our employees, but in the future litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property or proprietary rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
Intellectual property disputes could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the value of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent and other intellectual property litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.
If our owned or in-licensed trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
We regard our owned and in-licensed trademarks, trade names and service marks as having significant value and as an important factor in the success of our business. The registered or unregistered trademarks, trade names and service marks that we own or in-license from third parties may be challenged, infringed, circumvented, declared generic or determined to be infringing on or dilutive of other marks. Additionally, at times, competitors may adopt trademarks, trade names or service marks similar to the ones we own or in-license, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trademark, trade name or service mark infringement claims brought against us or our licensors by owners of other trademarks, trade names and service marks. Over the long term, if we are unable to establish name recognition based on our owned and in-licensed trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. We may also license our trademarks, trade names and service marks out to third parties, such as our distributors. Though these license agreements may provide guidelines for how our trademarks, trade names and service marks may be used, a breach of these agreements or misuse of our trademarks, trade names and service marks by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names. Our efforts to enforce or protect our intellectual property and proprietary rights related to trademarks, trade names and service marks may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and prospects.
Intellectual property and proprietary rights do not necessarily address all potential threats to our competitive advantage.
The degree of future protection afforded by our intellectual property and proprietary rights is uncertain because intellectual property and proprietary rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative.
•Others may be able to construct products that are similar to our products but that are not covered by the claims of the patents that we own or have exclusively licensed;
•We or our licensors or strategic collaborators, if any, might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed;
•We or our licensors or strategic collaborators, if any, might not have been the first to file patent applications covering certain of our inventions;
•Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing, misappropriating or otherwise violating our intellectual property and proprietary rights;
•It is possible that our current and future pending patent applications will not lead to issued patents;
•It is possible that our current and future pending trademark or service mark applications will not lead to registrations;
•We may fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection;
•Issued patents and other intellectual property and proprietary rights that we own or have exclusively licensed may not provide us with any competitive advantages, may not be sufficiently broad in scope or may be held invalid or unenforceable, as a result of legal challenges by third parties, including our competitors;

•Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;
•We may not develop additional proprietary technologies that are patentable;
•The patents of others may have an adverse effect on our business.
Should any of these events occur, they could significantly harm our business, results of operations and prospects.
Risks Relating to Our Capital Stock
We may incur indebtedness or issue capital stock that ranks senior or equally to our common stock as to liquidation preference and other rights and which may dilute our stockholders’ ownership interest.
Shares of our common stock are common equity interests in us and, as such, will rank junior to all of our existing and future indebtedness and other liabilities. Additionally, our amended and restated certificate of incorporation (the “Certificate of Incorporation”) does not prohibit us from issuing any series of preferred stock that would rank senior or equally to our common stock as to dividend payments and liquidation preference. Our Certificate of Incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock. We have the authority to issue up to 50,000,000 shares of our preferred stock without further stockholder approval. The issuances of any series of preferred stock could have the effect of reducing the amounts available to our holders of common stock in the event of our liquidation. In addition, if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease. Additional issuances and sales of preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us. In addition, any additional capital raised through the sale of equity or equity-backed securities may dilute our stockholders’ ownership percentages and could also result in a decrease in the market value of our common stock.
Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
These provisions might discourage, delay or prevent a change in control of our company or a change in our management. The existence of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock. Furthermore, we have the authority to issue up to 50,000,000 shares of our preferred stock without further stockholder approval, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve. In addition, our Certificate of Incorporation and amended and restated bylaws (the “Bylaws”) contain provisions that may make the acquisition of our company more difficult, including the following:
•our authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise;
•our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;
• stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter, except in certain circumstances;
•a special meeting of our stockholders may only be called by the chairperson of our board of directors or a majority of our board of directors;
•advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders; and
•certain amendments to our Certificate of Incorporation and any amendments to our Bylaws by our stockholders will require the approval of at least two-thirds of our then-outstanding voting power entitled to vote generally in an election of directors, voting together as a single class.

Various provisions of our lending agreements with JPMorgan, in addition to our Certificate of Incorporation, Bylaws and other corporate documents, could delay or prevent a change of control.

The JPMorgan Credit Facility prohibits us from undergoing a change of control. Any takeover attempt could be delayed, or prevented, if an amendment or waiver is not provided by the respective lenders. See “— Risks Relating to Our Indebtedness”. Moreover, certain provisions of our Certificate of Incorporation and Bylaws and provisions of Delaware General Corporation Law could delay or prevent a change of control or may impede the ability of the holders of our common stock to change our management. In particular, our Certificate of Incorporation and Bylaws, among other things will regulate how stockholders may present proposals or nominate directors for election at stockholders’ meetings and authorize our board of directors to issue preferred stock in one or more series, without stockholder approval. See “Description of Capital Stock — Anti-Takeover Provisions.”
We are a holding company and rely on dividends and other payments, advances and transfers of funds from our subsidiaries to meet our obligations and pay dividends, if any, and we may never pay any dividends to the holders of our common stock and capital appreciation, if any, of our common stock may be your sole source of gain on your investment.
We have no direct operations and no significant assets other than the ownership of capital stock and equity interests of our subsidiaries. Because we conduct our operations through our subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations. Legal and contractual restrictions in the JPMorgan Credit Facility and other agreements which may govern future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, our subsidiaries might not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or other obligations. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations and cash flows. In addition, our ability to pay dividends is restricted by the terms of the JPMorgan Credit Facility and, in addition, future debt financing, if any, may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our securities.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any dividends to holders of our common stock in the foreseeable future, but will review this policy as circumstances dictate. The declaration and payment of all future dividends to holders of our common stock, if any, will be at the sole discretion of our board of directors, which retains the right to change our dividend policy at any time. In addition, our ability to pay dividends is restricted by the terms of the JPMorgan Credit Facility and, in addition, future debt financing, if any, may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our securities. Consequently, capital appreciation, if any, of our common stock may be your sole source of gain on your investment for the foreseeable future.
Our largest stockholders will exercise significant influence over our company for the foreseeable future, including the outcome of matters requiring stockholder approval.
If our former directors and their affiliates were to choose to act together, they could have a significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or all or a significant percentage of our assets. This concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.
We cannot assure you that the interests of our former directors and affiliated persons will coincide with the interests of the investors. So long as our former directors and affiliated persons collectively controls a significant portion of our common stock, these individuals and/or entities controlled by them, will continue to collectively be able to strongly influence or effectively control our decisions. Therefore, you should not invest in reliance on your ability to have any control over our company. See “Principal Stockholders,” “Certain Relationships and Related Party Transactions” and “Description of Capital Stock.”
The market price of our common stock could be negatively affected by future sales of our common stock.
If our existing stockholders, our directors, their affiliates, or our executive officers, sell a substantial number of shares of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that these stockholders might sell our common stock could also depress the market price of our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities.
Our common stock has only recently become publicly traded, and the market price of our common stock has been volatile.

The market price of our common stock has fluctuated substantially due to a number of factors, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you paid. Factors that could cause fluctuations in the trading price of our common stock include the following:

•price and volume fluctuations in the overall stock market from time to time;

•volatility in the trading prices and trading volumes of stocks in our industry;

•changes in operating performance and stock market valuations of other companies generally, or those in our industry in particular;

•sales of shares of our common stock by us or our stockholders;

•failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

•the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

•announcements by us or our competitors of new offerings or platform features;

•the public’s reaction to our press releases, other public announcements and filings with the SEC;

•rumors and market speculation involving us or other companies in our industry;

•actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•developments or disputes concerning our intellectual property or other proprietary rights;

•announced or completed acquisitions of businesses, services or technologies by us or our competitors;

•new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•changes in accounting standards, policies, guidelines, interpretations or principles;

•any significant change in our management;

•the continued threat of terrorism and the impact of military and other action, including military actions involving Russia and Ukraine; and

•general economic conditions and slow or negative growth of our markets.
In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Our Certificate of Incorporation provides that the doctrine of “corporate opportunity” will not apply with respect to any director or stockholder who is not employed by us or our affiliates.
The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude officers or directors or other fiduciaries from personally benefiting from opportunities that belong to the corporation. Our Certificate of Incorporation provides that the doctrine of “corporate opportunity” does not apply with respect to any director or stockholder who is not employed by us or our affiliates. Any director or stockholder who is not employed by us or our affiliates will therefore have no duty to communicate or present corporate opportunities to us, and will have the right to either hold any corporate opportunity for their (and their affiliates’) own account and benefit or to recommend, assign or otherwise transfer such corporate opportunity to persons other than us, including to any director or stockholder who is not employed by us or our affiliates.
As a result, certain of our stockholders, directors and their respective affiliates will not be prohibited from operating or investing in competing businesses. We therefore may find ourselves in competition with certain of our stockholders, directors or their respective affiliates, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively impact our business or prospects.
If securities or industry analysts do not publish research or reports about our business, or they publish negative reports about our business, our share price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business, our market and our competitors. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
Our Certificate of Incorporation and our Bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our Certificate of Incorporation and our Bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation and our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, financial condition, and results of operation.
General Risk Factors
If we are unable to hire and retain key personnel, we may not be able to implement our business plan and our business may fail.
Our future success depends to a large extent on our ability to attract, hire, train and retain qualified managerial, operational and other personnel. We face significant competition for qualified and experienced employees in our industry and from other industries and, as a result, we may be unable to attract and retain the personnel needed to successfully conduct and grow our operations. Additionally, key personnel, including members of management, may leave and compete against us.

At present, we believe we have the necessary key personnel to carry out our business plans but there can be no assurance that our beliefs will not prove unfounded. If we are unable to hire and retain key personnel, our business will be materially adversely affected.
Litigation may adversely affect our business, financial condition and results of operations.
From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations.
Exercise of options may have a dilutive effect on your percentage ownership and may result in a dilution of your voting power and an increase in the number of shares of common stock eligible for future resale in the public market, which may negatively impact the trading price of our shares of common stock.

The exercise of some or all of our outstanding options could result in significant dilution in the percentage ownership interest of existing investors and in the percentage ownership interest of our existing common stockholders and in a significant dilution of voting rights and earnings per share. As of December 31, 2021, we have outstanding options, held primarily by current and former employees of the Company, for the issuance of up to 720,549 shares of common stock at a weighted exercise price of $9.57 per share. The exercise of such existing outstanding stock options will further dilute our stockholders’ voting interests. To the extent options are exercised, additional shares of common stock will be issued, and such issuance will dilute stockholders.
In addition to the dilutive effects described above, the exercise of those securities would lead to an increase in the number of shares of common stock eligible for resale in the public market. Sales of substantial numbers of such shares of common stock in the public market could adversely affect the market price of our shares of common stock. Substantial dilution and/or a substantial increase in the number of shares of common stock available for future resale may negatively impact the trading price of our shares of common stock.
Our security holders may be diluted by future issuances of securities by us.
In the future, we may issue our authorized but previously unissued equity securities, including additional shares of capital stock or securities convertible into or exchangeable for our capital stock. Such issuance of additional securities would dilute the ownership stake in us held by our existing stockholders and could adversely affect the value of our securities.
We may also issue additional shares of our common stock, warrants or other securities that are convertible into or exercisable for the purchase of shares of our common stock in connection with hiring and/or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities, for any reason including those stated above, may have a negative impact on the market price of our common stock. There can be no assurance that the issuance of any additional shares of common stock, warrants or other convertible securities may not be at a price (or exercise prices) below the price of the common stock offered hereby.
Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.
As a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Some foreign companies, including some that may compete with us, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in countries in which we conduct our business. However, our employees or other agents may engage in conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.
Delaware law contains anti-takeover provisions that could deter takeover attempts that could be beneficial to our stockholders.

Provisions of Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Section 203 of the Delaware General Corporation Law may make the acquisition of our company and the removal of incumbent officers and directors more difficult by prohibiting stockholders holding 15% or more of our outstanding voting stock from acquiring us, without the consent of our board of directors, for at least three years from the date they first hold 15% or more of the voting stock.

Item 1B. UNRESOLVED STAFF COMMENTS

None.

Item 2. PROPERTIES

We have approximately 1,000,000 square feet of distribution space under leases in strategic locations, including six distribution centers in the United States and two distribution centers in Canada. Following our 2021 acquisitions, we also maintain five manufacturing facilities in the United States and two manufacturing facilities in Canada. Our headquarters is located in Shoemakersville, Pennsylvania. See “Certain Relationships and Related Party Transactions.”

In April 2021, we entered into leases for two new distribution centers aggregating approximately 322,000 square feet. One is located in Fairfield, California and is the distribution center that we have relocated to from our Petaluma, California distribution facility in connection with the sale of that building by our lessor. The other distribution center is located in Fontana, California which we relocated to from our Santa Fe Springs, California distribution facility. See Note 7 - Leases, in the notes to the consolidated financial statements elsewhere in this Annual Report on Form 10-K.
In July 2021, we executed a lease for approximately 246,000 square feet of warehouse space in Surrey, British Columbia, Canada, commencing January 1, 2023. See Note 7 - Leases, in the notes to the consolidated financial statements elsewhere in this Annual Report on Form 10-K.

In November 2021, we executed a lease for approximately 109,000 square feet of warehouse in Cambridge, Ontario, Canada, commencing June 1, 2023 . See Note 7 - Leases, in the notes to the consolidated financial statements elsewhere in this Annual Report on Form 10-K.

In January 2022, we executed a lease for approximately 303,000 square feet of warehouse space in Shoemakersville, Pennsylvania, commencing March 1, 2022. See Note 7 - Leases, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K.

We relocated our executive offices from 270 Canal Road, Fairless Hills, Pennsylvania 19030 to 1510 Main Street, Shoemakersville, Pennsylvania 19526, effective March 1, 2022.

We believe that our existing facilities are adequate for our needs at this time, although we do plan to open new distribution centers in the future to meet anticipated demand resulting from further deregulation of cannabis and overall market growth.
Item 3. LEGAL PROCEEDINGS
From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. We are currently not aware of any legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.
Item 4. MINE SAFETY DISCLOSURES
Not applicable.

PART II
Item 5.        MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES
Market Information
Our common stock began trading on The Nasdaq Global Select Market under the symbol “HYFM” on December 10, 2020. Prior to that date, there was no public trading market for our common stock.
Holders of our Common Stock
As of February 17, 2022, there were approximately 18,746 stockholders of record of our common stock.
Dividend Policy
We have never declared or paid any dividends on our common stock. We currently intend to retain all available funds and any future earnings for the operation and expansion of our business. Accordingly, we do not anticipate declaring or paying dividends in the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in any debt agreements, and other factors that our Board of Directors may deem relevant.
Recent Sales of Unregistered Securities
None.
Issuer Purchases of Equity Securities
None.
Item 6.        RESERVED
Reserved.

Item 7.         MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations and financial condition. You should read this analysis in conjunction with our audited consolidated financial statements and the notes contained elsewhere in this Annual Report on Form 10-K. This discussion and analysis contains statements of a forward-looking nature relating to future events or our future financial performance. These statements are only predictions, and actual events or results may differ materially. In evaluating such statements, you should carefully consider the various factors identified in this Annual Report on Form 10-K, which could cause actual results to differ materially from those expressed in, or implied by, any forward-looking statements, including those set forth in “Risk Factors” in this Annual Report on Form 10-K. See “Special Note Regarding Forward-Looking Statements.”
Company Overview
We are a leading independent manufacturer and distributor of CEA equipment and supplies, including a broad portfolio of our own innovative proprietary branded products. We primarily serve the U.S. and Canadian markets, and believe we are one of the leading competitors by market share in these markets in an otherwise highly fragmented industry. For over 40 years, we have helped growers make growing easier and more productive. Our mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.
Hydroponics is the farming of plants using soilless growing media and often artificial lighting in a controlled indoor or greenhouse environment. Hydroponics is the primary category of CEA and we use the terms CEA and hydroponics interchangeably. Our products are used to grow, farm and cultivate cannabis, flowers, fruits, plants, vegetables, grains and herbs in controlled environment settings that allow end users to control key farming variables including temperature, humidity, CO2, light intensity spectrum, nutrient concentration and pH. Through CEA, growers are able to be more efficient with physical space, water and resources, while enjoying year-round and more rapid grow cycles as well as more predictable and abundant grow yields, when compared to other traditional growing methods.
We reach commercial farmers and consumers through a broad and diversified network of over 2,000 wholesale customer accounts, who we connect with primarily through our proprietary e-commerce marketplace. A substantial majority of our net sales are to specialty hydroponic retailers, through which growers are able to enjoy specialized merchandise assortments and knowledgeable staff. We also distribute our products across the U.S. and Canada to a diversified range of retailers of commercial and home gardening equipment and supplies that include garden centers, hardware stores, e-commerce retailers, commercial greenhouse builders, and commercial resellers.
Recent Developments
Innovative Growers Equipment, Inc. Acquisition
On November 1, 2021, we closed the acquisition of the IGE Entities. See Note 3 - Business Combinations under Innovative Growers Equipment, Inc. Acquisition, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K. The IGE Entities are a manufacturer of horticulture benches, racking and LED lighting systems. The addition of the IGE Entities' commercial equipment product range complements our existing lineup of high performance, proprietary branded products.
Senior Secured Term Loan
On October 25, 2021, we entered into a senior secured term loan facility, in the aggregate principal amount of $125 million, with JPMorgan Chase Bank, N.A. as administrative agent for certain lenders (the "Term Loan"). The Term Loan bears interest at a rate of either LIBOR (with a 1.0% floor) plus 5.50%, or an alternate base rate (with a 2.0% floor) plus 4.50% and matures on October 25, 2028. We used the net proceeds from the Term Loan to fund the cash portion of the IGE Entities' acquisition and for general corporate purposes, which may include, among other things, repaying any outstanding balance under our existing revolving facility and funding future M&A opportunities. Should additional capital needs arise, we can, per the terms of the Term Loan agreement, seek to upsize the facility. The Term Loan is more fully described in Note 10 - Debt under Term loans - Senior Secured Term Loan in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K.

Greenstar/Grotek Acquisition
On August 3, 2021, we closed the acquisition of Greenstar. See Note 3 - Business Combinations under Greenstar/Grotek Acquisition, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K. Greenstar produces premium horticultural products and solutions for global, domestic and commercial use. Greenstar’s owned brands include Grotek, Gaia Green, Supergreen, and EarthSafe. Grotek has been producing since 1998 and is sold internationally. Greenstar’s brands are utilized by commercial operators including growers, landscapers, greenhouses, nurseries, organic farms, as well as independent retailers. Greenstar manufactures products for both the retail and commercial market.
Investor Warrant Redemption
On July 19, 2021, we completed the redemption (the “Warrant Redemption”) of certain of our outstanding warrants (the "Investor Warrants") to purchase shares of our common stock that were issued in connection with a private placement of units. See Note 11 - Stockholders' Equity under Warrants - Redemption of investor warrants, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K. Prior to July 19, 2021, 3,367,647 Investor Warrants were exercised, generating approximately $56.8 million of gross proceeds to the Company. As a result, we redeemed 1,491 Investor Warrants for a redemption price of $0.00033712 per Investor Warrant. As of December 31, 2021, there were no Investor Warrants outstanding. We used the net proceeds from the redemption of the Investor Warrant for acquisitions, working capital and other general corporate purposes.
Aurora Acquisition
On July 1, 2021, we completed the acquisition of 100% of the issued and outstanding membership interests of Aurora. See Note 3 - Business Combinations under Aurora Acquisition, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K. Founded in 2000, Aurora was a family-owned business with a strong vertically integrated manufacturing base with three locations across North America. The company is dedicated to ethical and sustainable practices and offers comprehensive plant fertility product lines free from harmful chemical residues and pesticides. Aurora adds to our growing proprietary brand nutrient and grow media line-ups, including its first organic nutrient and premium soil brands. We gained new domestic manufacturing and distribution capabilities on the east and west coasts along with a peat moss harvesting operation in Canada.
House and Garden Acquisition
On June 1, 2021, we acquired 100% of the issued and outstanding shares of capital stock of the H&G Entities. See Note 3 - Business Combinations under House & Garden Acquisition, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K. The H&G entities are located in Arcata, California, and produce and distribute premium grade plant nutrients and fertilizers across the globe. The H&G entities offer a strong product line of plant nutrients that strengthens our position in the nutrient sector and complement our rapidly expanding portfolio of premium products for controlled environment agriculture.
Follow-on Public Offering
On May 3, 2021, we closed our follow-on offering, in which we issued and sold 5,526,861 shares of our common stock, including the full exercise by the underwriters of their option to purchase 720,894 additional shares of our common stock, at a public offering price of $59.00 per share, which resulted in net proceeds of approximately $309.8 million after deducting underwriting discounts and commissions and offering expenses. We used the proceeds from the follow-on offering for acquisitions, working capital and other general corporate purposes.
Heavy 16 Acquisition
On May 3, 2021, we acquired 100% of the issued and outstanding membership interests of Heavy 16. See Note 3 - Business Combinations under Heavy 16 Acquisition, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K. Heavy 16 is a leading manufacturer and supplier of branded plant nutritional products, with nine core products that are currently sold across the United States. The Heavy 16 products feature a full line of premium nutrients used in all stages of plant growth, helping to increase the yield and quality of crops.

JPMorgan Credit Facility
On March 29, 2021, we and certain of our subsidiaries entered into a Senior Secured Revolving Credit Facility (the “JPMorgan Credit Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, issuing bank and swingline lender, and the lenders from time to time party thereto. The JPMorgan Credit Facility replaced the Loan and Security Agreement with Encina Business Credit, LLC (the “Encina Credit Facility”). There was no outstanding indebtedness under the Encina Credit Facility when it was replaced. The JPMorgan Credit Facility, among other things, provides for an asset based senior revolving credit line (the “Senior Revolver”) with JPMorgan as the initial lender. The three-year Senior Revolver had a borrowing limit of $50 million. We had the right to increase the amount of the Senior Revolver in an amount up to $25 million by obtaining commitments from JPMorgan or from other lenders. Our and our subsidiaries’ obligations under the JPMorgan Credit Facility are secured by a first priority lien (subject to certain permitted liens) in substantially all of our and our subsidiaries’ respective personal property assets pursuant to the terms of a U.S. and a Canadian Pledge and Security Agreement, dated March 29, 2021, and the other security documents. On August 31, 2021, the JPMorgan Credit Facility was amended to increase the borrowing limit to $100 million and on October 25, 2021 was further amended to permit the Term Loan and to conform changes to provisions of the Term Loan. The JPMorgan Credit Facility is more fully described in Note 10 - Debt under Revolving asset-backed credit facilities - JPMorgan Revolving Credit Facility in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
New Distribution Centers
In April 2021, we entered into leases for two new distribution centers aggregating approximately 322,000 square feet. One is located in Fairfield, California and is the distribution center that we relocated to from our Petaluma, California distribution facility in the fourth quarter of 2021. The other distribution center is located in Fontana, California which we relocated to from our Santa Fe Springs, California distribution facility in the third quarter of 2021. See Note 7 - Leases, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
In July 2021, we executed a lease for approximately 246,000 square feet of warehouse space in Surrey, British Columbia, Canada to be available upon expiration of the lease for existing space, commencing January 1, 2023. See Note 7 - Leases, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
In November 2021, we executed a lease for approximately 109,000 square feet of warehouse space in Cambridge, Ontario, Canada to be available upon expiration of the lease existing space, commencing June 1, 2023. See Note 7 - Leases, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
In January 2022, we executed a lease for approximately 303,000 square feet of warehouse space in Shoemakersville, Pennsylvania to be available upon expiration of the lease for existing space, commencing March 1, 2022. See Note 7 - Leases, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
Effects of COVID-19 on Our Business
The World Health Organization recognized COVID-19 as a public health emergency of international concern on January 30, 2020 and as a global pandemic on March 11, 2020. Vaccines for COVID-19 continue to be administered in the United States and other countries around the world, but the extent and rate of vaccine adoption, the long-term efficacy of these vaccines and other factors remain uncertain. Authorities throughout the world have implemented measures to contain or mitigate the spread of the virus, including physical distancing, travel bans and restrictions, closure of non-essential businesses, quarantines, work-from-home directives, mask requirements, shelter-in-place orders and vaccination programs. The global pandemic and actions taken to contain COVID-19 have adversely affected the global economy and financial markets.
In response to the COVID-19 pandemic, we implemented business continuity plans designed to address the impact of the COVID-19 pandemic on our business, such as restrictions on non-essential business travel, the institution of work-from-home practices and the implementation of strategies for workplace safety at our facilities. We have historically and may continue to source select products from China. It is difficult to predict the extent to which COVID-19, including the emergence and spread of more transmissible variants, may continue to spread. As of the date of this Annual Report on Form 10-K, manufacturers in China and in North America are generally back in operation; however, new waves of the COVID-19 pandemic could result in the re-closure of factories in China and/or in North America. Quarantine orders and travel restrictions within the United States and other countries may also adversely impact our supply chains, the manufacturing of our own products and our ability to obtain necessary materials. We are experiencing some extended lead times in our supply chain, as well as increased shipping costs and believe the COVID-19 pandemic is a contributing factor to those extended lead times and increased costs. Although we have not, to date, experienced any material interruptions in our ability to fill our customers' orders or manufacture our own products, we may in the future be unable to obtain adequate inventory to fill purchase orders or manufacture our own products, which could adversely affect our business, results of operations and financial condition. Furthermore, potential suppliers or sources of materials may pass the increase in sourcing costs due to the COVID-19 pandemic to us through price increases, thereby impacting our potential future profit margins. We continue to monitor the COVID-19 pandemic and will adjust our mitigation strategies as necessary to address changing health, operational or financial risks that may arise.
Our customers reside in countries, primarily the U.S. and Canada, that are currently affected by the COVID-19 pandemic. Many of these customers have experienced shelter-in-place measures in attempts to contain the spread of COVID-19, including general lockdowns, closure of schools and non-essential businesses, bans on gatherings and travel restrictions.
Our business has remained resilient during the COVID-19 pandemic. As of December 31, 2021, our manufacturing and distribution operations are viewed as essential services and continue to operate. Our key suppliers, retailers and resellers have been designated as essential services and remain open at this time; however, in certain places they are operating under reduced hours and capacity limitations. The majority of U.S. and Canadian cannabis businesses have been designated as essential by U.S. State and Canadian government authorities. The extent to which the COVID-19 pandemic will ultimately impact our business, results of operations, financial condition and cash flows depends on future developments that are highly uncertain, rapidly evolving and difficult to predict at this time. Depending on the length and severity of COVID-19, we may experience an increase or decrease in customer orders driven by volatility in consumer shopping and consumption behavior. It is difficult to assess or quantify with precision the impact COVID-19 has directly had on our business since we cannot precisely quantify the impacts, if any, that the various effects (e.g. possible positive demand impact from shelter-in-place orders in the United States, possible negative supply chain impact from workforce disruption at international and domestic suppliers and domestic ports and the possible negative impact on transportation costs) have had on the overall business. And so, while we do not believe that we are experiencing net material adverse impacts at this time, given the global economic slowdown, the overall disruption of global supply chains and distribution systems and the other risks and uncertainties associated with the COVID-19 pandemic, our business, financial condition, results of operations and growth prospects could be materially and adversely affected. While we believe that we are well positioned for the future as we navigate the crisis and prepare for an eventual return to a more normal operating environment, we continue to closely monitor the COVID-19 pandemic as we evolve our business continuity plans and response strategy.
Other Transactions
Initial Public Offering
On December 14, 2020, we completed our initial public offering (“IPO”), in which we issued and sold 9,966,667 shares of our common stock, including the full exercise by the underwriters of their option to purchase 1,300,000 additional shares of our common stock, at a public offering price of $20.00 per share, which resulted in net proceeds of $182.3 million after deducting underwriting discounts and commissions and offering expenses. The proceeds from the IPO were used to (i) repay amounts outstanding under the previous term loan with Brightwood Loan Services, LLC of $76.6 million (includes accrued interest and fees of $0.3 million), (ii) to pay down certain amounts outstanding under the Encina Credit Facility of $33.4 million, (iii) to repay $3.3 million under the promissory note to JPMorgan Chase, N.A. through the U.S. Small Business Administration Paycheck Protection Program, and (iv) to pay $2.6 million to settle the Series A preferred stock dividend. Our common stock began trading on the Nasdaq Global Select Market on December 10, 2020.
Reverse Stock Split
Our board of directors and stockholders approved an amendment to our amended and restated certificate of incorporation effecting a 1-for-3.3712 reverse stock split of our issued and outstanding shares of common stock. The reverse split was effected on November 24, 2020 without any change in the par value per share.
Components of Results of Operations
Net sales
We generate net sales from the distribution and manufacturing of hydroponic equipment and supplies to our customers. The hydroponic equipment and supplies that we sell include consumable products, such as growing media, nutrients and supplies that require regular replenishment and durable products, such as lighting and hydroponic equipment. Our scale allows us to provide delivery and service capabilities to a highly diverse group of customers across the U.S. and Canada. We generally do not sell directly to growers but rather our customer base consists of specialty hydroponic retailers, garden centers, eCommerce and greenhouse suppliers.
We periodically offer sales incentives to our customers, including early pay discounts, volume-based rebates, temporary price reductions, advertising credits and other trade activities. Net sales reflect our gross sales less sales incentives which are estimated and recorded at the time of sale plus amounts billed to customers for shipping and handling costs. We anticipate that sales incentives and/or the amount billed to customers for shipping and handling costs could impact our net sales and that changes in such promotional activities or freight recovery charges could impact period-over-period results.
Cost of goods sold
Cost of goods sold consists primarily of material costs, inbound and outbound freight costs, direct labor costs primarily for manufacturing and warehouse personnel, facility costs for manufacturing operations and depreciation, depletion and amortization of manufacturing and warehouse improvements and equipment. We expect our cost of goods sold to increase in absolute dollars in conjunction with our growth and as a result of higher freight and labor costs. However, we expect that, over time, cost of goods sold will decrease as a percentage of net revenue as a result of the scaling of our business including a higher proportion of the amount of proprietary and exclusive branded products that we sell.
Selling, general and administrative
Selling, general and administrative expenses consists primarily of marketing and advertising, facility costs for distribution operations, stock-based compensation, depreciation and amortization of all other assets and other selling, general and administrative costs, including but not limited to salaries, benefits, bonuses, stock-based compensation, professional fees and various costs related to becoming a publicly-traded company. We expect selling, general and administrative expenses to increase in absolute dollar terms as we scale our operations to meet increased demand for our products and operate as a public company with increased costs associated with insurance, finance, legal and accounting functions; however, we also expect that the significant increase in our scale will result in selling, general and administrative expenses as a percentage of net sales decreasing over time.
Results of Operations Data
The results of operations data in the following tables for the years ended December 31, 2021, 2020, and 2019 have been derived from the audited consolidated financial statements included elsewhere in this Annual Report on Form 10-K.

Results of Operations - Comparison of Years Ended December 31, 2021 and 2020
The following table sets forth our consolidated statements of operations for the years ended December 31, 2021, and 2020, including amounts and percentages of net sales for each year and the year-to-year change in dollars and percent (amounts in thousands):

	Years ended December 31,
	2021		2020		Year to year change
Net sales	$479,420	100.0%	$342,205	100.0%	$137,215	40.1%
Cost of goods sold	377,934	78.8%	278,572	81.4%	99,362	35.7%
Gross profit	101,486	21.2%	63,633	18.6%	37,853	59.5%
Operating expenses:
Selling, general and administrative	103,888	21.7%	58,492	17.1%	45,396	77.6%
Impairment, restructuring and other	297	0.1%	860	0.3%	(563)	-65.5%
(Loss) income from operations	(2,699)	-0.6%	4,281	1.3%	(6,980)	-163.0%
Interest expense	(2,138)	-0.4%	(10,141)	-3.0%	8,003	-78.9%
Loss on debt extinguishment	(680)	-0.1%	(907)	-0.3%	227	-25.0%
Other (expense) income, net	(204)	0.0%	70	0.0%	(274)	-391.4%
Loss before tax	(5,721)	-1.2%	(6,697)	-2.0%	976	-14.6%
Income tax benefit (expense)	19,137	4.0%	(576)	-0.2%	19,713	-3,422.4%
Net income (loss)	13,416	2.8%	(7,273)	-2.1%	20,689	-284.5%
Cumulative dividends allocated to Series A Convertible Preferred Stock	—	0.0%	(2,597)	-0.8%	2,597	-100.0%
Net income (loss) attributable to common stockholders	$13,416	2.8%	$(9,870)	-2.9%	$23,286	-235.9%
Net sales
Net sales for the year ended December 31, 2021 were $479.4 million, an increase of $137.2 million, or 40.1%, compared to the same period in 2020. The 40.1% increase was due to an approximate 35.0% increase in volume of products sold (a 13.1% increase in organic sales and a 21.9% increase from recently-acquired proprietary brands), a 3.6% increase in price and mix of products sold, and 1.5% growth from favorable foreign exchange rates. The increase in volume of products sold was primarily related to (i) expansion of our proprietary and preferred brands, (ii) large expansion of our plant nutrients products, (iii) first-half expansion in our business predominantly in California, Oklahoma and Missouri, and (iv) growth from our acquisitions. The increase in price was primarily related to list price increases. The increase in foreign exchange related to recent weakness in the U.S. Dollar relative to the Canadian Dollar and to the Euro.
Gross profit
Gross profit for the year ended December 31, 2021 was $101.5 million, an increase of $37.9 million, or 59.5%, compared to the same period in 2020. The increase in gross profit was primarily related to (i) the aforementioned increase in net sales and (ii) a significant increase in our gross profit margin percentage (gross profit as a percentage of net sales). Our gross profit margin percentage increased to 21.2% for the year ended December 31, 2021 from 18.6% in the same period in 2020. The higher gross profit margin percentage is primarily due to a more favorable sales mix of proprietary and preferred brand products (due in part to the aforementioned proprietary brands that were recently acquired and the preferred brands products added in the year-to-date period), which typically carry a higher gross margin than our distributed branded products, partially offset by higher freight and labor costs which escalated significantly as a percentage of net sales in our third and fourth fiscal quarters.
Selling, general and administrative expenses
Selling, general and administrative expenses ("SG&A") for the year ended December 31, 2021 were $103.9 million, an increase of $45.4 million, compared to the same period in 2020. The increase is primarily related to acquisition and integration expenses of $19.7 million, costs associated with the relocation of certain of our distribution centers of $1.9 million, non-compensation general and administrative costs associated with the new acquisitions (an increase of $9.2 million), compensation costs (an increase of $7.2 million), insurance costs (an increase of $2.6 million), marketing (an increase of $2.3 million), facility costs (an increase of $2.3 million), consulting fees (an increase of $1.7 million), and $1.9 million of solicitation fees incurred in connection with the Warrant Redemption, offset by share-based compensation (a decrease of ($3.4) million). These increases were largely the result of (i) our accelerated M&A strategy and (ii) the increased costs associated with running a public company and supporting our long-term growth strategy. The decrease in share-based compensation was due to the vesting of restricted stock units ("RSUs") last December with performance-based vesting requirements which was satisfied upon the consummation of our IPO. As a result, our IPO in December 2020 triggered a significant performance-based stock compensation charge of $6.1 million for previously unrecognized time-based vesting prior to the IPO.
Interest expense
Interest expense for the year ended December 31, 2021 was $2.1 million, a decrease of $8.0 million, or 78.9%, compared to the same period in the prior year. The decrease was primarily due to the payoff of the prior term loan with Brightwood Loan Services, LLC and pay down of the Encina Credit Facility in connection with the December 2020 IPO.
Loss on debt extinguishment
Loss on debt extinguishment for the year ended December 31, 2021 was $0.7 million, which resulted primarily from the write-off of unamortized deferred financing costs associated with the termination of the Encina Credit Facility. Loss on debt extinguishment for the year ended December 31, 2020 was $0.9 million, which resulted primarily from the write-off of unamortized deferred financings costs associated with the payoff of the prior term loan with Brightwood Loan Services, LLC.
Income tax benefit (expense)
Income tax benefit for the year ended December 31, 2021 was approximately $19.1 million. Our income tax benefit was primarily the result of a reduction in the valuation allowance recorded against our net deferred tax assets. In connection with the acquisition of the H&G Entities, we recorded a net deferred tax liability which provided an additional source of taxable income to support the realization of the pre-existing deferred tax assets. Our income tax benefit was partially offset by income taxes from certain foreign jurisdictions where we conduct business and state minimum income taxes in the United States. We have a valuation allowance for deferred tax assets, including net operating loss carryforwards. The income tax expense for the year ended December 31, 2020 was primarily due to foreign and state income tax expense.

Results of Operations – Comparison of Years Ended December 31, 2020 and 2019
The following table sets forth our consolidated statements of operations for the years ended December 31, 2020 and 2019, including amounts and percentages of net sales for each year and the year-to-year change in dollars and percent (amounts in thousands):

	Years ended December 31,
	2020		2019		Year to year change
Net sales	$342,205	100.0%	$235,111	100.0%	$107,094	45.6%
Cost of goods sold	278,572	81.4%	208,025	88.5%	70,547	33.9%
Gross profit	63,633	18.6%	27,086	11.5%	36,547	134.9%
Operating expenses:
Selling, general and administrative	58,492	17.1%	43,784	18.6%	14,708	33.6%
Impairment, restructuring and other	860	0.3%	10,035	4.3%	(9,175)	-91.4%
Income (loss) from operations	4,281	1.3%	(26,733)	-11.4%	31,014	-116.0%
Interest expense	(10,141)	-3.0%	(13,467)	-5.7%	3,326	-24.7%
Loss on debt extinguishment	(907)	-0.3%	(679)	-0.3%	(228)	33.6%
Other income, net	70	0.0%	105	0.0%	(35)	-33.3%
Net loss before tax	(6,697)	-2.0%	(40,774)	-17.4%	34,077	-83.6%
Income tax (expense) benefit	(576)	-0.2%	691	0.3%	(1,267)	-183.4%
Net loss	(7,273)	-2.1%	(40,083)	-17.1%	32,810	-81.9%
Cumulative dividends allocated to Series A Convertible Preferred Stock	(2,597)	-0.8%	—	0.0%	(2,597)	n/a %
Net loss attributable to Hydrofarm Holdings Group, Inc.	$(9,870)	-2.9%	$(40,083)	-17.1%	$30,213	-75.4%
Net sales
Net sales for the year ended December 31, 2020 increased by $107.1 million or 45.6% compared to the year ended December 31, 2019. The increase in net sales was primarily due to a 42.0% increase in volume of products sold and a 3.6% increase in price of products sold. The increase in volume of products sold was primarily related to (i) higher demand from the end-markets across numerous U.S. states, including but not limited to Michigan, Oklahoma and California, and Canada and (ii) higher demand for our proprietary and preferred branded products which grew at a faster pace than our distributed brands during the period. The increase in price was primarily related to list price increases and more effective sales incentives.
Although we cannot precisely quantify in absolute or relative terms, our accelerated rate of growth in net sales for the year ended December 31, 2020 correlates with shelter-in-place orders issued in March 2020 in response to the COVID-19 pandemic. A portion of our net sales during this period could have been related to pull-through demand for our products due to higher consumption of CEA products from individuals spending more time at home due to shelter-in-place measures. Although uncertainty created by the COVID-19 pandemic remains, and various state budgets remain under economic pressure, creating a greater chance of further cannabis legalization, we cannot assure you that such growth will continue.
Gross profit
Gross profit for the year ended December 31, 2020 increased by $36.5 million or 134.9% compared to the year ended December 31, 2019. The increase in gross profit was primarily related to (i) the aforementioned increase in net sales and (ii) a significant increase in our gross profit margin percentage (gross profit as a percent of net sales). Our gross profit margin percentage increased to 18.6% for the year ended December 31, 2020 compared to 11.5% for the year ended December 31, 2019. The higher gross profit margin percentage was primarily due to (i) a more favorable sales mix of proprietary and exclusive branded products, which typically carry a higher gross margin, (ii) lower freight cost, and (iii) inventory adjustments and write-downs that impacted the fourth quarter of 2019 primarily associated with our 2019 SKU rationalization.

Selling, general and administrative expenses
Selling, general and administrative expenses for the year ended December 31, 2020 increased by $14.7 million or 33.6%, compared to the year ended December 31, 2019 due primarily to an increase of $8.7 million in stock-based compensation expense, of which $6.1 million was directly triggered by our IPO in December 2020 (more fully described below). SG&A expense excluding the portion of stock-based compensation expense triggered by the IPO decreased from 18.6% in 2019 to 15.3% in 2020 due to economies of scale as our net sales grew faster than our selling, general and administrative expenses.
To support our long-term growth plan and our IPO, we undertook several initiatives in mid-to-late 2019 and early 2020 which resulted in the aforementioned $14.7 million increase in selling, general and administrative expenses, including increased stock-based compensation expenses, increased compensation costs (an increase of $3.9 million), and increased professional service fees, including, but not limited to, the hiring of executives such as our new Chief Executive Officer, President and Chief Financial Officer and engaging new third parties such as an IT consulting firm, a new auditor, and several accounting and audit-related consultants (an increase of $4.4 million).
As more fully discussed in Note 12 - Stock-based compensation, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K, we granted RSUs to certain officers, former directors and their affiliates which have vesting conditions including a performance-based vesting requirement which was satisfied upon the consummation of our IPO. As a result, our IPO in December 2020 triggered a significant performance-based stock compensation charge of $6.1 million for previously unrecognized time-based vesting prior to the IPO.
Impairment, restructuring and other
Impairment, restructuring and other expenses declined to $0.9 million for the year ended December 31, 2020. For the year ended December 31, 2019, we recognized a $5.4 million expense related to impairment of intangible assets for customer relationships; $2.0 million for restructuring costs, and $1.5 million for other expenses. We also incurred $1.1 million for a registration statement which was delayed, and accordingly, the third-party costs were expensed. See Note 15 - Impairment, restructuring and other, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K for additional information.
Interest expense
Interest expense decreased by $3.3 million or 24.7% for the year ended December 31, 2020 compared to the year ended December 31, 2019. The average balance of our interest bearing debt for the year ended December 31, 2020 increased by $2.3 million compared to the year ended December 31, 2019. This increase was offset by a decrease in the effective interest rate on the term loan with Brightwood Loan Services, LLC ("Brightwood Term Loan"), from approximately 13% for the year ended December 31, 2019 to an effective interest rate of approximately 10.2% for the year ended December 31, 2020 due to a reduction of the Brightwood Term Loan interest rate margin which became effective on January 1, 2020 from LIBOR plus 10.0% to LIBOR plus 8.5% along with a reduction of average LIBOR from 2.5% to 1%. The decrease in interest costs was also slightly impacted by a decrease in the effective interest rate on our revolving credit facilities from approximately 9.9% for the year ended December 31, 2019 to approximately 9.3% for the year ended December 31, 2020.
Loss on debt extinguishment
Loss on debt extinguishment for the year ended December 31, 2020 resulted from the write-off of unamortized deferred financing costs associated with the payoff of the Brightwood Term Loan in connection with the IPO. Similar costs in 2019 resulted from the write-off of unamortized deferred financing costs when the BofA Credit Facility was refinanced with the Encina Credit Facility.
Income tax expense
Income tax expense for the year ended December 31, 2020 generally reflects minimum U.S. state income taxes which do not fluctuate with pre-tax income or loss and Canadian taxes in one of our profitable Canadian subsidiaries.
The net income tax benefit for the year ended December 31, 2019 is comprised of two amounts: (i) minimum U.S. state and Canadian provincial taxes which do not fluctuate with pre-tax income or loss; and, (ii) a deferred income tax benefit of $0.7 million primarily generated from the tax consequence of the impairment write-off which is not expected to recur.
Cumulative dividends allocated to Series A convertible preferred stock

Our Series A Preferred Stock accrued a cumulative dividend during 2020 which is presented as a reduction of net loss which results in the net loss attributable to common stockholders. Dividends did not accrue prior to 2020. Upon the consummation of our IPO in December 2020, the Series A Preferred Stock automatically converted into 2,291,469 shares of our common stock and we paid $2.6 million in cash to settle the Series A Preferred Stock dividend.
Non-GAAP Financial Measures
We report our financial results in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”). However, management believes that certain non-GAAP financial measures provide investors of our financial information with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net income (loss) provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.
To supplement our audited consolidated financial statements which are prepared in accordance with GAAP, we use “Adjusted EBITDA” and “Adjusted EBITDA as a percent of sales” which are non-GAAP financial measures (collectively referred to as “Adjusted EBITDA”). Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures. Some of these limitations include:
• Adjusted EBITDA does not reflect interest expense, or the amounts necessary to service interest or principal payments on our indebtedness;
• Adjusted EBITDA excludes depreciation and amortization, and although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
• Adjusted EBITDA does not reflect our tax provision that adjusts cash available to us;
• Adjusted EBITDA excludes the non-cash component of stock-based compensation;
• Adjusted EBITDA excludes the amount of employer payroll taxes on stock-based compensation; and
• Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be reflective, on a recurring basis, of our ongoing operations.
We define Adjusted EBITDA as net income (loss) excluding interest expense, income taxes, depreciation and amortization, stock-based compensation, employer payroll taxes on stock-based compensation and other unusual and/or infrequent costs, which we do not consider in our evaluation of ongoing operating performance.

The following table presents a reconciliation of net income (loss), the most comparable GAAP financial measure, to Adjusted EBITDA for the years ended December 31, 2021, 2020 and 2019 (in thousands):

	Years ended December 31,
	2021	2020	2019
Net income (loss)	$13,416	$(7,273)	$(40,083)
Interest expense	2,138	10,141	13,467
Income tax (benefit) expense	(19,137)	576	(691)
Distribution center exit costs and other	2,641	—	—
Depreciation, depletion and amortization	14,934	6,779	6,995
Impairment, restructuring and other	297	860	10,035
Acquisition and integration expenses*	24,210	—	—
Other expense (income), net	204	(70)	(105)
Stock-based compensation**	5,750	9,156	208
Loss on debt extinguishment	680	907	679
Investor warrant solicitation fees	1,949	—	—
Adjusted EBITDA	$47,082	$21,076	$(9,495)
Adjusted EBITDA as a percent of net sales	9.8%	6.2%	(4.0)%
(*) Includes consulting, transaction services and legal fees incurred for the completed Heavy 16, House and Garden, Aurora, Greenstar/Grotek and IGE acquisitions and certain potential acquisitions.
(**) Includes employer payroll taxes on stock-based compensation

Liquidity and Capital Resources
Cash Flow from Operating, Investing, and Financing Activities - Comparison of Years Ended December 31, 2021, 2020, and 2019
The following table summarizes our cash flows for the years ended December 31, 2021, 2020 and 2019 (amounts in thousands):

	Years ended December 31,
	2021	2020	2019
Net cash used in operating activities	$(45,067)	$(44,825)	$(13,302)
Net cash (used in) provided by investing activities	(468,184)	546	(3,818)
Net cash provided by financing activities	464,707	88,145	19,900
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(27)	232	2,154
Net (decrease) increase in cash, cash equivalents and restricted cash	(48,571)	44,098	4,934
Cash, cash equivalents and restricted cash at beginning of year	76,955	32,857	27,923
Cash, cash equivalents and restricted cash at end of year	$28,384	$76,955	$32,857
Operating Activities
Net cash used in operating activities was $45.1 million for the year ended December 31, 2021, primarily consisting of $13.4 million in net income, $4.4 million in net non-cash expense reductions, which were largely comprised of depreciation, depletion and amortization, stock-based compensation expense, non-cash operating lease expense, deferred income tax benefit and other non-cash expenses, less a $62.9 million increase in working capital. This change in working capital primarily reflects an aggregate increase of $47.8 million in accounts receivable, inventories, prepaid expenses and other current assets, and other assets for the period as well as an aggregate net decrease of $15.1 million in accounts payable, accrued expenses and other current liabilities, and a decrease in lease liabilities due to payments on lease obligations during the period.
Net cash used in operating activities was $44.8 million for the year ended December 31, 2020 consisting of $20.2 million in non-cash expense addbacks which were largely composed of stock-based compensation, depreciation and amortization and non-cash operating lease expense, less net loss of $7.3 million, payment of interest capitalized to principal of long-term debt of $13.9 million and a $43.8 million increase in working capital. The change in working capital primarily reflects a $43.2 million increase in accounts receivable and inventory for the period offset by a $10.7 million increase in accounts payable and accrued expenses. The net change was due to the additional working capital needed to support our growth in net sales.
Net cash used in operating activities was $13.3 million for the year ended December 31, 2019 consisting of net loss of $40.1 million offset by $26.2 million in non-cash addbacks which were largely composed of depreciation and amortization, impairment charges, interest expense added to principal and non-cash operating lease expense, plus a $0.6 million increase in working capital. The small change in working capital primarily reflects a $2.1 million net decrease in accounts receivable and inventories as collections and net sales during 2019 were slowed due to the industry downturn, plus a $1.2 million increase in accounts payable and accrued expenses as we were able to align payment of our obligations with our cash flow.
Investing Activities
Net cash used in investing activities for the year ended December 31, 2021 was $468.2 million, due primarily to five business acquisitions we completed during the period, which totaled $462.2 million in cash outflows and $6.0 million in purchases of property and equipment and other.
We had minimal investing activities for the years ended December 31, 2020 and 2019. We made advances on notes receivable to third parties of $3.1 million the year ended December 31, 2019 and were repaid $2.0 million the year ended December 31, 2020. Our business was not capital intensive during the years ended December 31, 2020 or 2019 and purchases of property and equipment were $1.4 million and $0.8 million, respectively.
Financing Activities
Net cash provided by financing activities was $464.7 million for the year ended December 31, 2021. We received $309.8 million proceeds from our follow-on offering, $119.9 million proceeds from our senior secured Term Loan, net of discount and issuance costs, and received an additional $56.8 million from the exercise of warrants, including the Warrant Redemption. We also paid $20.0 million related to employee's withholding tax in connection with the vesting of certain restricted stock units.
Our IPO was completed in December 2020 generating $182.4 million in net proceeds. We used a portion of the proceeds to pay off the Brightwood Term Loan, to pay off our PPP loan and to paydown the outstanding balance under the Encina Credit Facility. Other activity was a net of $1.2 million from transactions with our Series A preferred stock investors and payments of $0.7 million on finance leases. Our net cash provided by these activities was $88.1 million for the period which we used for business growth and expansion.
For the year ended December 31, 2019, our borrowings under the working capital credit facilities marginally exceeded repayments which reflected stable working capital needs for the period. We also received $21.7 million from our Series A Preferred Stock offering including proceeds from the issuance of notes which converted into the Series A Preferred Stock. Net cash provided by these activities was $19.9 million for the period.
JPMorgan Revolving Credit Facility
On March 29, 2021, we entered into the JPMorgan Credit Facility, which provided for a borrowing limit of $50 million. The JPMorgan Credit Facility replaced the Encina Credit Facility. The JPMorgan Credit Facility is due on March 29, 2024.
On August 31, 2021, the JPMorgan Credit Facility was amended to increase the borrowing limit to $100 million and on October 25, 2021 was further amended to permit the Term Loan and to conform to provisions of the Term Loan.
The JPMorgan Credit Facility has an interest rate of LIBOR plus 1.95% and has a 0.0% LIBOR floor. A fee of 0.25% per annum is charged for available but unused borrowings. Our obligations under the JPMorgan Credit Facility are secured by a first priority lien (subject to certain permitted liens) in substantially all of our and our subsidiaries' respective personal property assets pursuant to the terms of a U.S. and Canadian Pledge and Security Agreement dated March 29, 2021 and other security documents
The JPMorgan Credit Facility maintains certain reporting requirements, affirmative covenants, negative covenants and financial covenants ("debt covenants"). The financial covenants include that we must maintain a minimum fixed charge coverage ratio of 1.1x on a rolling twelve-month basis. We were in compliance with all debt covenants as of December 31, 2021. As of December 31, 2021, approximately $83.6 million was available to borrow under the undrawn JPMorgan Credit Facility.
Senior Secured Term Loan
On October 25, 2021, we and certain of our direct and indirect subsidiaries entered into the Term Loan (as defined below) with JPMorgan Chase Bank, N.A., as administrative agent for certain lenders, pursuant to which we borrowed a $125.0 million senior secured term loan. The Term Loan bears interest at LIBOR (with a 1.0% floor) plus 5.50%, or an alternative base rate (with a 2.0% floor), plus 4.50%, and is subject to a call premium of 2% in year one, 1% in year two, and 0% thereafter, and matures on October 25, 2028. We received net proceeds of $119.9 million from the Term Loan after deducting discounts and deferred financing costs.
The principal amounts of the Term Loan are scheduled to be repaid in consecutive quarterly installments in amounts equal to 0.25% of the $125 million principal amount of the Term Loan on the last day of each fiscal quarter commencing March 31, 2022, with the balance of the Term Loan payable on the Maturity Date.
The Term Loan requires us to maintain certain reporting requirements, affirmative covenants, and negative covenants. The Term Loan is secured by a first lien on our non-working capital assets and a second lien on our working capital assets.
Contractual obligations
See Note 7 - Leases, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K, for discussions on future minimum lease payments under long-term non-cancelable operating and financing leases with remaining terms greater than one year.
See Note 10 - Debt, in the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K, for discussions on future principal payments under long-term debt.

From time to time in the normal course of business, we will enter into agreements with suppliers which provide favorable pricing in return for a commitment to purchase minimum amounts of inventory over a defined time period. We had no material purchase commitments as of December 31, 2021.
Seasonality
Our net sales tend to be seasonally stronger in our fiscal second and third quarters due to robust sales in the warmer spring and summer months in North America (the United States and Canada are our primarily markets). This seasonal trend primarily relates to the garden center portion of our customer base and that certain of our customers may from time to time use some of our products (such as grow media and nutrients) in outdoor applications.
Availability and Use of Cash
We believe that our cash flows from operating activities and the JPMorgan Credit Facility and Term Loan will be sufficient to meet our capital expenditures, working capital needs and debt repayments for the foreseeable future. However, we cannot ensure that our business will generate sufficient cash flow from operating activities or that future borrowings will be available under our borrowing agreements in amounts sufficient to pay indebtedness or fund other working capital needs. Actual results of operations will depend on numerous factors, many of which are beyond our control as further discussed in Item 1A. Risk Factors included elsewhere in this Annual Report on Form 10-K.
Critical Accounting Policies and Estimates
Certain accounting policies require us to make estimates and judgments in determining the amounts reflected in the Consolidated Financial Statements. Such estimates and judgments necessarily involve varying, and possibly significant, degrees of uncertainty. Accordingly, certain amounts currently recorded in the financial statements will likely be adjusted in the future based on new available information and changes in other facts and circumstances. A discussion of our principal accounting policies that required the application of significant judgments as of December 31, 2021 follows.
Business Combinations
Acquisitions of businesses are accounted for under the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition date fair value of assets transferred, liabilities incurred to the former owners of the acquiree and the equity interest issued in exchange for control of the acquiree. Acquisition related costs are expensed as incurred.
When the consideration transferred in a business combination includes a contingent consideration arrangement, which is where we may have the obligation to transfer additional assets or equity interest to the former owners if specified future events or conditions are met, the contingent consideration is measured at its acquisition date fair value and is included as part of the consideration transferred in a business combination. Contingent consideration is classified as a liability when the obligation requires settlement in cash or other assets and is classified as equity when the obligation requires settlement in our own equity instruments. Changes in fair value of contingent consideration that qualify as measurement period adjustments are adjusted retrospectively with a corresponding adjustment to goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the measurement period, which cannot exceed one year from the acquisition date, about facts and circumstances that existed at the acquisition date. All other subsequent changes in fair value of contingent consideration classified as a liability are included in net income in the period and changes in fair value of contingent consideration classified as equity are not recognized.
For a given acquisition, we may identify certain pre-acquisition contingencies as of the acquisition date and we may extend our review and evaluation of these pre-acquisition contingencies throughout the measurement period in order to obtain sufficient information to assess these contingencies as part of acquisition accounting.
Goodwill is measure as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer's previously held equity interest in the acquiree (if any) over the net acquisition-date fair value amounts of the identified assets acquired and liabilities assumed.
If the initial accounting for a business combination is incomplete by the end of the reporting period in which the business combination occurs, we report provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period, or additional assets or liabilities are recognized to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at the time. Upon conclusion of the measurement period or final determination of the values of the assets acquired or liabilities assumed, whichever occurs first, any subsequent adjustments are recorded to net income (loss).
Goodwill and indefinite-lived intangible assets
Our consolidated balance sheet at December 31, 2021 includes goodwill of acquired businesses and other indefinite-lived intangible assets. We evaluate these assets for impairment annually in the fourth quarter and on an interim basis if the facts and circumstances lead us to believe that more-likely-than-not there has been an impairment. Goodwill and indefinite-lived intangible asset impairment reviews include performing either an initial qualitative or quantitative evaluation for each of our reporting units and indefinite-lived intangible assets. As of December 31, 2021, we concluded it is more likely than not that goodwill and indefinite-live intangible assets recorded in our consolidated balance sheet were not impaired.
Long-lived tangible and finite-lived intangible assets
Long-lived tangible assets and finite-lived intangible assets are stated at cost. Depreciation and amortization expense is provided on the straight-line method and based on the estimated useful economic lives of the long-lived tangible assets. Intangible assets with finite lives are subject to amortization. These intangible assets are being amortized over their estimated useful economic lives typically ranging from 5 to 18 years. Long-lived tangible and finite-lived intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. As of December 31, 2021, we concluded that our long-lived tangible and finite-lived intangible assets recorded in our consolidated balance sheet were not impaired.
Recent accounting pronouncements
For information regarding recent accounting pronouncements, refer to Note 2 - Basis of presentation and significant accounting policies — Recently issued accounting pronouncements, to our consolidated financial statements included elsewhere in this Annual Report on Form 10-K.

Item 7A.     QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Market risk is the risk of economic losses due to adverse changes in financial market prices and rates. Our primary market risk has been interest rate, foreign currency and inflation risk.
Interest Rate Risk
We are exposed to interest rate risk through our variable rate debt. As of December 31, 2021, we had $125.0 million of debt subject to variable interest rates that are based on London interbank offered rate (“LIBOR”) or an alternate base rate. If these rates were to increase above their respective floors, 1% for LIBOR or 2% for an alternate base rate, by 100 basis points, our interest expense on the variable-rate debt would increase by an average of $1.2 million annually. We do not currently hedge our interest rate risks, but may determine to do so in the future. See Risk Factors—Uncertainty relating to the LIBOR and the potential discontinuation of LIBOR in the future may adversely affect our interest expense.
Foreign Currency Risk
The functional currencies of our foreign subsidiary operations are predominantly in the Canadian dollar (“CAD”) and the Euro. For the purposes of presenting these consolidated financial statements, the assets and liabilities of subsidiaries with CAD or Euro functional currencies are translated into USD using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average rate prevailing during the period with exchange differences impacting other comprehensive income (loss) in equity. Therefore, our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, principally the CAD.
However, we believe that the exposure to foreign currency fluctuation from product sales and operating expenses is not significant at this time as the related product sales and costs do not constitute a significant portion of our total net sales and expenses. As we grow and expand the geographic reach of our operations, our exposure to foreign currency risk could become more significant. To date, we have not entered into any foreign currency exchange contracts and currently do not expect to enter into foreign currency exchange contracts for trading or speculative purposes.
Impact of Inflation
Our results of operations and financial condition are presented based on historical costs. Inflation affects our manufacturing costs, distribution costs and operating expenses. We believe that volatile prices for commodities have impacted our net sales and results of operations. We maintain strategies to mitigate the impact of higher raw material, energy and commodity costs, which include cost reduction, sourcing, passing along certain cost increases to customers and other actions, which may offset only a portion of the adverse impact.
Item 8.     RESERVED

Item 9.     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.
Item 9A. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
Our management, with the participation and supervision of our Chief Executive Officer and our Chief Financial Officer, have evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this Annual Report on Form 10-K.
Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed in our reports filed under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives, and management necessarily applies its judgment in evaluating the cost benefit relationship of possible controls and procedures. Our Chief Executive Officer and our Chief Financial Officer have concluded that our disclosure controls and procedures were effective for the period covered by this Annual Report.
Management's Annual Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) of the Exchange Act. Management has assessed the effectiveness of our internal control over financial reporting as of December 31, 2021 based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

In accordance with guidance issued by the Securities and Exchange Commission, companies are permitted to exclude acquisitions from their first assessment of internal control over financial reporting following the date of acquisition. Based on those guidelines, management’s assessment of the effectiveness of our internal control over financial reporting excluded Heavy 16, House and Garden, Aurora, Greenstar and Innovative Growers Equipment, Inc., which were acquired on May 3, June 1, July 1, August 3 and November 1, 2021 respectively. See Note 3 to the consolidated financial statements for additional information on our acquisitions. We have included the financial results of these acquisitions in the consolidated financial statements from the date of the respective acquisitions. These acquisitions represented 85% and 68% of net and total assets, respectively, 13% of revenues, and 37% of net income of the consolidated financial statement amounts as of and for the year ended December 31, 2021.

As a result of this assessment, management concluded that, as of December 31, 2021, our internal control over financial reporting was effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Deloitte & Touche LLP has independently assessed the effectiveness of our internal control over financial reporting and its report is included above.
Changes in Internal Controls over Financial Reporting
During 2021, we remediated material weaknesses that were identified in 2020. In particular, we (i) hired and continue to hire, additional qualified accounting and financial reporting personnel with technical and/or public company experience, (ii) implemented new control procedures over certain areas previously deemed ineffective related to the preparation, review, and analysis of accounting information and financial statements and (iii) engaged and continue to engage an external advisor to assist management in completing a Sarbanes-Oxley Act compliant risk assessment, creating detailed control documentation for in-scope business and information technology processes, identifying further control gaps and providing assistance on remediation procedures, and designing and implementing a Sarbanes-Oxley Act sub-certification process. Other than disclosed above, there were no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that occurred during the period covered by this Annual Report on Form 10-K that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. OTHER INFORMATION
None.

Item 9C. DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS

Not applicable.

PART III

Item 10.          DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
The information required by this Item will be included in the 2022 Proxy Statement and is incorporated herein by reference.

Item 11.         EXECUTIVE COMPENSATION
The information required by this Item will be included in the 2022 Proxy Statement and is incorporated herein by reference.

Item 12.        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The information required by this Item will be included in the 2022 Proxy Statement and is incorporated herein by reference.

Item 13.        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
The information required by this Item will be included in the 2022 Proxy Statement and is incorporated herein by reference.

Item 14.        PRINCIPAL ACCOUNTING FEES AND SERVICES
The information required by this Item will be included in the 2022 Proxy Statement and is incorporated herein by reference.

Item 15.     Exhibits, Financial Statement Schedules.
(1)    Consolidated Financial Statements
    See Index to Consolidated Financial Statements at Item 8 herein.
(2)    Financial Statement Schedules
    See Index to Consolidated Financial Statements at Item 8 herein.
(3)    Exhibits
The following is a list of exhibits filed as part of this Annual Report on Form 10-K.

Exhibit	Description

2.1+
Stock Purchase Agreement, dated as of May 21, 2021, by and among House & Garden Holdings, LLC, House & Garden, Inc., Humboldt Wholesale, Inc., Allied Imports & Logistics, Inc., South Coast Horticultural Supply, Inc., the Sellers (as defined therein), and Steven Muller, as Sellers’ Representative (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K (File No. 001-39773) filed with the SEC on May 26, 2021).

2.2+†
Securities Purchase Agreement, dated as of June 17, 2021, by and among Hydrofarm Holdings Group, Inc., Gotham Properties LLC, Aurora Innovations Inc., an Oregon corporation, Aurora International, Inc., and certain equity holders party thereto (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K (File No. 001-39773) filed with the SEC on June 21, 2021).

2.3+†
Share Purchase Agreement, dated as of August 3, 2021, by and among Hydrofarm Holdings Group, Inc., Greenstar Plant Products Inc., GSPP Investments Inc., Funance Productions Corp., Michael Nemirow, and 13213684 Canada Ltd. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K (File No. 001-39773) filed with the SEC on August 3, 2021).

2.4
Amended and Restated Agreement and Plan of Merger, dated August 28, 2018, by and among Hydrofarm Holdings Group, Inc., Hydrofarm Merger Sub, Inc. and Hydrofarm Investment Corp. (Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-250037), filed with the SEC on November 12, 2020).

2.5+†
Stock Purchase and Contribution Agreement, dated as of October 25, 2021, by and among Hydrofarm Holdings Group, Inc., Hydrofarm, LLC, Bruce Zierk and Christopher Mayer (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K (File No. 001-39773) filed with the SEC on November 3, 2021).

2.6
Amendment No. 1 to Stock Purchase and Contribution Agreement, dated as of November 1, 2021, by and among Hydrofarm Holdings Group, Inc., Hydrofarm, LLC, Bruce Zierk and Christopher Mayer (incorporated by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K (File No. 001-39773) filed with the SEC on November 3, 2021).

3.1
Amended and Restated Certificate of Incorporation of Hydrofarm Holdings Group, Inc. (Incorporated by reference to the Company’s Registration Statement on Form S-1 (File No. 333-250037), filed with the SEC on November 12, 2020).

3.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Hydrofarm Holdings Group, Inc. (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-250037), filed with the SEC on December 1, 2020).

3.3
Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Hydrofarm Holdings Group, Inc. (Incorporated by reference to the Company’s Registration Statement on Form S-1 (File No. 333-250037), filed with the SEC on November 12, 2020).

3.4	Amended and Restated Bylaws (Incorporated by reference to the Company’s Registration Statement on Form S-1/A (File No. 333-250037), filed with the SEC on December 1, 2020).
4.1
Specimen Common Stock Certificate of the Hydrofarm Holdings Group, Inc. (Incorporated by reference to the Company’s Registration Statement on Form S-1 (File No. 333-250037), filed with the SEC on November 12, 2020).

4.2*	Description of Capital Stock.
10.1
Credit Agreement, dated March 29, 2021, by and among Hydrofarm Holdings Group, Inc., Hydrofarm, LLC, and JPMorgan Chase Bank, N.A. (incorporated by referenced to Exhibit 10.38 to the Company's Annual Report on Form 10-K filed with the SEC on March 30, 2021).

Exhibit	Description

10.2+
Unit Purchase and Contribution Agreement, dated as of April 26, 2021, by and among Hydrofarm Holdings Group, Inc., Field 16, LLC, F16 Holding LLC and the members of F16 Holding LLC (incorporated by reference to Exhibit 10.38 of the Company’s Registration Statement on Form S-1 (File No. 333-255510) filed with the SEC on April 26, 2021).

10.3+
First Amendment and Joinder to Credit Agreement, dated as of August 31, 2021, by and among Hydrofarm Holdings Group, Inc., Hydrofarm, LLC, Hydrofarm Investment Corp., Hydrofarm Holdings LLC, EHH Holdings LLC, Sunblaster LLC, Hydrofarm Canada, LLC, Sunblaster Holdings ULC, Eddi’s Wholesale Garden Supplies Ltd., Field 16, LLC, House & Garden, Inc., Humboldt Wholesale, Inc., Aurora Innovations, LLC, House & Garden Holdings, LLC, Gotham Properties LLC, Aurora International, LLC, Allied Imports & Logistics, Inc., Aurora Peat Products ULC, Greenstar Plant Products Inc., the lenders party thereto and JPMorgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 001-39773) filed with the SEC on September 7, 2021).

10.4+
Second Amendment to Credit Agreement, dated as of October 25, 2021, by and among Hydrofarm Holdings Group, Inc., Hydrofarm, LLC, Field 16, LLC, House & Garden, Inc., Humboldt Wholesale, Inc., Aurora Innovations, LLC, Hydrofarm Investment Corp., Hydrofarm Holdings LLC, EHH Holdings LLC, Sunblaster LLC, Hydrofarm Canada, LLC, Sunblaster Holdings ULC, Eddi’s Wholesale Garden Supplies Ltd., House & Garden Holdings, LLC, Gotham Properties LLC, Aurora International, LLC, Allied Imports & Logistics, Inc., Aurora Peat Products ULC, Greenstar Plant Products Inc., the lenders party thereto and JPMorgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 15, 2021).

10.5+
Credit and Guaranty Agreement, dated as of October 25, 2021, by and among Hydrofarm Holdings Group, Inc., the other credit parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 15, 2021).

10.6**	Form of Restricted Stock Unit Award Agreement under the 2020 Employee, Director and Consultant Equity Incentive Plan.
10.7**	Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2021)
21.1*	Subsidiaries of Hydrofarm Holdings Group Inc.
31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*#	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.2*#	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
101. INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Schema Linkbase Document.
101.CAL	Inline XBRL Taxonomy Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

*    Filed herewith.
**    Denotes management contract or compensatory plan or arrangement.
#    The certifications attached as Exhibits 32.1 and 32.2 accompany this Annual Report on Form 10-K pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, and shall not be deemed “filed” by the Company for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall they be deemed incorporated by reference into any filing of the registrant under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.
+    Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

†     Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.
Item 16.        FORM 10-K SUMMARY
Not applicable.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Hydrofarm Holdings Group, Inc.

Date: March 1, 2022	/s/ William Toler
William Toler
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons, on behalf of the registrant and in the capacities indicated below and on the dates indicated.

Signatures	Title	Date

/s/ William Toler	Chief Executive Officer and Chairman of the Board	March 1, 2022
William Toler	(Principal Executive Officer)

/s/ B. John Lindeman	Chief Financial Officer	March 1, 2022
B. John Lindeman	(Principal Financial Officer)

/s/ Joseph D. Rumley	Chief Accounting Officer	March 1, 2022
Joseph D. Rumley	(Principal Accounting Officer)

/s/ Susan Peters		March 1, 2022
Susan Peters	Director

/s/ Patrick Chung		March 1, 2022
Patrick Chung	Director

/s/ Renah Persofsky		March 1, 2022
Renah Persofsky	Director

/s/ Richard D. Moss		March 1, 2022
Richard D. Moss	Director

/s/ Melisa Denis		March 1, 2022
Melisa Denis	Director

Exhibit 4.2 DESCRIPTION OF CAPITAL STOCK Our Certificate of Incorporation authorizes us to issue 300,000,000 shares of common stock, par value $0.0001 per share. The following statements are summaries only of provisions of our authorized capital stock and are qualified in their entirety by our Certificate of Incorporation. You should review these documents for a description of the rights, restrictions and obligations relating to our capital stock. A copy of our Certificate of Incorporation may be obtained from us upon written request. Common Stock Voting. The holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent to). Dividends. The holders of our common stock are entitled to receive, ratably, dividends only if, when and as declared by our board of directors out of funds legally available therefor and after provision is made for each class of capital stock having preference over the common stock. As of the date of this Annual Report on Form 10-K, the JPMorgan facility only permits payments of dividends if certain payment conditions are met, including an excess availability test and a fixed charge coverage test. Liquidation Rights. In the event of our liquidation, dissolution or winding-up, the holders of our common stock may be entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock. Preemptive and Similar Rights. The holders of our common stock have no preemptive or similar rights. Forum Selection Our Certificate of Incorporation and our Bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Anti-Takeover Provisions Our Certificate of Incorporation and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor. Authorized but unissued shares. The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to the requirements of any national securities exchange on which our common stock is listed, should we so qualify for listing. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. Stockholder action by written consent. Our Certificate of Incorporation and Bylaws provide that no action shall be taken by our stockholders except at an annual or special meeting of our stockholders called in accordance with our Bylaws and no action shall be taken by our stockholders by written consent, subject to the rights of any series of preferred stock permitting the holders of such series of preferred stock to act by written consent; provided, however, that, for so long as S5 Enterprises Inc. (formerly 2118769 Ontario Inc.), Fruzer Inc., Indulge Inc. (formerly 2208742 Ontario Inc.), Jackpot Inc. (formerly 2208744 Ontario Inc.), HF I Investments LLC, HF II Investments LLC, HF III Investments LLC, Hawthorn LP, Hydrofarm Co-Investment Fund, LP, Arch Street Holdings I, LLC and Payne Capital Corp., together with their respective affiliates or successors, collectively beneficially own (directly or indirectly), in the aggregate, at least fifty percent (50%) of our then issued and outstanding common stock, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders called in accordance with our Bylaws may be taken by our stockholders by written consent. Special meetings of stockholders. Our Certificate of Incorporation and Bylaws provide that, except as otherwise required by law or provided by the resolution or resolutions adopted by our board of directors designating the rights, powers and preferences of any series of preferred stock, special meetings of our stockholders may be called only by (a) our board of directors pursuant to a resolution approved by a majority of the total number of our directors that we would have if there were no vacancies or (b) the chair of our board of directors, and any power of our stockholders to call a special meeting is specifically denied. Advance notice requirements for stockholder proposals and director nominations. Our Bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting. Amendment of Certificate of Incorporation or Bylaws. The Delaware General Corporation Law (“DGCL”) provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our Certificate of Incorporation provides that certain provisions of our Certificate of Incorporation (namely, those provisions relating to (i) directors; (ii) limitation of director liability, indemnification and advancement of expenses and renunciation of corporate opportunities; (iii) meetings of stockholders; and (iv) amendments to our Certificate of Incorporation and Bylaws) may not be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of our then-outstanding shares then entitled to vote generally in an election of directors, voting together as a single class. Our Certificate of Incorporation and Bylaws also provide that approval of stockholders holding sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of our then- outstanding shares entitled to vote generally in an election of directors, voting together as a single class, is required for stockholders to make, alter, amend, or repeal any provision of our Bylaws. Our board of directors retains the right to alter, amend or repeal our Bylaws. Classified Board of Directors. Our amended and restated certificate of incorporation, upon the consummation of this offering, provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Stockholders do not have the ability to cumulate votes for the election of directors. Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation and Bylaws provides indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors that may be, in some cases, broader than the specific indemnification provisions contained under the DGCL. In addition, as permitted by the DGCL, our Certificate of Incorporation and Bylaws includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States. Corporate Opportunity Doctrine Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Under our Certificate of Incorporation, to the maximum extent permitted by the laws of the State of Delaware, (a) we have renounced all interest and expectancy that we otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (i) any of our directors, (ii) any of our stockholders, officers or agents, or (iii) any Affiliate (as defined in our Certificate of Incorporation) of any person or entity identified in the preceding clause (i) or (ii), but in each case excluding any such person in its capacity as an employee or director of us or our subsidiaries; (b) no stockholder and no director, in each case, that is not an employee of us or our subsidiaries, has any duty to refrain from (x) engaging in a corporate opportunity in the same or similar lines of business in we or our subsidiaries from time to time are engaged or propose to engage or (y) otherwise competing, directly or indirectly, with us or any of our subsidiaries; and (c) if any stockholder or any director, in each case, that is not an employee of us or our subsidiaries, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such stockholder or such director or any of their respective affiliates, on the one hand, and for us or our subsidiaries, on the other hand, such stockholder or director has no duty to communicate or offer such transaction or business opportunity to us or our subsidiaries and such stockholder or director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person or entity. The preceding sentence shall not apply to any potential transaction or business opportunity that is expressly offered to a director or employee of our or our subsidiaries, solely in his or her capacity as a director or employee of us or our subsidiaries. Furthermore, to the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of ours or our subsidiaries unless (a) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with our Certificate of Incorporation, (b) we or our subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (c) we or our subsidiaries have an interest or expectancy in such transaction or opportunity and (d) such transaction or opportunity would be in the same or similar line of business in which we or our subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. Section 203 of the Delaware General Corporation Law We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: • before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

• upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or • at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented. Transfer Agent and Registrar The transfer agent and registrar of our common stock is Continental Stock Transfer & Trust Company. They are located at 1 State Street, 30th Floor, New York, New York 10004. Their telephone number is (212) 509-4000.

Exhibit 10.6 Restricted Stock Unit No.________ HYDROFARM HOLDINGS GROUP, INC. Restricted Stock Unit Award Grant Notice Restricted Stock Unit Award Grant under the Company’s 2020 Employee, Director and Consultant Equity Incentive Plan 1. Name and Address of Participant: 2. Date of Grant of Restricted Stock Unit Award: 3. Maximum Number of Shares underlying Restricted Stock Unit Award: 4. Vesting of Award: This Restricted Stock Unit Award shall vest as follows provided the Participant is an Employee, director or Consultant of the Company or of an Affiliate on the applicable vesting: [Insert Vesting Schedule] The Company and the Participant acknowledge receipt of this Restricted Stock Unit Award Grant Notice and agree to the terms of the Restricted Stock Unit Agreement attached hereto and incorporated by reference herein, the Company’s 2020 Employee, Director and Consultant Equity Incentive Plan and the terms of this Restricted Stock Unit Award as set forth above. HYDROFARM HOLDINGS GROUP, INC. By: Name: Title: Participant

HYDROFARM HOLDINGS GROUP, INC. RESTRICTED STOCK UNIT AGREEMENT – INCORPORATED TERMS AND CONDITIONS AGREEMENT (this “Agreement”) made as of the date of grant set forth in the Restricted Stock Unit Award Grant Notice between Hydrofarm Holdings Group, Inc. (the “Company”), a Delaware corporation, and the individual whose name appears on the Restricted Stock Unit Award Grant Notice (the “Participant”). WHEREAS, the Company has adopted the 2020 Employee, Director and Consultant Equity Incentive Plan (the “Plan”), to promote the interests of the Company by providing an incentive for Employees, directors and Consultants of the Company and its Affiliates; WHEREAS, pursuant to the provisions of the Plan, the Company desires to grant to the Participant restricted stock units (“RSUs”) related to the Company’s common stock, $0.0001 par value per share (“Common Stock”), in accordance with the provisions of the Plan, all on the terms and conditions hereinafter set forth; and WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Plan. NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows: 1. Grant of Award. The Company hereby grants to the Participant an award for the number of RSUs set forth in the Restricted Stock Unit Award Grant Notice (the “Award”). Each RSU represents a contingent entitlement of the Participant to receive one share of Common Stock, on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan. 2. Vesting of Award. (a) Subject to the terms and conditions set forth in this Agreement and the Plan, the Award granted hereby shall vest as set forth in the Restricted Stock Unit Award Grant Notice and is subject to the other terms and conditions of this Agreement and the Plan. On each vesting date set forth in the Restricted Stock Unit Award Grant Notice, the Participant shall be entitled to receive such number of shares of Common Stock equivalent to the number of RSUs as set forth in the Restricted Stock Unit Award Grant Notice provided that the Participant is employed or providing service to the Company or an Affiliate on such vesting date. Such shares of Common Stock shall thereafter be delivered by the Company to the Participant within five days of the applicable vesting date and in accordance with this Agreement and the Plan. (b) Except as otherwise set forth in this Agreement, if the Participant ceases to be employed or providing services for any reason by the Company or by an Affiliate (the “Termination”) prior to a vesting date set forth in the Restricted Stock Unit Award Grant Notice,

2 then as of the date on which the Participant’s employment or service terminates, all unvested RSUs shall immediately be forfeited to the Company and this Agreement shall terminate and be of no further force or effect. 3. Prohibitions on Transfer and Sale. This Award (including any additional RSUs received by the Participant as a result of stock dividends, stock splits or any other similar transaction affecting the Company’s securities without receipt of consideration) shall not be transferable by the Participant otherwise than (i) by will or by the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Except as provided in the previous sentence, the shares of Common Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 3, or the levy of any attachment or similar process upon this Award shall be null and void. 4. Adjustments. The Plan contains provisions covering the treatment of RSUs and shares of Common Stock in a number of contingencies such as stock splits. Provisions in the Plan for adjustment with respect to this Award and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference. 5. Securities Law Compliance. The Participant specifically acknowledges and agrees that any sales of shares of Common Stock shall be made in accordance with the requirements of the Securities Act of 1933, as amended. The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Common Stock to be granted hereunder. The Company intends to maintain this registration statement but has no obligation to do so. If the registration statement ceases to be effective for any reason, Participant will not be able to transfer or sell any of the shares of Common Stock issued to the Participant pursuant to this Agreement unless exemptions from registration or filings under applicable securities laws are available. Furthermore, despite registration, applicable securities laws may restrict the ability of the Participant to sell his or her Common Stock, including due to the Participant’s affiliation with the Company. The Company shall not be obligated to either issue the Common Stock or permit the resale of any shares of Common Stock if such issuance or resale would violate any applicable securities law, rule or regulation. 6. Rights as a Stockholder. The Participant shall have no right as a stockholder, including voting and dividend rights, with respect to the RSUs subject to this Agreement. 7. Incorporation of the Plan. The Participant specifically understands and agrees that the RSUs and the shares of Common Stock to be issued under the Plan will be issued to the Participant pursuant to the Plan, a copy of which Plan the Participant acknowledges he or she has read and understands and by which Plan he or she agrees to be bound. The provisions of the Plan are incorporated herein by reference.

3 8. Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to this Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility. Without limiting the foregoing, the Participant agrees that if under applicable law the Participant will owe taxes at each vesting date on the portion of the Award then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax or other amounts required to be withheld by the Company by applicable law or regulation. Any taxes or other amounts due shall be paid, at the option of the Administrator as follows: (a) through reducing the number of shares of Common Stock entitled to be issued to the Participant on the applicable vesting date in an amount equal to the statutory minimum of the Participant’s total tax and other withholding obligations due and payable by the Company. Fractional shares will not be retained to satisfy any portion of the Company’s withholding obligation. Accordingly, the Participant agrees that in the event that the amount of withholding required would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount from the Participant’s paycheck; (b) requiring the Participant to deposit with the Company an amount of cash equal to the amount determined by the Company to be required to be withheld with respect to the statutory minimum amount of the Participant’s total tax and other withholding obligations due and payable by the Company or otherwise withholding from the Participant’s paycheck an amount equal to such amounts due and payable by the Company; or (c) if the Company believes that the sale of shares can be made in compliance with applicable securities laws, authorizing, at a time when the Participant is not in possession of material nonpublic information, the sale by the Participant on the applicable vesting date of such number of shares of Common Stock as the Company instructs a registered broker to sell to satisfy the Company’s withholding obligation, after deduction of the broker’s commission, and the broker shall be required to remit to the Company the cash necessary in order for the Company to satisfy its withholding obligation. To the extent the proceeds of such sale exceed the Company’s withholding obligation the Company agrees to pay such excess cash to the Participant as soon as practicable. In addition, if such sale is not sufficient to pay the Company’s withholding obligation the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any withholding obligation that is not satisfied by the sale of shares of Common Stock. The Participant agrees to hold the Company and the broker harmless from all costs, damages or expenses relating to any such sale. The Participant acknowledges that the Company and the broker are under no obligation to arrange for such sale at any particular price. In connection with such sale of shares of Common Stock, the Participant shall execute any such documents requested by the broker in order to effectuate the sale of shares of Common Stock and payment of the withholding obligation to the Company. The Participant acknowledges that this paragraph is intended to comply with Section 10b5-1(c)(1(i)(B) under the Exchange Act. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

4 9. Participant Acknowledgements and Authorizations. The Participant acknowledges the following: (a) The Company is not by the Plan or this Award obligated to continue the Participant as an employee, director or consultant of the Company or an Affiliate. (b) The Plan is discretionary in nature and may be suspended or terminated by the Company at any time. (c) The grant of this Award is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of awards or any other benefits in the future. (d) The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions and the purchase price, if any. (e) The value of this Award is an extraordinary item of compensation outside of the scope of the Participant’s employment or consulting contract, if any. As such the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the shares of Common Stock is unknown and cannot be predicted with certainty. (f) The Participant (i) authorizes the Company and each Affiliate and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of the Award and the administration of the Plan; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement. 10. Notices. Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows: If to the Company: Hydrofarm Holdings Group, Inc. 2249 South McDowell Boulevard Ext Petaluma, California 94954 Attn: If to the Participant at the address set forth on the Restricted Stock Unit Award Grant Notice or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

5 11. Assignment and Successors. (a) This Agreement is personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives. (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. 12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the state of California and agree that such litigation shall be conducted in the state courts of the state of California or the federal courts of the United States for the District of California. 13. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby. 14. Entire Agreement. This Agreement, together with the Plan, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan. 15. Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may be modified or amended as provided in the Plan. Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. 16. Section 409A. The Award of RSUs evidenced by this Agreement is intended to be exempt from the nonqualified deferred compensation rules of Section 409A of the Code as a “short term deferral” (as that term is used in the final regulations and other guidance issued under Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b)(4)(i)), and shall be construed accordingly.

6 17. Data Privacy. By entering into this Agreement, the Participant: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of options and the administration of the Plan; (ii) to the extent permitted by applicable law waives any data privacy rights he or she may have with respect to such information, and (iii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement. [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK] 108116462v.2

Name Place of Incorporation/Formation Hydrofarm Investment Corp. Delaware Hydrofarm Holdings LLC Delaware Hydrofarm, LLC California EHH Holdings, LLC Delaware Eltac XXI S.L. Spain Shenzhen Representative Office of Hydrofarm Inc. (USA) China Sunblaster LLC Delaware Sunblaster Holdings ULC Canada Hydrofarm Canada, LLC Delaware Grotek Europe, S.L. Spain Greenstar Plant Products Inc. Canada Eddi's Wholesale Garden Supplies Ltd. Canada Field 16, LLC Delaware House & Garden Holdings LLC Delaware House & Garden, Inc. Nevada Humboldt Wholesale, Inc. California Allied Imports & Logistics, Inc. California South Coast Horticultural Supply, Inc. California Gotham Properties LLC Oregon Aurora Innovations, LLC Oregon Aurora International, LLC Oregon Aurora Peat Products ULC Canada Innovative Growers Equipment, Inc. Illinois Innovative Growers Equipment Canada, Inc. Canada Manufacturing & Supply Chain Services, Inc. Delaware Innovative AG Installation, Inc. Illinois Innovative Racking Systems, Inc. Illinois Innovative Shipping Solutions, Inc. Illinois Exhibit 21.1 Subsidiaries of Hydrofarm Holdings Group, Inc.

Exhibit 31.1
CERTIFICATIONS UNDER SECTION 302

I, William Toler, certify that:

1. I have reviewed this annual report on Form 10-K of Hydrofarm Holdings Group, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 1, 2022

By:	/s/ William Toler
William Toler
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2
CERTIFICATIONS UNDER SECTION 302

I, B. John Lindeman, certify that:

1. I have reviewed this annual report on Form 10-K of Hydrofarm Holdings Group, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 1, 2022

By:	/s/ B. John Lindeman
B. John Lindeman
Chief Financial Officer
(Principal Financial Officer)

Exhibit 32.1

CERTIFICATIONS UNDER SECTION 906

Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code), each of the undersigned officers of Hydrofarm Holdings Group, Inc., a Delaware corporation (the “Company”), does hereby certify, to such officer’s knowledge, that:

The Annual Report for the year ended December 31, 2021 (the “Form 10-K”) of the Company fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: March 1, 2022	/s/ William Toler
William Toler
Chief Executive Officer
(Principal Executive Officer)

Exhibit 32.2

CERTIFICATIONS UNDER SECTION 906

Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code), each of the undersigned officers of Hydrofarm Holdings Group, Inc., a Delaware corporation (the “Company”), does hereby certify, to such officer’s knowledge, that:

The Annual Report for the year ended December 31, 2021 (the “Form 10-K”) of the Company fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: March 1, 2022	/s/ B. John Lindeman
B. John Lindeman
Chief Financial Officer
(Principal Financial Officer)